Filed pursuant to Rule 424b(3)

Under the Securities Act of 1933

Registration No. 333-296525

PROSPECTUS

Zapata Quantum, Inc.

56,816,391 Shares of Common stock

This Prospectus is a part of the registration statement which relates to the sale or other disposition from time to time by the selling stockholders identified in this Prospectus (the “Selling Stockholders”) of up to 56,816,391 shares of the Common Stock, par value $0.0001 per share (“Common Stock”) of Zapata Quantum, Inc. (“Zapata,” the “Company,” “we,” “our” and “us”).

The shares of Common Stock to which this Prospectus relates consist of the following: (i) up to 4,892,000 shares of Common Stock which may be issued upon the conversion of Series C Convertible Preferred Stock issued in 2025 in satisfaction of certain obligations of the Company contained in the Consent and the Conversion Agreements the Company entered into in 2025 (the “Series C”), (ii) up to 34,160,786 shares of Common Stock which may be issued upon the conversion of Series D Convertible Preferred Stock issued in 2026 (the “Series D”), (iii) up to 17,080,390 shares of Common Stock which may be issued upon the exercise of warrants issued in connection with the Series D in 2026 (the “2026 Warrants”), and (iv) up to 683,215 shares of Common Stock which may be issued upon the exercise of warrants issued in 2026 in connection with certain financing activities (the “2026 Financing Activity Warrants,” together with the 2026 Warrants and the 2025 Warrants, the “Warrants”, and all securities referred to in (i) through (iv) above, collectively, the “Convertible Securities”).

All of the Common Stock, when sold, will be sold by the Selling Stockholders. We are not selling any Common Stock under this Prospectus and will not receive any of the proceeds from the sale or other disposition of the Common Stock by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash, if any. The Selling Stockholders received shares of Common Stock, and became entitled to receive the shares of Common Stock which are issuable upon their conversion or exercise of the Convertible Securities, which shares of Common Stock are in each such case offered by this Prospectus, in private placement transactions consummated from June 2025 through April 2026 in reliance on exemptions from registration under the Securities Act of 1933 (the “Securities Act”). Please see the section entitled “Private Placements” on page 40 of this Prospectus for more information.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this Prospectus in the section entitled “Plan of Distribution” on page 43. For information on the selling stockholders, see the section entitled “Selling Stockholders” on page 81 of this Prospectus. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this Prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

Our Common Stock is currently traded on the OTCQB under the symbol “ZPTA.” On July 8, 2026 the last reported sales price for our Common Stock was $1.03 per share. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

An investment in our securities is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 8.

Neither the U.S. Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated August 10, 2026

The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information other than the information contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus or such other date stated in this Prospectus, regardless of the time of our delivery or of any sale or delivery of our securities and our business, financial condition, results of operations and/or prospects may have changed since those dates. Neither the delivery of this Prospectus nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus. This Prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Prospectus concerning our business are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Prospectus, unless the context indicates otherwise, references to “Zapata,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Zapata Quantum, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including documents incorporated by reference into this Prospectus, contain “forward-looking statements,” including statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact, including expectations relating to our plans with respect to business and consideration of strategic alternatives and our ability to raise the necessary working capital. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” “believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words. In particular, these forward-looking statements include, among others, statements about our expectations for prospective future growth, operating results and financial condition, the trading market and liquidity of our Common Stock, potential future trends and developments within our industry and the U.S. and global economies generally, including regulatory developments, competition, plans and expectations for our future business plan and capital raising efforts, expectations and plans with respect to our products and services including the potential market opportunities for, timing, features, and demand for such products and services, and liquidity and sources of capital.

These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this Prospectus and the documents incorporated by reference herein. Important factors that could cause actual results to differ from those in the forward-looking statements include the risks and uncertainties arising from the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, our ability to access and deploy the necessary capital to re-establish, grow and maintain revenue-generating operations, central bank interest rates and future interest rate changes, the risks arising from the impact of inflation, affordability, the state of the U.S. economy including issues caused by inflation and uncertainty about interest rates, uncertainty surrounding and impacts arising from geopolitical conflicts such as those occurring in the Middle East and Ukraine and a recession which may result on the Company’s business and prospects, and on the national and global economy, our ability to maintain and protect intellectual property rights, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, the possibility that competitors may develop or access technology with similar or superior capabilities to our technology offerings, the potential for regulatory changes impacting quantum computing, artificial intelligence, data privacy and other areas that impact the Company’s business, and the ability of us and third parties on which we depend to comply with applicable regulatory requirements, and the risk that software and technology infrastructure on which we depend fail to perform as designed or intended. We also refer you to the Risk Factors which begin on page 8 of this Prospectus, and the other documents incorporated by reference into this Prospectus for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. Factors or events that could cause our actual results to differ may emerge at any time or from time to time, and it is not possible for us to predict all of them.

You should read this Prospectus and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this Prospectus. Each forward-looking statement speaks only as of the date of this Prospectus or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

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FREQUENTLY USED TERMS

In this document:

“AI” means artificial intelligence”

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 6, 2023, by and among the Company, Merger Sub and Legacy Zapata.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“IP” means intellectual property.

“Legacy Zapata” means Zapata Computing, Inc., a Delaware corporation.

“Merger” means the merger of Merger Sub with and into Legacy Zapata with Legacy Zapata that occurred on March 28, 2024, with Legacy Zapata surviving the Merger as a wholly owned subsidiary of the Company as contemplated by the Business Combination Agreement.

“Merger Sub” means Tigre Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company prior to the closing of the Merger.

“Nasdaq” means the Nasdaq Stock Market.

“Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Secured Notes” means the senior secured promissory notes issued by Zapata and its subsidiary, the obligations of which are secured by the assets thereof.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this Prospectus. This summary does not contain all the information you should consider before investing in our Common Stock. You should read this entire Prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this Prospectus, before making an investment decision.

About Us – Company Overview

Zapata Quantum is a leading pure-play hardware-agnostic quantum software company. Following a strategic realignment in 2025, the Company offers solutions to efficiently deploy and accelerate the development of quantum and hybrid quantum-classical computing applications. Founded in 2017 by researchers from a Harvard University Quantum Computing Lab, Zapata has built one of the industry’s most robust intellectual property portfolios in quantum and hybrid quantum-classical computing and algorithmic methods, with over 60 patents granted and pending developed over eight years.

Zapata’s software platform for quantum computing applications is based on our patented technology and supports a wide range of use cases in cryptography, pharmaceuticals, manufacturing, materials discovery and defense. The Company is the only organization to have participated across all technical areas of the Defense Advanced Research Projects Agency’s (“DARPA”)’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to unlock the potential of quantum computing.

On March 28, 2024, we consummated the business combination contemplated by the Business Combination Agreement, dated September 6, 2023, by and among the Company, Merger Sub and Legacy Zapata. Pursuant to the Business Combination Agreement, the Merger took place pursuant to which Merger Sub merged with and into Legacy Zapata resulting in Legacy Zapata becoming a wholly owned subsidiary of the Company.

On October 7, 2024 the Company voluntarily elected to temporarily suspend its operations due to its limited capital resources and inability to access adequate liquidity to continue to fund its operations and meet its outstanding debt obligations. In June 2025, the Company commenced debt restructuring and capital raising transactions and the reinstatement of operations by (1) entering into exchange agreements with unsecured creditors pursuant to which such creditors agreed to exchange outstanding obligations payable to them for Common Stock and certain rights related thereto, and (2) the Company sold convertible notes and warrants for gross proceeds of $3 million. The Company has since been continuing efforts to negotiate and restructure outstanding obligations and raise capital. In the furtherance of recommencing operations, the Company has also entered into advisory agreements with third parties and agreed to compensate such parties in the form of equity and/or cash compensation. Immediately following the business combination, the Company had substantial near-term liquidity needs. As disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, the Company had total liabilities of $30.9 million, including $23.1 million of current liabilities, compared to total assets of $9.9 million, including $7.3 million of cash. As a result, the Company required additional financing to satisfy its obligations and continue operations. The Company's suspension of operations resulted primarily from its overall liquidity constraints and inability to obtain sufficient additional financing.

Following a period of broader AI exploration, the Company undertook, in 2024 and 2025, a strategic realignment to refocus on its core quantum mission: developing the software and tooling layer that enables enterprises, governments, and researchers to harness quantum computing for economically meaningful outcomes. Following the restructuring and financings completed in 2025 and 2026, the Company has resumed active operations. The Company has rehired key personnel across research and development, product, strategy and operations, and commercial functions, including its Chief Technology Officer, Vice President of Strategy and Operations, Vice President of Product, and Senior Director of Partnerships and Go-to-Market. As disclosed in Financial Note 1 to the Financial Statements, management expects the Company's existing cash to be sufficient to fund its current operating plan for at least twelve months from the issuance of the financial statements.

Zapata’s hardware-agnostic approach and proprietary technology address the “software bottleneck” that limits quantum adoption. The Company’s products - Orquestra, Bench-Q, Quantum Graph, and Quantum Pilot - provide the infrastructure and workflow tools that connect problem discovery, algorithm design, and hardware execution. These tools are supported by professional services, partnerships, and licensing programs that collectively form the Company’s business model.

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Zapata’s hardware-agnostic approach and proprietary technology address the “software bottleneck” that limits quantum adoption. The Company’s products - Orquestra, Bench-Q, Quantum Graph, and Quantum Pilot - provide the infrastructure and workflow tools that connect problem discovery, algorithm design, and hardware execution. These tools are supported by professional services, partnerships, and licensing programs that collectively form the Company’s business model.

Over the next twelve months, the Company intends to:

•	Continue development of its Quantum Graph and Quantum Pilot products;
•	Continue research and development efforts with commercial and academic collaborators, including work under its recently announced collaboration with NVIDIA;
•	Continue to pursue commercial engagements with prospective enterprise customers and strategic partners for the Company's software offerings;
•	Pursue government funding opportunities and research grants; and
•	Evaluate additional financing opportunities to support the Company's long-term growth strategy as appropriate.

The Company’s business plans and operations described herein, and our ability to execute and continue with such efforts, will depend on our ability to raise capital needed to repay vendors and creditors, rehire various personnel and fund our working capital and growth needs. Further, our capital raising efforts and business and operations generally are subject to numerous risks and uncertainties, as described under “Risk Factors” beginning at page 8.

Corporate Information

Our principal offices are located at 6 Liberty Square, #2488, Boston, MA 02109. Our main telephone number is (857) 367-9002. Our website address is www.zapataquantum.com. We have not incorporated by reference into this Prospectus the information that can be accessed through our website and you should not consider it to be part of this Prospectus.

Available Information

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. These filings are available to the public through the SEC’s website at http://www.sec.gov. All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included unless otherwise specified, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

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THE OFFERING

Issuer:	Zapata Quantum, Inc.

Shares Offered by the Selling Stockholders:	Up to 56,816,391 shares of Common Stock previously issued or issuable upon the conversion or exercise of the Convertible Securities. See “The Private Placements” at page 40 and “The Selling Stockholders” at page 81 for more information.

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Stockholders. However, upon the exercise of the Warrants by payment of the exercise in cash, we will receive the exercise price of the Warrants. The terms of the Warrants are summarized in “The Private Placements” at page 40.

Quotation:	Our Common Stock is currently quoted on the OTCQB under the symbol “ZPTA”.

Shares of Common Stock outstanding before the Offering(1):	There are 187,303,921 shares of Common Stock currently issued and outstanding.

Shares of Common Stock to be outstanding after the Offering(1):	187,303,921 shares of Common Stock upon completion of the Offering.

Plan of Distribution:	The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly in several different ways. Registration of the Common Stock covered by this Prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors:	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning at page 8 and elsewhere in this Prospectus.

(1)	The number of shares of Common Stock shown above to be outstanding after this Offering is based on 187,303,921 shares of our Common Stock outstanding as of July 8, 2026. Such amounts exclude:

•	40,857,265 shares underlying outstanding options having a weighted-average exercise price of $0.11 per share;

•	85,063,587 shares underlying outstanding warrants having a weighted-average exercise price of $3.50 per share;

•	75,000,000 shares underlying outstanding convertible promissory notes;

•	155,987 shares underlying outstanding Senior Secured Notes, including accrued interest;

•	25,000 shares underlying unvested restricted stock units;

•	1,129,630 unvested shares;

•	11,983,000 shares underlying outstanding Series C convertible preferred stock;

•	34,160,784 shares underlying outstanding Series D convertible preferred stock; and

•	314,416 shares of Common Stock which the Company may pay to holders of Series D as dividends at a rate of 8% per annum.

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Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should consider before investing in our Common Stock. Some of the principal risk factors that make an investment in the Company speculative or risky are summarized as follows:

Risks Related to our Financial Condition and Status as an Early Stage Company

•	We will need additional capital to continue as a going concern.
•	We have a history of operating losses, which are expected to continue in the future.
•	We are an early stage company with a limited operating history in a nascent industry.
•	We may not be able to scale our business quickly enough to meet demand.
•	Our assets are pledged to the holders of the Secured Notes and we face risks related to the potential failure to repay obligations or any other default events.
•	We have identified material weaknesses in our internal control over financial reporting, and may fail to maintain an effective system of disclosure controls and internal control over financial reporting.
•	Our ability to use existing or future net operating loss carryforwards and other tax attributes may be limited.

Risks Related to our Business and Industry

•	The current state of the quantum computing industry is still new and rapidly evolving, so there is no guarantee that it will succeed.
•	Our business plan could suffer if we are not able to establish and grow contractual relationships with third parties or enter into certain important strategic partnerships.
•	Our business plan could suffer if we are not able to enter into important strategic partnerships.
•	If we cannot manage our growth effectively, we may not become profitable.
•	We are highly dependent on our key employees.
•	The failure to attract and retain additional qualified personnel or to maintain our company culture could harm our business and prevent us from executing our business strategy.
•	Our business is dependent on growing and retaining qualified personnel.
•	Our estimate of market opportunities may prove to be inaccurate.
•	Our quantum computing application development solutions may not be widely accepted.
•	If the market for our quantum computing application development solutions fails to develop or grow as we expect, our business could be adversely affected.
•	Our business plan relies upon the adoption of our quantum computing application development solutions by enterprise customers.
•	We could fail to respond to rapid technological changes.
•	Would be negatively impacted by delays in development of our software platform.
•	Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.
•	Our success could be materially affected by problems with or defects in the Orquestra platform or our other software offerings.
•	The pursuit of inorganic growth opportunities could result in harm to our business.

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Risks Related to Competition

•	Competitors may develop products and technologies that are superior to ours.
•	The quantum computing industry is highly competitive, and we may not be successful.
•	Our business plan depends on access to public clouds through major cloud providers
•	Our business plan depends on access to specialized hardware which we may struggle to access.

Risks Related to Intellectual Property

•	Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope.
•	There is no guarantee that our IP will provide the desired competitive advantage.
•	We may face patent infringement and other intellectual property claims.
•	Our use of third-party open source software could negatively affect our sales efforts.
•	Use of open source software may result in fewer technology barriers to entry.

Risks Related to Government Regulation and Litigation

•	We may fail to comply with laws related to privacy, data security, and data protection.
•	We are potentially subject to governmental export and import control laws.
•	We are subject to U.S. and foreign anti-corruption, anti-bribery, and similar laws.
•	We are exposed to risks associated with litigation and regulatory proceedings.

Risks Outside Our Specific Business

•	Our business relies on computer systems which are vulnerable to attack and/or failure.
•	Widespread damage to the global economy would likely adversely affect our business.

Risks Relating to ownership of our Common Stock

•	Shares of Common Stock underlying outstanding securities will cause holders to experience substantial future dilution and downward price pressure.
•	The market price of our shares of Common Stock is subject to volatility.
•	There is currently a limited trading market for the Company’s Common Stock.
•	Our Common Stock is a “penny stock” and thereby is subject to additional restrictions.
•	As a former shell company, we face certain disadvantages relative to other companies.
•	We may be unable to successfully uplist to a national securities exchange within a reasonable period of time or at all.
•	We will incur significant increased costs as a result of being a public company.
•	Due to our size, we have a limited management team.
•	We do not currently intend to pay cash dividends on our Common Stock.
•	Certain provisions in our Certificate of Incorporation and Bylaws and Delaware law may adversely affect us and/or certain investors.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Investors should carefully consider the following Risk Factors before deciding whether to invest in the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of our securities could decline.

Risks Related to Zapata’s Financial Condition and Status as an Early-Stage Company

We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available.

Since our inception, we have financed our operations primarily with proceeds from sales of Convertible Preferred Stock and Common Stock and the issuance of Convertible Notes. For the three months ended March 31, 2026, we recorded a net loss of $1.3 million, used cash in operations of $1.0 million and had a stockholders’ deficit of $9.4 million as of that date. As of March 31, 2026, we had a cash balance of $642 thousand. Cash used in operations was primarily from the Company’s operating losses, working capital, and investment in strategic growth initiatives. We have incurred significant losses and negative cash flows from operations since inception and expect to continue to incur losses and negative cash flows for the foreseeable future as we expand our penetration of the quantum computing application development market.

In April 2026, we sold and issued to accredited investors a total of 15,000 shares of Series D (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15 million. We received net proceeds of $13.8 million after deducting commissions and fees. We intend to use the net proceeds for working capital and general corporate purposes. We also issued 683,215 Financing Activity Warrants to the placement agents in the offering.

We expect our existing cash will be sufficient to fund our current operating plan for at least twelve months from the date of issuance of our most recent financial statements.

Our continuation as a going concern is dependent upon our ability to effect or continue to identify future debt or equity financing and generate profitable operations from our operations. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us. Further, the Company has not generated any revenue since September 2024 and does not expect to generate any revenue unless and until it can scale operations which will be dependent on our ability to raise sufficient capital. These factors raise substantial doubt about our ability to continue as a going concern.

Our business plan also contemplates a substantial scaling of Zapata across all departments, including science, software engineering, and product design, in order to launch multiple products and/or offerings in a timely manner to obtain and preserve a competitive advantage. This scaling will require substantial capital at a time when we project we will be operating at a loss and in which we have limited capital and other resources with which to execute our business plan, and this process may take longer than we anticipate. Consequently, our expansion is limited in proportion to our growth in revenue and available capital, as well as by our limited personnel and infrastructure. The capital required to sustain our business during this period may be greater than anticipated. In addition, presently unforeseen opportunities or circumstances may require capital beyond what we currently project. The period during which we expect to operate at a loss may be extended by circumstances beyond our control.

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We may in the future obtain additional financing through public or private equity or debt financings (subject to the limitations under our outstanding agreements and debt instruments) that may result in dilution to stockholders, the issuance of securities with priority as to liquidation and/or dividend and other rights more favorable than the Common Stock, or the imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. For example, as of March 31, 2026, we have outstanding an aggregate principal amount of $4.0 million in secured promissory notes (collectively, the “Secured Notes”). Included in the Secured Notes is a senior secured promissory note (in the aggregate principal amount of $1.0 million the “Senior Secured Note”). This Senior Secured Note, among other things, converts at the option of the holder at $8.50 per share of Common Stock and prohibits Legacy Zapata from issuing additional indebtedness and undertaking certain other actions, subject to limited exceptions, which may prevent or limit us from raising further capital or engaging in strategic transactions in the future. The Senior Secured Note matures on December 31, 2026.

In addition, the other Secured Notes (the “2025 Notes”) have a total outstanding principal amount of $3 million, mature on June 12, 2026 (subject to acceleration upon the occurrence of certain customary events of default or a change of control), and bear 10% per annum interest. These 2025 Notes are convertible into shares of Common Stock at the option of the holder based on a conversion price of $0.04 per share, subject to certain adjustments. The Company also issued warrants to purchase a total of 37,500,000 shares of Common Stock to the investors of the 2025 Notes. The maturity date of the 2025 Notes was extended to June 12, 2027.

There is no guarantee that future financing will be at financial terms equal to or more favorable than those described above or that our existing indebtedness will not limit or prevent us from raising capital in the future, and we may need to enter into future equity or, if available, debt financing at significantly less favorable terms. Our failure to raise capital as and when needed would have a materially negative impact on our financial condition and our ability to pursue our business strategy.

We have a history of operating losses, which are expected to continue for the foreseeable future.

We have incurred significant operating losses since our inception. We incurred operating losses of $3.4 million and $23.0 million during the years ended December 31, 2025 and 2024, respectively, and we have a cumulative deficit since the formation of Legacy Zapata in November 2017 through March 31, 2026 of approximately $9.4 million. Since 2025, we have continued to incur net losses. We believe that we will continue to incur operating and net losses each quarter at least for the foreseeable future. The size of future losses will depend on several factors, including the degree to which we seek to establish and expand our scientific, product, software engineering, sales and other teams, and the revenue that we can generate from sales of our quantum computing application development solutions. Our operating expenses have increased as a result of becoming a public company and we expect that our expenses will continue to increase as we grow our business, including hiring and re-hiring personnel as we seek to re-establish revenue-generating operations as part of our ongoing restructuring efforts in which began 2025.

We are an early stage company with a limited operating history, in a nascent industry, making it difficult to forecast future results.

We were founded in 2017 to develop and provide software with related services and proprietary IP to utilize quantum math on classical and future quantum hardware. On October 7, 2024, due to financial difficulties we temporarily suspended our operations. In June 2025, following restructuring efforts and conversion of certain outstanding indebtedness into equity, we shifted our business focus from artificial intelligence (AI) to quantum computing software and solutions. Our ability to re-establish revenue-generating operations and generate revenue will be dependent upon our ability to access sufficient capital for such purpose. The market focus for our quantum computing application development solutions and the use of quantum math and algorithms are nascent fields with uncertainty on future market uptake and in technological progress in the field.

Our operations were suspended beginning on October 8, 2024. The Company did not timely file the following periodic reports but subsequently filed all outstanding reports on December 9, 2025:

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2024
•	Annual Report on Form 10-K for the year ended December 31, 2024
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025
•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2025

There can be no assurance that we can or will meet the challenges commonly faced by early stage companies, including the need to scale operations and to achieve and manage rapid growth. A number of factors could cause our efforts to be adversely impacted, including any inability to raise the necessary capital needed to establish revenue-generating operations and pursue our business objectives, increased competition, lesser-than-expected growth or contraction of our overall market, our inability to accurately forecast demand for our customer offerings, our inability to establish sales or other partnerships with service firms, an inability to develop repeatable solutions, an inability to grow our team, or our failure, for any reason, to capitalize on growth opportunities. We have encountered and will encounter risks and uncertainties frequently experienced by early stage companies in rapidly changing industries, such as the risks and uncertainties described herein. We cannot provide assurance that we can meet the challenges faced by all companies, including established companies, in rapidly changing or nascent industries. The failure to address these challenges successfully or promptly could have a material adverse effect on our future operating results and financial condition.

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We may not be able to scale our business and quantum computing application development solutions quickly enough to meet customer and market demand and to remain competitive in the market for quantum computing application development solutions.

In order to establish and grow our business, we will need to re-establish and scale operations in every area from our existing start-up capacity. These challenges will require that we:

•	scale our product design team to design and continually re-design our quantum computing application development solutions in order to maintain a competitive position in the market, including increasing the number of employees following our previous reductions in force;
•	increase the size of our software engineering team to produce in a competitively timely manner stable quantum computing application development solutions based on the chosen design elements;
•	increase the size of our services team to provide ongoing services in connection with our quantum computing application development solutions;
•	expand our customer-support services;
•	expand our scientific research and development in order to generate IP required or helpful to our business, including IP to develop our quantum computing application development solutions, to provide freedom to operate for our quantum computing application development solutions, and to create barriers to competition, on an accelerated time frame in order to minimize the risk that third-parties might first create potentially blocking IP;
•	increase our sales and marketing teams and efforts;
•	develop and expand relationships with large service firms to leverage sales of our quantum computing application development solutions;
•	develop and expand our operational, financial and legal systems and teams to accommodate increases in customer and partner relationships and additional legal requirements we will face as a result of international data privacy regulations, securities compliance and reporting obligations;
•	establish, maintain and scale effective financial disclosure controls and procedures;
•	expand our executive and administrative teams in all areas including finance, accounting, operations, human resources, and legal, in order to effectively manage our growth; and
•	expand our access to computing hardware and specifically Graphics Processing Unit chips (“GPUS”), which have faced supply limitations.

If we cannot successfully overcome these challenges and manage the organizational growth required to do so, then our business, including our ability to establish and maintain a competitive place in the market, financial condition, and profitability, may be materially adversely affected.

Our assets are pledged to the holders of the Secured Notes and failure to repay obligations to these noteholders when due, or any other default events, will have a material adverse effect on our business and could result in foreclosure on these assets.

In connection with the issuance of Secured Notes, the Company entered into Security Agreements and an Intercreditor Agreement with Acquiom Agency Services LLC as collateral agent on behalf of the noteholders (collectively, the “Security Agreement”). The Security Agreement creates a security interest in all of the property of Zapata and its subsidiaries, subject to certain exceptions specified in the Security Agreement (the “Collateral”). Pursuant to the Security Agreement, each of Zapata Computing, Inc. and Zapata Government Services, Inc. has agreed to guarantee the obligations of the Company under the Security Agreement and the Secured Notes.

Upon the occurrence of an Event of Default under the Security Agreement, the collateral agent will have certain rights under the Security Agreement, including the right to take control of the Collateral and, in certain circumstances, sell the Collateral to cover obligations owed to the holders of the Secured Notes pursuant to its terms. “Event of Default” under the Security Agreement means (i) any default of the terms, conditions or covenants of the Security Agreement (after giving effect to any applicable grace or cure period) and any event of default under the Secured Notes, which includes any failure to pay any principal or interest payment on the due date or any other payments required under the terms of the Secured Notes, a breach of any other covenant under the Secured Notes, and entering into any voluntary or involuntary bankruptcy or insolvency proceedings. Any such default would have a material adverse effect on Legacy Zapata’s and, by extension, our, business and our stockholders could lose their entire investment in the Company.

10

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, including regular attestations by management concerning its internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to these increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors. This may subject us to adverse regulatory consequences and could harm investor confidence. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. We will need to hire additional accounting and financial personnel in order to achieve these goals.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. The controls required are not currently in place; however, we are working to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also working to design and maintain our internal control over financial reporting.

Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls, or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, the effectiveness of internal control over financial reporting, and/or our ability to produce timely and accurate financial reports. Moreover, our business may be harmed if we experience problems with any new systems and controls, resulting in delayed implementation or increased costs to correct any issues.

Further, in addition to the material weaknesses described in the Risk Factor which follows and elsewhere in this Prospectus, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations. That failure could result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting. Those reports will eventually be included in our periodic reports filed with the SEC. Ineffective disclosure controls or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock.

Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our Common Stock.

11

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these weaknesses, identify additional material weaknesses in the future, or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in misstatements in our financial statements, cause us to fail to meet periodic reporting obligations, or cause our access to capital markets to be impaired.

In connection with the preparation and audit of our financial statements as of and for the year ended December 31, 2025, material weaknesses have been identified in the Company’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses we identified include:

•	The Company does not have sufficient segregation of duties within accounting functions, as its Chief Executive Officer is the sole officer of the Company.
•	The Company does not have sufficient or complete written documentation of our internal controls policies and procedures.
•	A substantial portion of the Company’s financial reporting is carried out by an outside accounting firm.
•	The Company’s human resources, processes and systems are not sufficient to enable the production of timely and accurate financial statements in accordance with US GAAP.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to our combined annual or interim financial statements that would not be prevented or detected.

In an effort to remediate the material weaknesses, we have retained an accounting consulting firm to provide additional depth and breadth to our technical accounting and financial reporting capabilities. We intend to engage internal control consultants to assist us in performing a risk assessment to identify relevant risks and specify needed objectives. With their assistance, we intend to formalize and communicate our policies and procedures surrounding our financial close, financial reporting and other accounting processes, and to further develop and document necessary policies and procedures regarding our internal control over financial reporting, such that we are able to perform a Section 404 analysis of our internal control over financial reporting when and as required. We cannot assure that these measures will significantly improve or remediate the material weaknesses described above. We also cannot assure that we have identified all or that we will not have additional material weaknesses in the future. Accordingly, a material weakness may still exist when we report on the effectiveness of our internal control over financial reporting for purposes of our management’s required attestation. Further, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We have incurred and expect to incur additional costs to remediate these control deficiencies, though there can be no assurance that our efforts will be successful or that we will avoid potential future material weaknesses. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. We also could become subject to investigations by the SEC or other regulatory authorities.

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Our ability to use existing or future net operating loss carryforwards and other tax attributes may be limited.

We have incurred net operating losses (“NOLs”) for tax purposes for each year since our incorporation and we expect to continue to operate at a loss for the foreseeable future. As of December 31, 2025 we had a cumulative U.S. federal carryforward of approximately $71.1 million and a cumulative state NOL carryforward of approximately $41.0 million. If not utilized, the state NOLs will expire at various dates through 2044. The U.S. federal NOLs generated after 2017 can be carried forward indefinitely. Under the Code, the deductibility of the U.S. federal NOL carryforward as of December 31, 2025 and all future U.S. federal NOL carryforwards is limited to 80% of taxable income, limiting or delaying in part the use of NOL carryforwards if and when we cease operating at a loss. We may potentially use these U.S. federal and state NOLs to offset taxable income for U.S. federal and state income tax purposes. However, the use of these NOLs may be subject to numerous limitations under the Code and under state tax laws. Among such limitations, Section 382 of the Code may limit the use of these NOLs in any year for U.S. federal income tax purposes in the event of certain past or future changes in ownership of us or Legacy Zapata. An ownership change under Section 382 of the Code, referred to in this discussion as an ownership change, generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. We have not conducted a Section 382 study to determine whether the use of our NOLs is impaired under Section 382 of the Code as a result of any prior ownership change. We may have previously undergone one or more ownership changes. An ownership change in respect of us also could be deemed to be an ownership change in respect of Legacy Zapata. The Merger, or future issuances or sales of our securities, including certain transactions involving our securities that are outside of our control, could result in ownership changes. Ownership changes that have occurred in the past or that may occur in the future could result in the imposition of an annual limit under Section 382 of the Code on the amount of pre ownership change NOLs and other tax attributes that we or Legacy Zapata could use to reduce our taxable income, potentially increasing or accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused.

States may impose similar limitations on the use of applicable NOLs. We have recorded a valuation allowance related to NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Any limitation on using NOLs, whether under Section 382 of the Code or otherwise under U.S. federal or state tax laws, could, depending on the extent of such limitation and the NOLs previously used, result in Legacy Zapata or us retaining less cash after payment of U.S. federal and state income taxes in respect of any year in which we have taxable income, rather than losses, than we would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact our operating results.

13

Risks Related to our Business and Industry

Failure of quantum computing solutions in general and our quantum computing application development solutions in particular to satisfy customer demands or to achieve increased market acceptance would adversely affect our business, results of operations, financial condition, and growth prospects, and the current state of the quantum computing industry is still new and rapidly evolving, so there is no guarantee that it will succeed.

We expect to derive substantially all of our revenue from our quantum computing application development software and related services if our marketing initiatives are successful. Accordingly, the market acceptance of quantum computing in general - and our quantum computing solutions in particular - is critical to our continued success.

The market for quantum computing is still in its early stages and is rapidly evolving. Adoption depends on customer awareness of the potential benefits of quantum computing over classical methods, the continued progress of underlying hardware, and the availability of practical quantum algorithms and workflows. There is no assurance that quantum computing will achieve large scale commercial viability or that customers will adopt our products at the rate or in the manner we anticipate.

Over the next twelve months, the Company intends to:

•	Continue development of its Quantum Graph and Quantum Pilot products;
•	Continue research and development efforts with commercial and academic collaborators, including work under its recently announced collaboration with NVIDIA;
•	Continue to pursue commercial engagements with prospective enterprise customers and strategic partners for the Company's software offerings;
•	Pursue government funding opportunities and research grants; and
•	Evaluate additional financing opportunities to support the Company's long-term growth strategy as appropriate.

However, demand for our solutions is affected by factors largely beyond our control, including the pace of hardware advancement, competitive product introductions, data-security and regulatory considerations, and general macroeconomic conditions. Further, the use of quantum technology is not widespread and is generally limited to certain specific types of organizations and activities, and our prospective customer base will therefore be limited. We expect the needs of our customers to continue to evolve and grow in complexity as the industry progresses toward fault-tolerant quantum computing. To remain competitive, we must continually enhance the functionality, performance, and usability of our software and services to meet these changing demands.

If the market fails to achieve broad acceptance of quantum computing or our application development solutions do not meet with sufficient customer demand, or if we fail to keep pace with rapid technological change, our business, operating results, and growth prospects could be materially and adversely affected.

While significant progress has been made in advancing quantum hardware, the commercial utility of quantum computing remains largely unproven. As the technology is applied to new domains such as chemistry, materials science, optimization, cryptography, and machine learning, it is possible that performance gains may be more limited than current forecasts suggest. Techniques we or others develop could quickly become obsolete as new methods or architectures emerge. Because many of our competitors are larger companies with greater resources, they may be able to incorporate new techniques or access next-generation hardware more rapidly than we can.

There can also be no assurance that our analysis of the eventual market need for quantum computing is correct. If our assessment proves inaccurate, the future value of our products and services, our competitive position, and our profitability could be materially lower than we currently anticipate.

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Our business plan could suffer if we are not able to establish and grow contractual relationships with third parties or enter into certain important strategic partnerships, and if we are unable to ensure that our quantum computing application development solutions interoperate with computing hardware or software that are developed by others, we may become less competitive and our resulting operations may be harmed.

As a quantum computing application development company, solutions must provide customers with the ability to use products of third parties, such as quantum processors and classical computing resources, which we do not manufacture. The cost or availability of these dependencies could be adversely affected by a variety of factors, including the transition to a clean energy economy, local and regional environmental regulations, and geopolitical disruptions. Our quantum computing application development solutions must integrate with a variety of hardware and software platforms, and we need to continuously modify and enhance our quantum and classical software libraries to adapt to changes in hardware and software technologies. In particular, we have developed our quantum development frameworks to be able to easily integrate with key third-party applications, including the applications of software providers that compete with us as well as our partners. In general, we are and will be subject to standard terms and conditions of such providers and open source licenses, which govern the distribution, operation, and fees of such software systems, and which are subject to change by such providers from time to time. Our business will be harmed if any provider of such software systems:

•	discontinues or limits our access to its software;
•	modifies its terms of service or other policies, including fees charged to, or other restrictions on us, or other platform and application developers;
•	changes or modifies its open source license;
•	changes how information is accessed by us or our customers;
•	establishes more favorable relationships with one or more of our competitors; or
•	develops or otherwise favors its own competitive offerings over AI software libraries.

Third-party services and products are constantly evolving, and we may not be able to modify our quantum computing application development solutions to assure their compatibility with that of other third parties as they continue to develop or emerge in the future or we may not be able to make such modifications in a timely and cost-effective manner. In addition, some of our competitors may be able to disrupt the operations or compatibility of our quantum development frameworks with their products or services, or exert strong business influence on our ability to and terms on which we operate our quantum computing application development solutions. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our quantum development frameworks or gives preferential treatment to our competitors or competitive products, whether to enhance their competitive position or for any other reason, the interoperability of our quantum computing application development solutions with these products could decrease and our business, results of operations, and financial condition would be harmed. If we are not permitted or able to integrate with these and other third-party applications in the future, our business, results of operations, and financial condition would be harmed.

Our business plan could suffer if we are not able to enter into important strategic partnerships.

As part of our growth plans, we expect to expand, sell to, with, and through partners, including developing repeatable solutions built with services firms, and developing partnerships with hardware providers, system integrators and consulting services firms. However, our relationships with these partners may not result in additional business. If we are unable to enter into beneficial and contractual strategic partnerships, or are unable to do so on favorable terms, then our growth could be limited or delayed.

Following the restructuring and financings completed in 2025 and 2026, the Company has resumed active operations. The Company has rehired key personnel across research and development, product, strategy and operations, and commercial functions, including its Chief Technology Officer, Vice President of Strategy and Operations, Vice President of Product, and Senior Director of Partnerships and Go-to-Market. As disclosed in Financial Note 1 to the Financial Statements, management expects the Company's existing cash to be sufficient to fund its current operating plan for at least twelve months from the issuance of the financial statements.

As discussed above, over the next twelve months, the Company intends to continue development of its Quantum Graph and Quantum Pilot products and research and development efforts with commercial and academic collaborators, including work under its recently announced collaboration with NVIDIA. We also plan to pursue commercial engagements with prospective enterprise customers and strategic partners for the Company's software offerings and government funding opportunities and research grants; while evaluating additional financing opportunities to support the Company's long-term growth strategy as appropriate.

15

If we cannot manage our growth effectively, we may not become profitable.

Businesses, including development stage companies such as ours which often grow rapidly, tend to have difficulty managing their growth. If we are able to successfully market our products and services, we will likely need to expand our management team and other key personnel by recruiting and employing experienced executives and key employees and/or consultants capable of providing the necessary support.

As described elsewhere in this Prospectus, we are in the process of developing and/or pursuing business plans for relatively novel technology in an industry that remains in its infant stages, and which involves a unique business model and would take substantial time and resources to execute and develop into a revenue generating enterprise. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

We are and will be highly dependent on our key employees and personnel.

Our ability to achieve our goals will depend heavily on our Chief Executive Officer and key employees. In late 2024 and early 2025, most of our key personnel left the Company due to our financial difficulties and suspension of operations. We have since re-hired multiple such individuals, and will need to re-hire and/or find suitable replacement or supplemental personnel in order to scale operations and execute on our business plan. The procurement and retention of these key employees and consultants, together with additional key hires, is critical to the long-term success of the Company. All of our personnel are “at will” employees who could leave the Company to accept alternative employment at any time. The more success we achieve serves to increase the risk that competitors, including large, well-established companies with far greater resources, will seek to hire our employees, including key employees. The loss of any key employee, especially to a competitor, could have a material adverse effect on our business, including by delaying the roll-out of products or diminishing the quantity or quality of our scientific output. Further, our industry and operations are highly specialized, and the loss of key personnel would therefore impose substantial challenges on us, and we may be unable to locate and hire suitable replacements on favorable terms or at all, and could lose competitive advantages, market share, and the ability to operate as planned as a result of the loss of certain key personnel.

Our future success is also highly dependent on locating and hiring highly qualified key employees, both to replace any losses of key employees, including following our previous reductions in force, as well as to supplement our current employees. If we are unable to grant sufficient or competitive compensation, including equity awards and bonuses, we may be unable to attract new or retain key employees.

The failure to attract and retain additional qualified personnel or to maintain our company culture could harm our business and prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executives, data scientists, engineers, software developers, sales personnel, and other key employees in our industry is intense. In particular, we compete with many other companies for employees with high levels of expertise in quantum computing, computer science, mathematics, and enterprise software, as well as sales and operations professionals, which are specialized fields with limited pools of qualified candidates with the knowledge, education, training and experience needed to fill various roles that will be critical to our operations. As disclosed above, we will need to hire additional personnel to execute our business plan. At times, we have experienced, and we may continue to experience, difficulty in hiring personnel who meet the demands of our selection process and with appropriate qualifications, experience, or expertise, and we may not be able to fill positions as quickly as desired, particularly in light of our previous reductions in workforce. Potential candidates may not perceive our compensation package, including our equity awards, or our future prospects as favorably as employees hired in the past which may render recruiting and retaining qualified individuals more difficult. In addition, our recruiting personnel, methodology, and approach may need to be altered to address a changing candidate pool and profile. We may not be able to identify or implement such changes in a timely manner.

16

Many of the companies with which we compete for experienced personnel have greater resources than we have, and some of these companies may offer more attractive compensation packages. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is unattractive, it may adversely affect our ability to recruit and retain highly skilled employees. Our ability to offer attractive compensation packages to our current and prospective employees is limited by our limited capital resources and our reliance on equity compensation which may be viewed as less attractive based on the prices and lack of liquidity of our Common Stock.

Additionally, laws and regulations, such as restrictive immigration laws, or export control laws, may limit our ability to recruit internationally. We must also continue to retain and motivate existing employees through our compensation practices, company culture, and career development opportunities.

Companies with greater resources than we have in the past recruited or attempted to recruit our employees. If we cannot retain these employees, it may adversely affect our ability to deliver on our quantum computing application development solutions. Furthermore, third-party offers to our employees of greater compensation have in the past forced and may in the future force us to offer significant additional compensation, which may adversely impact our financial performance, and we are limited in issuing equity by the number of shares reserved for issuance under our equity plans. Additionally, continued high inflation, without regard to competition, may require us to increase compensation and failure to do so might impact our employee retention. Such increases would also adversely impact our financial performance.

We believe that a critical component to our success and our ability to retain our best people is our culture. As we continue to grow and develop a public company infrastructure, we may find it difficult to maintain our company culture. If we fail to attract new personnel or to retain our current personnel, our business would be harmed.

Our business is dependent on growing and retaining competitive teams of sufficient size in the areas of algorithm development, product development, and software engineering; the failure to achieve any one of these objectives could materially affect our business.

Our core business model is to develop and sell software capable of delivering quantum computing application development solutions to enterprise customers at scale and services in connection with such software. This requires a science team to develop algorithms, capable of addressing valuable problems using quantum techniques and other mathematics. It also requires a product development team that can describe software that not only is able to use the quantum techniques developed by its team, but also is able to handle enterprise production issues at scale. We also require a software engineering team that can implement the product design through products that comply with the myriad legal and enterprise information technology requirements and are robust enough to function in an enterprise production environment. Finally, these teams must have the capacity to complete their respective tasks in time to be of value to the market.

The ability to hire the personnel required to execute our business plan depends, in part, on the availability of qualified applicants, something which is beyond our control. Quantum information processing is a relatively new field. Although the pool of qualified quantum scientists and software engineers is growing, it is limited and competition for that talent is global and aggressive, pitting us against large, well-established companies with larger financial resources than we have, as well as programs sponsored by foreign countries. In addition, limitations in or changes to immigration and work permit laws and regulations or the administration or interpretation of those laws could impair our ability to attract and retain highly qualified employees.

There is no assurance that we will be able to hire and retain an adequate number of quantum scientists, product design specialists, and/or software engineers with the qualifications required to execute our business plan. Our failure to build and maintain any one or more of these requisite teams could have a material adverse effect on our future prospects.

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Our estimate of market opportunities may prove to be inaccurate.

At present, there is no mature market for quantum computing solutions. This creates significant uncertainty in determining the potential market for our quantum computing application development solutions. For example, estimates on the current and potential total addressable market for quantum computing as an industry are based on third-party estimates and our own internal judgment, both of which may be materially inaccurate. There can be no assurance that our or third-party estimates of the potential total addressable market for quantum computing are correct, and such numbers do not account for the substantially more limited service obtainable market for our quantum computing application development solutions. Additionally, our market opportunities, future prospects, and future profitability will be materially lessened by delays in widespread enterprise adoption of quantum computing, if enterprises adopt quantum computing at all, which would reduce the relevant total addressable market.

 Our business depends on our ability to attract customers and on such future customers purchasing additional subscriptions from us and/or renewing their existing subscriptions.

A key goal is to attract customers and create revenue. As an early stage company, we have limited experience with sales and, in particular, sales to our target large enterprise customers. Our success will depend to a substantial extent on the level of adoption of our quantum computing application development solutions. Quantum computing is a new and evolving industry, so the level of adoption is uncertain. Numerous factors may impede our ability to add customers, including but not limited to, our failure to compete effectively against alternative products or services, to attract and effectively train new sales and marketing personnel, to develop relationships with partners, to successfully innovate and deploy new applications and other solutions, to provide a quality customer experience and customer services, including increasing our employee headcount to provide for additional service providers, or to ensure the effectiveness of our marketing programs. If we are not able to attract customers, it will have a material adverse effect on our business, financial condition and results of operations.

Our current quantum computing application development solutions, as well as applications, features, and functionality that we may introduce in the future or that we offer but have not yet sold, may not be widely accepted by our customers or may receive negative attention, each of which may lower our margins and harm our business.

Our ability to obtain customers and generate revenue will depend on our ability to successfully market our existing quantum computing application development solutions, as well as create new applications, features, and functionality. We may introduce significant changes to our existing quantum computing application development solutions or develop and introduce new applications, including technologies with which we have little or no prior development or operating experience. These new applications and updates, as well as our existing solutions that we have marketed but not yet sold, may fail to engage, retain, and increase our base of customers or may suffer from lag in adoption. New applications may initially suffer from performance and quality issues that may negatively impact our ability to market and sell such applications to new and existing customers. The short- and long-term impact of any major change to our quantum computing application development solutions, or the introduction of new applications or initial sales of our applications to enterprise customers, is particularly difficult to predict. If new or enhanced applications are not widely accepted by customers, we may fail to generate sufficient revenue, operating margins, or other value to justify our investments in such applications, any of which may harm our business.

If the market for our quantum computing application development solutions fails to develop or grow as we expect, or if businesses fail to adopt our quantum computing application development solutions, our business, operating results, and financial condition could be adversely affected.

It is difficult to predict customer adoption rates and demand for our quantum computing application development solutions, the entry of competitive software, platforms and services. We cannot be sure that the quantum computing market will continue to grow or, even if it does grow, that businesses will adopt our quantum computing application development solutions. Our future success will depend in large part on our ability to create a market for quantum computing application development solutions. Our ability to create such a market depends on a number of factors, including the cost, performance, and perceived value associated with our quantum computing application development solutions. Potential customers may have made significant investments in classical computing systems and may be unwilling to invest in new platforms and applications, and may prefer to work with larger, more established companies that have entered the broader quantum computing market. If the quantum computing market fails to develop or grows more slowly than we currently expect, our business, operating results, and financial condition could be adversely affected.

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Our business plan relies upon the adoption of our quantum computing application development solutions by enterprise customers.

Our primary targeted customers are large enterprises with intractable problems that require addressing at scale. The success of our business plan, therefore, materially depends upon our ability to sell our quantum computing application development solutions to such large enterprise customers. Sales to such customers involve risks that are different from or greater than risks involved in selling to smaller customers. Such risks include difficulties associated with longer sales, product, evaluation, and implementation cycles; higher customer-tailored requests and greater bargaining power on the part of the customer; and more intense competition from vendors who have been providing other software and services for years to the customer and are embedded in the customer’s IT infrastructure. If we are not able to overcome these risks and successfully establish a meaningful share of the enterprise market, then our business prospects and future profitability could suffer.

Our sales cycles are expected to be long and unpredictable, and our sales efforts will require considerable time and expense.

Our results of operations may fluctuate, in part, because of the complexity of customer problems that our quantum computing application development solutions address, the resource-intensive nature of our sales efforts, the length and variability of the sales cycle for our offerings, and the difficulty in making short-term adjustments to our operating expenses. The timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our subscriptions and related services can vary substantially from customer to customer and could extend over a number of years for some customers. Our sales efforts are expected to involve educating our customers about the use, technical capabilities, and benefits of our offerings. Customers often undertake a prolonged evaluation process. In addition, the size of potential customers may lead to longer sales cycles. We may also face unexpected deployment challenges with large organizations or more complicated deployment of our offerings. Large organizations may demand additional features, support services, and pricing concessions or require additional security management or control features. Some organizations may also require an on-premise solution rather than a cloud solution, which potentially requires additional implementation time and potentially a longer sales cycle. We may spend substantial time, effort and money on sales efforts to large organizations without any assurance that our efforts will produce any sales. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to existing customers.

Individual sales can be part of a long sales cycle, which impacts our ability to plan and manage cash flows and margins. These large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected. In addition, within each quarter, it is difficult to project which month a deal will close. Therefore, it is difficult to determine whether we are achieving our quarterly expectations and whether we will achieve annual expectations. We may fail to budget and manage costs and operating expenses or anticipate working capital needs. Therefore, if expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis, and our margins and cash flows may differ from expectations.

If we fail to respond to rapid technological changes, extend our quantum computing application development solutions, or develop new features and functionality, our ability to remain competitive could be impaired.

The market for our quantum computing application development solutions is characterized by rapid technological change, particularly since quantum computing is a new and evolving industry, including frequent new hardware and software introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of software embodying new technologies can quickly make existing software obsolete and unmarketable. Quantum computing is inherently complex, and it can take a long time and require significant research and development expenditures to develop and test new or enhanced methods and solutions. The success of any enhancements or improvements to our existing quantum computing application development solutions or any new applications depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance, particularly as we provide custom solutions for specific use cases.

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Any failure of our quantum computing application development solutions to operate effectively with future infrastructure platforms and technologies could impact our ability to attain new customers and generate revenue therefrom. If we are unable to respond to these changes in a timely and cost-effective manner, our quantum computing application development solutions may become less marketable, less competitive, or obsolete, and our business may be adversely affected.

The introduction of new quantum computing platforms and applications by competitors or the development of entirely new technologies to replace existing offerings could make our quantum computing application development solutions obsolete or adversely affect our business, results of operations, and financial condition. We may experience difficulties with software development, design, or marketing that could delay or prevent our development, introduction, or implementation of new quantum computing application development solutions, features, or capabilities, applying our existing quantum computing application development solutions to new use cases. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers brought against us, all of which could harm our business.

Our business could be negatively impacted by delays in development of our software platform.

We have plans, including raising sufficient capital and obtaining adequate staffing and other resources, that we believe if successfully executed will result in the development of and continued improvements to our software platform on a schedule that permits the execution of our business plan in a timely manner. Any delays in platform design and engineering work required to accomplish this could result in corresponding delays in the implementation of our business plan in the market. We are presently unaware of any outstanding design or engineering issues that cannot be resolved in the normal course, but the failure to complete necessary components of or improvements to its platform in a timely manner would have a serious negative impact on the company and might cause the company to fail.

Any failure to offer high-quality support services for our customers may harm our relationships with our customers and, consequently, our business.

Once our quantum computing application development solutions are deployed, customers will depend on our services teams to resolve technical and operational issues relating to our quantum computing application development solutions. Our ability to provide effective support will largely be dependent on our ability to attract, train, and retain qualified personnel with experience in interfacing with customers. If in the future the number of our customers grows, this will put additional pressure on our customer services teams. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support. We also may be unable to modify the future, scope, and delivery of our support to compete with changes in the services provided by our competitors. Increased customer demand for support services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, if we experience increased customer demand for support, we may face increased costs that may harm our results of operations. If our customer base expands, we will need to hire additional support staff to deliver and support our quantum computing application development solutions, and our business may be harmed. Our ability to attract and retain customers is highly dependent on our ability to deliver value to customers. Any failure to deliver value would harm our business and materially adversely affect our operating results and financial condition.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We intend to pursue U.S. government contracts as a revenue source. We may also target highly regulated organizations. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector. Government demand and payment for our quantum computing application development solutions may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our quantum computing application development solutions.

Further, governmental and highly regulated entities may demand contract terms that differ from our standard arrangements and may be less favorable than terms agreed with private sector customers.

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Contracts with governmental entities may also include preferential pricing terms, including, but not limited to, “most favored customer” pricing. In the event that we are successful in being awarded a government contract, such award may be subject to appeals, disputes, or litigation, including but not limited to bid protests by unsuccessful bidders.

As a government contractor or subcontractor, we will be required to comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government would adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception and growth prospects.

Governmental and highly regulated entities may have statutory, contractual, or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition, and results of operations. All these factors can add further risk to business conducted with these customers. If sales from any government entity or highly regulated organization for a particular quarter are not realized in that quarter or at all, our business, financial condition, results of operations, and growth prospects could be materially and adversely affected.

Our success could be materially affected by problems with or defects in the Orquestra platform or our other software offerings.

In addition to issues commonly facing all providers of commercial software, the development of our quantum computing application development solutions involves converting novel, complex scientific algorithms into software code. We may experience unintended design and/or implementation defects or other quality issues in our software code. We may also experience defects in the products and services of third parties on which we rely to provide our products and services, including third-party cloud providers. Problems can be caused by a variety of factors, including premature or failed introduction of new products, vulnerabilities or defects in proprietary and open source software, human error or misconduct, design limitations, or denial of service or other security-related incidents. We do not have a contractual right with our public cloud providers that will compensate us for any losses due to availability interruptions in the public cloud.

Any defects in the Orquestra platform or other software offerings, whether caused by defective design, defective coding, or defects introduced through third-party components; any disruptions in our ability to provide our quantum computing application development solutions, including by means of public cloud; and/or any other quality issues with our quantum computing application development solutions could affect our business reputation and brand, could cause us to spend material amounts to address the defects, could cause material delays in the execution of our business plan, and could have a material adverse effect on our business opportunities, revenue, and future profitability.

The pursuit of inorganic growth opportunities could result in harm to our business.

We may pursue growth opportunities by acquiring complementary businesses or other assets for strategic purposes, such as companies with products and services used in, complementary to, or overlapping with our offerings; companies with an IP portfolio that could complement ours; companies with customer lists that could shorten the sales cycle to significant customers. The pursuit of such strategic opportunities could be both expensive and distracting, could have a significant impact on the company’s capital structure, and even if a transaction is completed as desired the results may not be as predicted. To the extent such opportunities may arise, there can be no assurance that the pursuit of any such opportunities will succeed and, if they fail, they could have a material adverse effect on our business and future profitability.

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Risks Related to Competition

Competitors may develop products and technologies that are superior to our quantum computing application development solutions.

Our business plan is based on the belief that the value of our quantum computing application development solutions will be enhanced by delivering, in a single unified software platform, the ability to: allow deployment in any desired environment; permit the development or implementation of applications and services that are capable of data handling tasks, including processing data in a manner calculated to maximize the performance of quantum and hybrid computing solutions, and leveraging AI to accelerate quantum application development. While we believe our approach is differentiated, other companies are actively developing quantum software, benchmarking, and workflow tools that may overlap with or compete against ours. Further, a prolonged delay in re-starting revenue-generating operations will give our competitors a timing advantage to enter and pursue market opportunities which we may have otherwise have had an opportunity to pursue, which delay and resulting disadvantage will continue until we can raise sufficient capital and hire the necessary personnel to pursuant our business plan.

Many of our existing and potential competitors have, or could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories, and larger customer bases;
•	larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products and services;
•	existing, broader, deeper, or otherwise more established relationships with sales partners and customers;
•	wider geographic presence or greater access to larger customer bases;
•	greater focus in specific geographies or industries;
•	lower labor and research and development costs;
•	larger and more mature intellectual property portfolios; and
•	substantially greater financial, technical, and other resources to provide support, make acquisitions, hire talent, and develop and introduce new products and services.

There can be no guarantee that a competitor will not develop a product superior to ours or one that is perceived by the market to be superior. Nor can there be any guarantee that a combination of products will not be able to provide solutions that are superior, or are perceived to be superior, to our quantum computing application development solutions. The introduction of such a product or combination of products could have a material adverse effect on our business, profitability, and financial condition.

The quantum computing industry is highly competitive and we may not be successful in establishing ourselves as a viable competitor without regard to the value of our quantum computing application development solutions.

Quantum computing is an industry with great promise that has attracted global interest and participation. In addition, the recent rapid rise of the quantum computing industry has given rise to less-established public and private companies, including new startups, which may compete, in whole or in part, with our products and services. This competition in the market for quantum computing is already great and is expected to intensify over time.

To compete successfully in this market, we must develop our products and technologies in a timely manner, effectively market these products against multiple competitors, and support these products at levels expected by enterprise customers. Delays in the introduction of products and services may cause potential customers to adopt competitors’ products, making it difficult or impossible for our products later to displace the competitive products without regard to the relative value of the respective products.

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There can be no assurance that we will be able to timely deliver products that will result in us having a material share of this market, even if our products are superior. Our inability to establish a position and market share in this highly competitive industry will adversely affect our future prospects and may cause the company to fail.

Our business plan depends, in part, on access to public clouds computing through major cloud providers and there is no guarantee that access will be available on reasonable terms.

Our quantum computing application development solutions will permit deployment of our software in various scenarios, including on the premises of a customer, hybrid clouds controlled by the customer, or a public cloud controlled by us. Although not necessary in all customer engagements, an important aspect of business plan is to make our quantum computing application development solutions available via a public cloud controlled by us. To accomplish this, we are required to negotiate cloud access with one or more cloud providers. Multiple large public cloud providers, such as Google and Microsoft, are both engaged in their own initiatives that could compete with our quantum computing application development solutions in whole or in part. There is a risk that a cloud provider important to our business plan could use control of their public cloud to deny or place us at a competitive disadvantage by various means, including embedding innovations or privileged interoperating capabilities in products competing with ours, bundling competing products, requiring unfavorable pricing, including terms or conditions or regulatory requirements that make our quantum computing application development solutions uncompetitive, or leveraging their existing relationships with our customers to pressure customers to use their products rather than ours. Further, if we fail to comply with requirements of these third parties, we could be denied access to a critical platform, which would have a material adverse effect on our business.

There can be no guarantee that we will be able to deploy our quantum computing application development solutions on public clouds controlled by competitors. The failure to be able to access public clouds, or the imposition of restrictive terms as a condition to such access, limit the adoption and use of our quantum computing application development solutions by customers, increase our operating expenses, damage our brand, and/or place us at a disadvantage when competing for customer accounts. Any of these could have a material adverse effect on our business operations, market share, and profitability.

Our business plan depends, in part, on access to quantum processing units (QPUs), high-performance classical compute resources, and other specialized hardware either directly through the purchase of computing hardware and installation in data centers, or through third party providers. There is no guarantee that access through either path will be available on reasonable terms, or at all.

Many of the techniques developed by us require the use of specialized hardware to execute an algorithm in a time or cost-efficient manner as required by the constraints of an application. Access to this hardware can be obtained through the purchase of quantum or hybrid computing systems and installation in a data center or on-premise, or through a third-party infrastructure service provider. Hardware could be purchased or accessed from providers such as IBM, IonQ, D-Wave, Rigetti or NVIDIA. Many of these providers are also our competitors in that they operate in the quantum software space in addition to hardware. Supply chain problems, chip shortages, or regulatory or geopolitical conditions beyond our control including tariffs or trade restrictions could all impact our ability to access this hardware, either directly or through a third-party provider, and/or the prices we must pay for the hardware. Additionally, obtaining space in an existing facility and maintaining the hardware would require additional expertise that would need to be either hired or contracted by us, and identifying and hiring such experts could be costly and time-consuming. We could also face difficulties securing terms to host this hardware on reasonable terms, or at all, and we may be forced to incur substantial additional or unforeseen expenses to navigate these challenges.

Alternatively, instead of competing to purchase hardware directly, we could rent time on that hardware from classical or quantum cloud infrastructure service providers, such as Amazon AWS, Amazon Braket, Oracle Cloud, Microsoft Azure, or IBM Quantum. In this case, we would rely on third-party providers to provide cloud-based network access to these systems on an hourly, subscription, or other basis. However, there can be no assurance that these third-party providers could obtain or maintain access to quantum hardware on reasonable terms, or at all. If we are unable to access on favorable terms the necessary hardware to operate our business as needed to establish, sustain or grow our operations as planned, it will have a material adverse effect on our business and results of operations.

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Risks Related to Intellectual Property

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist relating to quantum computing, quantum inspired classical methods, algorithms and software, differential equations and optimization, and hardware optimization. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

There is no guarantee that our IP will provide the desired competitive advantage.

We seek to provide ourselves with a competitive advantage by making key elements of our quantum computing application development solutions proprietary, through one of two means. First, we pursue patent protection for some inventions that we believe qualify for protection under the patent laws. In cases in which patent protection is sought, the details of the invention eventually will be made public in the normal course, usually within eighteen months of filing. As to these inventions, competitors will eventually know the details of and can use the inventions to compete with us, unless a patent is granted prohibiting such use and we can learn of violations and effectively enforce our patent rights in light of the costs and complexities involved in such enforcement litigation. Second, some elements of our quantum computing application development solutions we seek to protect as trade secrets. As to our trade secrets, competitors will not be able to know our techniques provided the trade secrets are not improperly disclosed, but if a competitor independently develops the same technique and files for and is granted patent protection we could find ourselves prohibited by the patent laws from practicing our trade secret technology.

There is no assurance that our pending or future patent applications will be granted and provide us patent protection as to the claims in those applications. Moreover, we cannot guarantee that our patent rights will not be violated by competitors, that we will be able to detect such violations, or that if violations are detected we will be in a position effectively to enforce our patent rights. Nor can we guarantee that our trade secrets will remain secret and not be disclosed to competitors either inadvertently or through violation of contractual secrecy agreements, or that our trade secrets are not independently developed by competitors. The failure of our IP strategy to protect key elements of our quantum computing application development solutions could materially reduce any competitive advantage we might otherwise have and have a corresponding adverse effect on our market share and/or profitability.

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We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Intellectual property litigation is often extremely expensive and entails high legal fees and costs of expert witnesses.

Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies.

There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and its ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in its defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant solution revenue, and therefore, our patent portfolio may provide little or no deterrence as it would not be able to assert its patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of its products, services or technologies or cease business activities related to such intellectual property. Although the Company carries general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on its business, financial condition or results of operations. Any intellectual property litigation to which we might become a party, or for which it is required to provide indemnification, regardless of the merit of the claim or its defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;
•	make substantial payments for legal fees, settlement payments or other costs or damages;
•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;
•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or
•	indemnify organizations using our services or platform or third-party service providers.

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Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources.

Our use of third-party open source software could negatively affect our ability to offer and sell subscriptions to our quantum computing application development solutions and subject us to possible litigation.

A portion of the technologies we use incorporates third-party open source software, and we may incorporate third-party open source software in our solutions in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and requesting compliance with the open source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source software licenses require end users who use, distribute or make available across a network software and services that include open source software to offer aspects of the technology that incorporates the open source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon, incorporating or using the open source software and/or to license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open source licenses, we could be required to incur significant legal expenses defending against those allegations and could be subject to significant damages, enjoined from offering or selling our solutions that contained the open source software, and required to comply with the foregoing conditions, and we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.

In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our quantum computing application development solutions. Any of the foregoing could harm our business and could help our competitors develop platforms and applications that are similar to or better than ours.

In addition, companies that currently sponsor and maintain open source software may choose to change the terms of their open source software licenses. These license changes could cause us to lose access to upgrades for commercial use that are currently available to us or otherwise restrict the way we are currently using them. These changes could mean that we must invest engineering resources to maintain that library itself, move to a different underlying software library, or engineer a replacement in order to keep the same feature set in its offerings.

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Because of the characteristics of open source software, there may be fewer technology barriers to entry by new competitors and it may be relatively easy for new and existing competitors with greater resources than we have to compete with us.

One of the characteristics of open source software is that the governing license terms generally allow liberal modifications of the code and distribution thereof to a wide group of companies and/or individuals. As a result, others could easily develop new platforms and applications based upon those open source programs that compete with existing open source software that we support and incorporate into our quantum computing application development solutions. Such competition with use of the open source projects that we utilize can materialize without the same degree of overhead and lead time required by us, particularly if the customers do not value the differentiation of our proprietary components. It is possible for new and existing competitors with greater resources than ours to develop their own open source software or hybrid proprietary and open source software offerings, potentially reducing the demand for, and putting price pressure on, our quantum computing application development solutions. In addition, some competitors make open source software available for free download and use or may position competing open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business.

If open source software programmers, many of whom we do not employ, or our own internal programmers do not continue to develop and enhance open source technologies, we may be unable to develop new technologies, adequately enhance our existing technologies or meet customer requirements for innovation, quality and price.

We rely to a significant degree on a number of open source software programmers, or committers and contributors, to develop and enhance components of our quantum computing application development solutions. Additionally, members of the corresponding Apache Software Foundation Project Management Committees (“PMCs”), many of whom are not employed by us, are primarily responsible for the oversight and evolution of the codebases of important components of the open source data management ecosystem. If the open source data management committees and contributors fail to adequately further develop and enhance open source technologies, or if the PMCs fail to oversee and guide the evolution of open source data management technologies in the manner that we believe is appropriate to maximize the market potential of our solutions, then we would have to rely on other parties, or we would need to expend additional resources, to develop and enhance our quantum computing application development solutions. We also must devote adequate resources to our own internal programmers to support their continued development and enhancement of open source technologies, and if we do not do so, we may have to turn to third parties or experience delays in developing or enhancing open source technologies. We cannot predict whether further developments and enhancements to these technologies would be available from reliable alternative sources. In either event, we may incur additional development expenses and experience delays in technology release and upgrade. Delays in developing, completing, or delivering new or enhanced components to our quantum computing application development solutions could cause our offerings to be less competitive, impair customer acceptance of our solutions, and result in delayed or reduced revenue for our solutions.

Risks Related to Government Regulation and Litigation

If we fail to comply with United States and foreign laws related to privacy, data security, and data protection, it could adversely affect our operating results and financial condition.

We, either directly or through our future customers, collaborators or end-users of our products, are or may become subject to a variety of laws and regulations regarding privacy, data protection, and data security. This includes the European Union’s (“EU”) General Data Protection Regulation (the “EU GDPR”). Other countries where we may seek to do business also may have data privacy laws we will be required to comply with. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. The application of these laws and regulations can arise from our technology and applications, website, social media activities, relationships with third parties and their operations, or from other activities we undertake now or that we may undertake in the future. Data privacy and protection regulations are frequently broad in terms of scope of the information protected, activities affected, and geographic reach.

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In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the GDPR includes operational requirements for companies that receive or process personal data of residents of the EU that are broader and more stringent than those previously in place in the EU and in most other jurisdictions around the world. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue. Additionally, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”). The CCPA requires covered companies to provide California consumers with new disclosures and will expand the rights afforded consumers regarding their data. Fines for noncompliance may be up to $7,500 per violation. In September 2025, California amended the CCPA to (i) regulate technologies that replace or substantially replace human decisions, (ii) require comprehensive risk assessment reports that address specific processing activities that present a significant risk to a consumer’s privacy, and (iii) clarify when a cyber security audit must be conducted.

The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, and other laws relating to data privacy and protection may limit the use or adoption of our products and services and/or require us to incur substantial compliance costs, which could have an adverse impact on our business.

Since the CCPA was enacted, the United States currently has at least 21 states – California, Colorado, Connecticut, Delaware, Indiana, Iowa, Kentucky, Maryland, Minnesota, Montana, Nebraska, New Hampshire, New Jersey, Oregon, Rhode Island, Tennessee, Texas, Utah, Virginia, Indiana, and Arkansas that have comprehensive data privacy laws in place, or enacted comprehensive data privacy laws set to soon take effect. An additional seven states have enacted narrower privacy laws – Florida, Maine, Michigan, Nevada, New York, Vermont, Washington and Wisconsin. As of May 2026, at least nine states with existing privacy statutes expanded the scope of their privacy frameworks, including Colorado, Connecticut, Virginia, Utah, Texas, Oregon, Montana, and Kentucky. However, this patchwork approach to privacy legislation could pose compliance and liability risks for companies that have multistate operations. Proposed and enacted bills in various states have similar rights in preexisting privacy legislation but differ in implementation and enforcement.

We intend to strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. Our limited resources may adversely affect our compliance effort. Given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be in conflict across jurisdictions, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us, customers, or third-party vendors or end-users involved with our products to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our operating results and financial condition.

Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding the personal data of our employees, agents or customers could require us to modify our practices and may limit our ability to expand or sustain our salesforce or bring our products to market. Changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs and materially affect our operating results and financial condition.

In addition to privacy, data protection and security laws, we may become subject to contractually mandated standards and/or industry standards adopted by industry groups, as well as other potential obligations related to privacy, data protection and security, and our efforts to comply with such obligations may not be successful.

Obligations related to privacy, data protection and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf.

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We may at times fail, or be perceived to have failed, in our efforts to comply with our privacy, data protection or security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail, or be perceived to have failed, to comply with such obligations, which could negatively impact our business operations. If we or the third parties on which we rely fail, or are perceived to have failed, to address or comply with applicable privacy, data protection or security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar events); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; inability to process personal data or to operate in certain jurisdictions; interruptions or stoppages in our business operations or data collection; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

Compliance with data use, privacy, and security laws will be an inherent feature in our product design and a change in those laws could negatively affect the value of our quantum computing application development solutions.

We seek to provide quantum computing application development solutions to large enterprise users located anywhere in the world. We anticipate that the data required to be processed by such solutions can be located in different jurisdictions, subject to different and changing data laws. We also anticipate that our future enterprise customers may have their own policies with respect to the manner in which the data they maintain can be handled, stored, and used. Our quantum computing application development solutions are and will continue to be designed to permit compliance with any applicable data laws or internal IT policy of enterprise customers.

There can be no assurance, however, that our software product design is adequate to permit the deployment of our quantum computing application development solutions in compliance with existing data laws or customer policies or that these laws and/or policies will not change in the future in a way that makes deployment of our solutions impossible or more costly. A failure on our part to design and re-design our software platform to permit compliance with applicable data laws and customer policies could limit our sales, harming our growth and profitability, or in the worst case create substantial contract liability to a customer for causing a breach of applicable data laws with respect to the customer’s data.

We are subject to U.S. and foreign anti-corruption, anti-bribery, and similar laws, the violation of which can lead to substantial harm to our business.

We are subject to various anti-corruption and anti-bribery laws in the U.S., including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in any countries in which we conduct activities. Such laws prohibit companies, their employees, and their third-party agents and representatives from authorizing, promising, offering, soliciting, or accepting, directly or indirectly, improper payments or benefits to or form any person whether in the public or private sector. Awareness of and compliance with these laws is of particular concern to us, because we are and intend in the future to be doing business with both U.S. and foreign entities, some of which are affiliates of the U.S. or foreign governments. In addition, our business is likely to require us to seek governmental approvals from time to time. Detecting, investigating, and resolving any actual or alleged violations of these laws can be expensive and time-consuming.

There can be no assurance that our efforts to comply with these laws will be successful and a failure to comply, whether such failure results from the actions of our own employees or a third-party representing us, could result in costly internal or outside investigations, whistleblower complaints, governmental investigations and enforcement actions, substantial financial settlements, fines or other criminal penalties, injunctions or other bans limiting our ability to do business, reputational harm, and other collateral consequences, any of which could have a material adverse effect on our profitability and the value of our Common Stock.

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To the extent we have customers outside the United States, we may be subject to increased business and economic risks that could harm our business.

We have in the past and may in the future have customers and business development activities in countries outside of North America, including Asia (e.g., Japan and Singapore) and Europe (e.g., the United Kingdom, Spain and Denmark). Subject to cash availability, we plan to include international markets in addition to prospective U.S.-based customers in our marketing efforts. Any new markets or countries into which we attempt to sell our quantum computing application development solutions may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government-and industry-specific requirements. In addition, our ability to manage our business and conduct our operations internationally in the future may require considerable management attention and resources and is subject to the particular challenges of supporting an early stage company with limited resources in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems, and commercial markets. Future international expansion will require investment of significant funds and other resources. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

•	recruiting and retaining talented and capable employees outside the United States and maintaining our company culture across all of our offices;
•	potentially different pricing environments, longer sales cycles, and longer accounts receivable payment cycles and collections issues;
•	compliance with applicable international laws and regulations, including laws and regulations with respect to privacy, data protection, and consumer protection, and the risk of penalties to us and individual members of management or employees if our practices are deemed to be out of compliance;
•	operating in jurisdictions that do not protect intellectual property rights to the same extent as does the United States and the practical enforcement of such intellectual property rights outside of the United States;
•	securing our locally operated systems and our data and the data of our customers and partners accessible from such jurisdictions;
•	compliance by us and our business partners with anti-corruption laws, import and export control laws, tariffs, trade barriers, economic sanctions, anti-money laundering laws and other regulatory limitations on our ability to provide our quantum computing application development solutions in certain international markets;
•	foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside the United States;
•	political and economic instability, including military actions affecting Russia, Ukraine, the Middle East and/or surrounding regions, changes in political conditions in China and changes in the state of China-U.S. relations, including any developments or tensions relating to tariffs and “trade wars” between the U.S. and China and potential military conflict between China and Taiwan;
•	changes in diplomatic and trade relationships, including the imposition of new trade restrictions, trade protection measures, import or export requirements, trade embargoes, and other trade barriers;
•	generally longer payment cycles and greater difficulty in collecting accounts receivable;
•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and
•	higher costs of doing business internationally, including increased accounting, travel, infrastructure, and legal compliance costs.

Compliance with laws and regulations applicable to our global operations substantially increases our cost of doing business in international jurisdictions. We may be unable to keep current with changes in laws and regulations as they occur. Although we have implemented policies and procedures designed to support compliance with these laws and regulations, there can be no assurance that we will always maintain compliance or that all of our employees, contractors, partners, and agents will comply. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, injunctions, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of our global operations successfully, we may need to relocate or cease operations in certain foreign jurisdictions.

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Risks Outside Our Specific Business

Our business relies on computer systems which are vulnerable to attack and/or failure.

As is the case with nearly every business, we rely on computers and computer networks, both public and private, to perform most of the actions required for us to do business, including internal and external communications, development of our software and IP, storage of our business and financial records, and deployment of our quantum computing application development solutions. Such computer systems are inherently susceptible to unintentional failures as well as various forms of cyber-attack, including denial of service attacks, ransomware attacks, email hacking and phishing, computer malware and viruses, and social engineering attacks. Like other companies, we may also be the subject of unauthorized access resulting from employee negligence or misconduct. These risks are potentially greater for us because the nature of our business provides an additional incentive for bad actors, including foreign nation states and domestic and foreign businesses, to attack our systems for the purpose of gaining information about generative AI, quantum computing and quantum algorithms, the development of which currently is a priority for many businesses and countries.

Our Orquestra platform is built to be accessed through third-party public cloud providers such as Amazon AWS and Micrsoft Azure. These providers may also experience breaches and attacks to their products which may impact our systems. Data security breaches may also result from non-technical means, such as actions by an employee with access to our systems. While we and our third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of sensitive or confidential information.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information, or our technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our platform or other software. Any actual or potential security breach of our software, our operational systems, our physical facilities, or the systems or facilities of our vendors, or the perception that one has occurred, could result in adverse consequences, such as litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business. Even though we do not control the security measures of third parties, we may be perceived or asserted to be responsible for any breach of such measures or suffer reputational harm even where we do not have recourse to the third party that caused the breach. In addition, any failure by our vendors to comply with applicable law or regulations could result in proceedings against us by governmental entities or others, with further financial, operational, and reputational damage.

The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, negative publicity, and other harm to our business and our competitive position. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business. In addition, laws, regulations, government guidance, and industry standards and practices in the United States and elsewhere are rapidly evolving to combat these threats. We may face increased compliance burdens regarding such requirements from regulators and customers regarding our products and services and also incur additional costs for oversight and monitoring of security risks relating to our own services. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach involving customer or partner data on our systems. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures, and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach may cause us to breach customer contracts.

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If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information; litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our software, systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our software capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity or availability of our data or the data of our partners or our customers was disrupted, we could incur significant liability, or our software, systems, or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

We may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. Depending on the facts and circumstances of such an incident, the damages, penalties and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss. Our risks are likely to increase if we commercialize our business, and we store, transmit, and otherwise process increasingly large amounts of proprietary and sensitive data. There can be no assurance that we can successfully prevent such occurrences, which could damage our reputation and/or result in the theft our important IP, either of which could damage our business prospects and future profitability.

Widespread damage to the U.S. or global economy and/or our industry would likely adversely affect our business.

The U.S. economy and the global economy as a whole are susceptible to conditions unrelated to us or the computing industry, including the possibility of an economic recession, international trade wars, natural catastrophes, climate change, and terrorism, or other matters that could have a general widespread negative impact on global commerce. In recent times, the probability of a recession and/or market downturn in the near term has increased in recent times due to wars and geopolitical conflicts including those in the Middle East, Ukraine and Latin America, the impact of tariffs and related litigation, potential inflation, reductions in consumer sentiment, uncertainty and volatility in the capital markets and the possibility of deteriorating labor market. Any such condition or development could affect our business in one or more of a variety of ways, including reducing or eliminating the availability of capital at a time when we require such capital, denying us the ability to sell our quantum computing application development solutions in certain countries around the world, restricting our ability to hire qualified employees needed to effectuate our business plan, diminishing our ability to obtain customers, causing customers to reduce or eliminate their expenditures on quantum techniques enhanced software or generative AI computing, and/or preventing customers from paying amounts owed to us.

Further, many market analysts and other stakeholders have voiced growing concerns that the technology sector, including AI and quantum-focused businesses, are potentially overvalued and could be in a stock market “bubble” characterized by extreme valuations and unsustainable stock price growth over the past few years. If these views prove to be correct, or if the public begins to perceive such concerns as valid, it could result in a severe market correction or downturn, which could materially adversely affect us, including by limiting or preventing us from raising capital and by diminishing our customer base and market for our products and services.

Damage to the U.S. or global economies could materially harm our business and if we are unable to persevere through such adverse conditions could cause us to fail.

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There are difficult issues to navigate in the development and use of AI, which may result in reputational harm or liability, and failure to introduce new and innovative solutions that have AI capabilities could put us at a competitive disadvantage.

We incorporate machine learning and AI capabilities into certain of our solutions and operating activities, and may seek to expand the use of AI in our solutions in the future. As with many innovations, AI presents risks, challenges, and unintended consequences that could affect our business. AI algorithms and training methodologies may be flawed. These deficiencies and other failures of AI systems could subject us to competitive harm, regulatory action, legal liability, and brand or reputational harm. Further, incorporating AI could give rise to litigation risk and risk of non-compliance and unknown cost of compliance, as AI is an emerging technology for which the legal and regulatory landscape is not fully developed (including potential liability for breaching intellectual property or privacy rights or laws). While new AI initiatives, laws, and regulations are emerging and evolving, what they ultimately will look like remains uncertain, and our obligation to comply with them could entail significant costs, negatively affect our business, or entirely limit our ability to incorporate certain AI capabilities into our offerings. If we adopt AI functions in our solutions and operations, we will be subject to the foregoing risks, any of which could have a material adverse affect on our business.

Additionally, leveraging AI capabilities to potentially improve internal functions and operations presents further risks and challenges. The use of AI to support business operations carries inherent risks related to data privacy and security, such as intended, unintended, or inadvertent transmission of proprietary, sensitive or export-controlled information, as well as challenges related to implementing and maintaining AI tools. Additionally, our competitors may be quicker than we are in gaining efficiencies by incorporating AI into their design and development processes, and our solutions and/or cost structure could become less competitive as a result. The rapid evolution of AI will require the application of resources by us to develop, test and maintain our services and operations to help ensure that AI is implemented ethically in order to minimize unintended, harmful impact. Any inability or issues arising in our efforts to navigate developments presented by AI and other emerging technologies could materially harm our business.

Risks Relating to Ownership of our Common Stock

Because of the number of shares of Common Stock issuable upon conversion and exercise of outstanding securities, holders of our Common Stock will experience substantial future dilution and downward price pressure on our Common Stock.

There are 187,303,921 shares of our Common Stock issued and outstanding as of July 8, 2026. We will be obligated to issue all or very many of the following shares of Common Stock which will dilute our current stockholders: (1) 75,000,000 shares of Common Stock issuable upon exercise of convertible notes, (2) 85,063,587 shares of Common Stock issuable upon exercise of outstanding warrants, (4) 46,143,786 shares of Common Stock issuable upon conversion of our Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, and (5) 40,857,265 shares of Common Stock issuable upon exercise of outstanding stock options. In addition, we expect to issue additional securities in the near future in order to raise capital and to hire and retain personnel, and also may issue additional securities including potentially in the short term to raise capital or engage in strategic transactions. Of the securities described in (1) – (5) above, 179,733,000 shares of Common Stock are subject certain Universal Resale and Registration Provisions (the “Resale Provisions”) pursuant to which such recipients agreed to certain lock-up provisions restricting and limiting their sale, transfer, pledge, or disposal of any shares of Common Stock held by or issuable to such recipients for a period ending 12 months following the date of a resale registration statement with respect to the Common Stock comprising or underlying such securities is declared effective by the Securities and Exchange Commission (“SEC”) (such period, the “Lock-Up Period”). The Resale Provisions provide that up to 10% of each holder’s shares may be sold or transferred during the first 90 days following such effective date, and up to 25% of such holder’s shares may be sold or transferred in each subsequent 90 day period thereafter for the remainder of the Lock-Up Period; and that during each of the third and fourth ninety 90 day periods referred to above, each holder may sell or transfer up to an additional 10% of its shares, but only to the extent such amount represents shares that were eligible for sale or transfer in prior periods but were not sold or transferred by such holder. The Resale Provisions also contains certain additional limitations and exceptions with respect to such lock-up provisions, including a volume limitation on the holders’ sales of shares pursuant to which the holders collectively may not sell more than 10% of the shares in a given trading day, and the cessation of the Lock-Up Period and termination of such lock-up provisions if certain events do not occur within a specified time and as more particularly set forth therein. Pursuant to the Resale Provisions the Company also agreed to provide the holders with registration rights pursuant to which, if the Company closes a securities offering resulting in gross proceeds of at least $5 million, the holders shall have “piggy back” registration rights for the inclusion for resale of their shares to be registered on any subsequent registration statement filed with the SEC in connection with such offering. The Company also agreed to file a registration statement for the holders’ sales of shares by June 8, 2026, and to cause such registration statement to be declared effective within 90 days thereafter. The registration statement of which this Prospectus is a part is being filed in connection with these obligations. The Company also agreed to provide the holders with certain indemnification rights in connection with such registration rights.

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Further, under the Resale Provisions, if the Company fails to adhere to the above requirements, the Lock-Up Period immediately ends and the Resale Provisions cease to be in effect, in which case all 179,733,000 shares of Common Stock as described above which are subject to the Resale Provisions will become immediately sellable by the holders without any contractual restrictions. Such event could result in a high volume of sales in a short period of time, which could result is significant downward pressure on our stock price and volatility in the trading of our Common Stock. See “Private Placements – Universal Resale and Registration Provisions” on page 41.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt (subject to the limitations under the existing agreements) or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our then-existing stockholders, reduce the market price of our Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of its future offerings. As a result, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their percentage ownership.

The market price of our shares of Common Stock is subject to volatility.

The market price of our Common Stock has been and may continue to be volatile and fluctuate substantially, which could cause the value of your investment to decline.

Factors that could cause fluctuations in the trading price of our Common Stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;
•	volatility in the trading prices and trading volumes of technology industry stocks;
•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
•	sales of shares of our Common Stock or Common Stock equivalents by stockholders or by us, including sales by the various creditors we exchanged equity for liabilities in 2025;
•	the timing and impact of developments related to contractual agreements we have entered into or may in the future enter into with respect to our securities, including with respect to the Resale Provisions described above an any capital raising or strategic transactions we pursue in the future;
•	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;
•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;
•	announcements by us or our competitors of new offerings;
•	the public’s reaction to our press releases, other public announcements and filings with the SEC, including the registration statement of which this prospectus is a part;
•	rumors and market speculation involving us or other companies in our industry;
•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;
•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;
•	developments or disputes concerning our intellectual property or other proprietary rights;
•	announced or completed acquisitions of businesses, services or technologies by us or our competitors;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	changes in accounting standards, policies, guidelines, interpretations or principles;
•	any significant change in our management;
•	economic instability in the global financial markets and slow or negative growth of our markets; and
•	other factors described in this “Risk Factors” section.

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In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

There is currently a limited trading market for the Company’s Common Stock.

Our Common Stock is currently quoted on the OTCQB under the symbol “ZPTA.” Because of our quotation on the OTCQB, there has been and we expect that there will continue to be a limited trading market in our Common Stock with sporadic and volatile changes in the volume and prices of trades, rendering trading in our Common Stock at any given time speculative and risky. We cannot assure you that a consistent, active trading market or price or volume stability will develop or be maintained. Trading on the OTCQB is less liquid than the leading national securities exchanges and a higher tier OTC quotation system. The lack of a consistent active market and other aspects of trading in our Common Stock as described above may impair your ability to sell your shares at the time you wish to sell them or at a price or quantity that enables you to realize a profit on your investment or that you otherwise consider reasonable.

Our Common Stock is a “penny stock” and thereby be subject to additional sale and trading regulations that may depress the price of our Common Stock.

Our Common Stock is a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act.

The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our Common Stock are discouraged from soliciting purchases of our Common Stock by the SEC’s rules which generally results in low prices and limited trading volume. For example, SEC Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our Common Stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise. In addition, clearing firms, which hold retail accounts dislike penny stocks and through extra compliance efforts and costs they impose, make it hard to sell penny stocks.

As a former shell company, we face certain disadvantages relative to other companies, including ineligibility for certain forms and rules for extended periods.

Until 2024, we were a special purpose acquisition company which is a form of shell company under the rules of the SEC. Shell companies are more highly regulated than non-shell operating companies and face certain restrictions on their activities under federal securities laws. However, companies that were formerly shell companies continue to face disadvantages under SEC rules, including (a) limitations on its stockholders to receive unrestricted stock certificates and use the Rule 144 exemption, (b) the inability to qualify as a “well-known seasoned issuer” and file automatically effective registration statements for three years after ceasing to be a shell company, (c) the inability to “incorporate by reference” information in certain registration statements filed under the Securities Act for a period of three years after ceasing to be a shell company, (d) the inability to use most free writing prospectuses until at least three years after a qualifying business combination, and (e) exclusion from certain safe harbors for offering-related communications under the Securities Act for three years after ceasing to be a shell company, including for research reports and certain communications in connection with business combinations. For more information about Rule 144 and its potential impact on our stockholders, please see the section titled “Plan of Distribution” in this Prospectus. We expect that these disadvantages will make it more challenging and expensive, and create greater risks and delays, for us and our stockholders to offer securities. These challenges may make our securities less attractive than those of companies that are not former shell companies and may raise our relative cost of capital.

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We may be unable to successfully uplist to a national securities exchange within a reasonable period of time or at all, in which event investors’ ability to sell shares of our Common Stock will be materially hindered.

Our Common Stock was previously listed on The Nasdaq Global Market until it was delisted in March 2025 following our operational cessation in October 2024. Following a period of inactivity, we recently became current in our SEC filings by filing Quarterly Reports on Form 10-Qs and an Annual Report on Form 10-K for the fiscal periods from December 31, 2024 through September 30, 2025, and thereafter on June 16, 2026 our Common Stock became quoted on the OTCQB, a higher-tiered market operated by the OTC. Markets, Group, Inc. Subject to compliance with applicable initial listing standards, which as described below is subject to uncertainty, the Company intends to seek uplisting of its Common Stock on a national securities exchange such as an exchange operated by The Nasdaq Stock Market, LLC (as applicable, an “Exchange”).

Based on the initial listing standards and related rules and policies of the Exchanges and circumstances surrounding the Company and its Common Stock, the Company anticipates facing significant challenges in its ability to achieve uplisting to an Exchange in the near term. The initial listing standards each Exchange generally require certain minimum criteria be met with respect to the bid price, market capitalization and financial performance of the Company and its Common Stock. Further, given our operational cessation in 2024 we may be unable to qualify in the near term for potential standards for listing which require two years of operating history, which could significantly delay our ability to become listed on an Exchange. Further, one potential standard for listing requires us to maintain a closing bid price of at least $4.00 for at least 90 trading days, among other required criteria. In addition to the fact that given our current stock price this would require us to effect a reverse stock split in an effort to achieve that minimum price, there is substantial uncertainty as to our ability to maintain that minimum closing bid price for a prolonged period of time, particularly given our quotation on the OTCQB and the volatility of our stock price. We may be unable to successfully navigate or address these challenges, which could significantly delay or prevent us from uplisting to an Exchange. If the Company is unable to uplist to an Exchange, it would negatively impact both investors’ ability to sell their shares and the market for such shares, and the Company’s ability to raise capital.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the market price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We have limited research coverage by industry or financial analysts. If no, or few, additional analysts commence coverage of us, the trading price of our Common Stock would likely decrease. If one or more of the analysts covering our business downgrade their evaluations of our Common Stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our Common Stock, which in turn could cause our stock price to decline.

Our Board may authorize and issue shares of new series of preferred stock that could be superior to or adversely affect current holders of our Common Stock.

Our Board has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further stockholder approval which could adversely affect the rights of the holders of our Common Stock. In addition, our Board could authorize the issuance of a series of preferred stock that is convertible into our Common Stock, which could result in dilution to our existing Common Stockholders.

Any of these actions could significantly adversely affect the investment made by holders of our Common Stock. Holders of Common Stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our Common Stock could receive less proceeds in connection with any future sale of the Company, in liquidation or on any other basis.

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We are incurring significant increased costs as a result of being a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that Legacy Zapata did not incur as a private company. These expenses may increase even more after we are no longer an “emerging growth company.” Our management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, we will need to implement additional internal controls, both generally and to address the material weaknesses discussed in this Prospectus, and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy. As a public company, we bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC, have increased legal and financial compliance costs and will make some compliance activities more time-consuming. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and we could be subject to the delisting of our Common Stock, fines, sanctions and other regulatory action, which may be harmful to its business. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

Due to our size, we have a limited management team, which has limited experience in operating a public company.

We presently only have one executive officer, who acts as both our Chief Executive Officer and Chief Financial Officer, and has limited experience in the management of a publicly traded company. Until we are able to raise the capital to broaden our management, we may be handicapped in managing our business and our public company obligations. Executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage as they will likely need to devote an increasing amount of their time to these activities, resulting in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies.

We do not currently intend to pay cash dividends on our Common Stock, so any returns will be substantially limited to the value of our Common Stock.

We have no current plans to pay any cash dividends on our Common Stock. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our Board as well as restrictions imposed by the DGCL. We currently anticipate that we will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends may be limited by covenants under indebtedness that we or our subsidiaries may incur in the future, or the terms of preferred stock, as well as other limitations and restrictions imposed by law. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock at a greater price than that which you paid for it.

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Our Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain disputes between our stockholders and us, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine, including, but not limited to, (i) any derivative action brought by a stockholder on our behalf, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, or employees and (iii) any claim against us arising under our Certificate of Incorporation, Bylaws or the DGCL. The Certificate of Incorporation designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

This choice of forum provision may have the effect of increasing costs for investors to bring a claim against us and our directors and officers and of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage (but not prevent) lawsuits with respect to such claims.

Delaware law and provisions in our Certificate of Incorporation and Bylaws might discourage, delay or prevent a change in control of the Company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of two-thirds of the voting power of our stockholders other than the interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our Certificate of Incorporation and Bylaws contain provisions that may make the acquisition of the Company more difficult, including the following:

•	our Board is classified into three classes of directors with staggered three-year terms, and directors can only be removed from office for cause (which is not defined) by the affirmative vote of holders of at least a majority of the voting power of our then-outstanding capital stock;
•	certain amendments to our Certificate of Incorporation will require the approval of stockholders holding two-thirds of the voting power of its then-outstanding capital stock;
•	our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;
•	vacancies on our Board will be able to be filled only by our Board and not by stockholders;
•	certain litigation against us can only be brought in Delaware;
•	our Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established by our Board, which shares may be issued without the approval of the holders of our capital stock; and
•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock.

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We are an “emerging growth company,” and a “smaller reporting company,” and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of over $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such year and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock, and our stock price may be more volatile.

Further, we are a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and any non-voting Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and any non-voting Common Stock held by non-affiliates was less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

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THE PRIVATE PLACEMENTS

Set forth below is an overview of the private placement transactions in which the Selling Stockholders participated and pursuant to which the Selling Stockholders received the shares of Common Stock, or Convertible Securities pursuant to which shares of Common Stock are issuable, to which the registration statement of which this Prospectus forms a part relates and certain rights incident thereto.

Series D Convertible Preferred Stock Offering

In April 2026, the Company sold and issued to accredited investors a total of 15,000 shares of Series D (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15,000,000.

As part of the offering, the Company entered into a Securities Purchase Agreement and Registration Rights Agreement with the investors. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement registering the resale of the shares of Common Stock underlying the Series D and Warrants by June 22, 2026 and to cause it to become effective by August 21, 2026, subject to the terms and conditions set forth therein. The registration statement of which this Prospectus is a part is being filed in connection with these obligations.

The Company engaged placement agents to assist with the offering. The compensation for the placement agents consists of: (i) the issuance of warrants to purchase an amount of common stock equal to 2% of the shares of common stock issuable upon conversion of the Series D, which resulted in 683,215 Financing Activity Warrants issued to the placement agents in the offering and (ii) a cash fee equal to 6% of the gross proceeds received by the Company in the offering. The Financing Activity Warrants issued to the placement agents are included in the Warrants.

Conversion Agreements

From June 12, 2025 through June 18, 2025, the Company entered into Conversion Agreements (the “Conversion Agreements”) with certain creditors of the Company under which such creditors agreed to exchange a total of $10,100,256 of accounts payable and other liabilities to such creditors in exchange for the Company’s issuance of 27,330,000 shares of the Company’s Common Stock to such creditors. In addition, two of these creditors will be receiving convertible preferred stock in lieu of common stock.

In June 2025, the Company entered into a series of Conversion Agreements with certain creditors. Pursuant to the Conversion Agreements, certain creditors agreed to exchange $4,429,000 of accounts payable and accrued expenses for the issuance of 11,983 shares of the Company’s Series C Convertible Preferred Stock, which subject to beneficial ownership limitations, are convertible into 11,983,000 shares of Common Stock

On July 18, 2025, the Company filed the Certificate of Designations of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of the Company designating and authorizing the issuance of up to 13,000 shares of Series C Convertible Preferred Stock. Subsequently, on November 4, 2025, the Company filed a Certificate of Amendment to the Certificate of Designations to increase the number of authorized and designated shares of Series C Convertible Preferred Stock to 23,000 shares.

On July 22, 2025, the Company issued a total of 11,983 shares of the Company’s Series C Convertible Preferred Stock (convertible into 11,983,000 shares of Common Stock) with a fair value of $12 to two creditors in settlement of $4,429,000 of accounts payable and accrued expenses pursuant to the Conversion Agreements As a result of the issuance of the Series C Convertible preferred stock, the Company recognized a gain on extinguishment of liabilities of $4,417,000.

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Universal Resale and Registration Provisions

In connection with the Conversion Agreements described above as well as certain other transactions which occurred in 2025, the Company and counterparties who received common stock or derivative securities entered into the Resale Provisions pursuant to which such recipients agreed to certain lock-up provisions restricting and limiting their sale, transfer, pledge, or disposal of any shares of common stock held by or issuable to such recipients for a period ending 12 months following the date of a resale registration statement with respect to the common stock comprising or underlying such securities is declared effective by the SEC (such period, the Lock-Up Period). The Resale Provisions provide that up to 10% of each holder’s shares may be sold or transferred during the first 90 days following such effective date, and up to 25% of such holder’s shares may be sold or transferred in each subsequent 90 day period thereafter for the remainder of the Lock-Up Period; and that during each of the third and fourth ninety 90 day periods referred to above, each holder may sell or transfer up to an additional 10% of its shares, but only to the extent such amount represents shares that were eligible for sale or transfer in prior periods but were not sold or transferred by such holder. The Resale Provisions also contains certain additional limitations and exceptions with respect to such lock-up provisions, including a volume limitation on the holders’ sales of shares pursuant to which the holders collectively may not sell more than 10% of the shares in a given trading day, and the cessation of the Lock-Up Period and termination of such lock-up provisions if certain events do not occur within a specified time and as more particularly set forth therein.

Pursuant to the Resale Provisions the Company also agreed to provide the holders with registration rights pursuant to which, if the Company closes a securities offering resulting in gross proceeds of at least $5 million, the holders shall have “piggy back” registration rights for the inclusion for resale of their shares to be registered on any subsequent registration statement filed with the SEC in connection with such offering. The Company also agreed to file a registration statement for the holders’ sales of shares within 180 days after the Company makes the requisite filings under the Securities Exchange Act of 1934, and prepares the requisite audited and unaudited financial statements, as applicable, to become eligible to file a resale registration statement, and to cause such registration statement to be declared effective within 90 days thereafter. The Company also agreed to provide the holders with certain indemnification rights in connection with such registration rights.

The registration statement of which this Prospectus is a part is being filed in connection with these obligations.

The offers and sales of the securities described above were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

For additional information on the securities described above, see “Description of Our Securities.”

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Stockholders. Upon the exercise of the Warrants, assuming all such exercises are cash exercises, we will receive the exercise price of the Warrants. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the Selling Stockholder.

There is no assurance the Warrants will be exercised for cash. We intend to use such proceeds, if any, for general corporate and working capital purposes.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the shares of Common Stock to which the registration statement of which this Prospectus is a part relates, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of shares of Common Stock covered hereby on the principal trading market of the Common Stock or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

See “The Private Placements – Universal Resale and Registration Provisions” at page 41.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in all states but New York, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, general business conditions, and whether dividends are payable by us under the DGCL.

In addition, the terms of the Series D we issued in April 2026 precludes us from paying dividends to holders of our Common Stock or other securities without the prior consent of the holders of a majority the Series D.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Zapata is a leading pure-play hardware-agnostic quantum software company. Following a strategic realignment in 2025, the Company offers subscription-based solutions to efficiently deploy and accelerate the development of quantum and hybrid quantum-classical computing applications. Founded in 2017 by researchers from a Harvard University Quantum Computing Lab, Zapata has built one of the industry’s most robust intellectual property portfolios in quantum and hybrid quantum-classical computing and algorithmic methods, with over 60 patents, granted and pending, developed over eight years.

Zapata’s software platform for quantum computing applications is based on our patented technology and supports a wide range of use cases in cryptography, pharmaceuticals, manufacturing, materials discovery and defense. To the Company’s knowledge, it is the only organization to have participated across all technical areas of the Defense Advanced Research Projects Agency’s (“DARPA”)’s Quantum Benchmarking program and it has worked with Fortune 500 enterprises and government agencies to unlock the potential of quantum computing.

Following a period of broader AI exploration, the Company undertook, in 2024 and 2025, a strategic realignment to refocus on its core quantum mission: developing the software and tooling layer that enables enterprises, governments, and researchers to harness quantum computing for economically meaningful outcomes.

On October 7, 2024 the Company voluntarily elected to temporarily suspend its operations due to its limited capital resources and inability to access adequate liquidity to continue to fund its operations and meet its outstanding debt obligations. In June 2025, the Company commenced debt restructuring and capital raising transactions and the reinstatement of operations by (1) entering into exchange agreements with unsecured creditors pursuant to which such creditors agreed to exchange outstanding obligations payable to them for Common Stock and certain rights related thereto, and (2) the Company sold convertible notes and warrants for gross proceeds of $3 million. The Company has since been continuing efforts to negotiate and restructure outstanding obligations and raise capital. In the furtherance of scaling operations, the Company has also entered into advisory agreements with third parties and agreed to compensate such parties in the form of equity and/or cash compensation. Additionally, following the restructuring and financings completed in 2025 and 2026, the Company resumed active operations and rehired key personnel.

Zapata’s hardware-agnostic approach and proprietary technology address the “software bottleneck” that limits quantum adoption. The Company’s products - Orquestra, Bench-Q, Quantum Graph, and Quantum Pilot - provide the infrastructure and workflow tools that connect problem discovery, algorithm design, and hardware execution. These tools are supported by professional services, partnerships, and licensing programs that collectively form the Company’s business model.

Throughout the following discussion, amounts are provided in thousands, except for share and per share amounts.

Components of Our Results of Operations

Revenue

Our revenue historically was generated primarily from sales of subscriptions to our software platform and related services. Subscriptions to our software platform are offered as stand-ready access to our cloud environment on an annual or multi-year basis. We may also offer consulting services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with our software platform. We evaluate our contracts at inception to determine if the terms represent a single, combined performance obligation or multiple performance obligations. We generated no revenue in each of the three months ended March 31, 2026 and March 31, 2025.

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Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. Our primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to our information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. We allocate these overhead expenses based on headcount and thus are reflected in cost of revenue and each operating expense category.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for our employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization. Sales and marketing expenses are primarily driven by investments in the growth of our business. We expect sales and marketing expenses, expressed as a percentage of revenue, to vary from period to period for the foreseeable future.

Research and Development

Research and development expenses consist primarily of personnel-related costs, including salaries and wages, benefits, bonuses, and stock-based compensation expense for our scientists, engineers and other employees engaged in the research and development of our products. In addition, research and development expenses include third party software subscription costs, facilities and other supporting overhead costs, including depreciation and amortization. Research and development costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries and wages, bonuses, benefits, and stock-based compensation expense for our finance, legal, information technology, human resources, and other administrative personnel. General and administrative expenses also include facilities and supporting overhead costs, including depreciation and amortization, and external professional services.

Other Expense, Net

Other expense, net consists primarily of fair value adjustments related to our Senior Secured Notes and derivative contract in connection with our Forward Purchase Agreement, interest income, interest expense and foreign exchange gains and losses from our international operations.

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Results of Operations

Results of Operations for the Three Months Ended March 31, 2026 compared to Three Months Ended March 31, 2025

The following table summarizes our results of operations for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025	Change	%
	(in thousands)
Revenue	$–	$–	$–	–
Cost of revenue	–	–	–	–
Gross profit	–	–	–	–
Operating expenses:
Sales and marketing	173	–	173	100
Research and development	235	–	235	100
General and administrative	789	680	109	16
Total operating expenses	1,197	680	517	216
Loss from operations	(1,197)	(680)	(517)	(216)
Other income (expense):
Interest expense	(132)	(102)	(30)	30
Other (expense) income, net	19	12	7	60
Total other expense, net	(113)	(90)	(23)	26
Net loss	$(1,310)	$(770)	$(540)	70%

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expense was $173 thousand for the three months ended March 31, 2026, as compared to $0 for the three months ended March 31, 2025. The increase reflects an increase in employee compensation costs, marketing expenses, and stock-based compensation expense.

Research and Development Expenses

Research and development expense was $235 thousand for the three months ended March 31, 2026, as compared to $0 for the three months ended March 31, 2025. The increase reflects an increase in employee compensation costs, advisor fees, and stock-based compensation expense.

General and Administrative Expenses

General and administrative expenses were $789 thousand for the three months ended March 31, 2026, compared to $680 thousand for the three months ended March 31, 2025. The increase of $109 thousand reflects an increase in stock-based compensation expenses. Current-quarter expenses mainly consisted of insurance, software costs, salaries and benefits, and legal and professional fees, including $126 thousand of legal expenses related to our intellectual property.

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Other Expense, Net

Other expense, net was $113 thousand for the three months ended March 31, 2026, compared to $90 thousand for the three months ended March 31, 2025.

Provision for income taxes

There was no provision for income taxes during each of the three months ended March 31, 2026 and March 31, 2025.

Results of Operations for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes our results of operations for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024	Change	%
	(in thousands)
Revenue ($0 and $1,300 from related parties, respectively)	$–	$3,876	$(3,876)	(100)
Cost of revenue	–	3,241	(3,241)	(100)
Gross profit	–	635	(635)	(100)
Operating expenses:
Sales and marketing ($0 and $2,873 from related parties, respectively)	267	7,120	(6,853)	(96)
Research and development	252	4,420	(4,168)	(94)
General and administrative	2,907	12,141	(9,235)	(76)
Total operating expenses	3,426	23,681	(20,255)	(267)
Loss from operations	(3,426)	(23,046)	(20,255)	167
Other income (expense):
Interest expense	(513)	(962)	449	(47)
Loss on issuance of forward purchase agreement derivative liability	–	(4,935)	(4,935)	(100)
Change in fair value of forward purchase agreement derivative liability	–	2,499	2,499	(100)
Change in fair value and loss on issuance of notes	–	(9,776)	(9,997)	(100)
Loss on extinguishment of senior secured notes	(134)	–	(134)	(100)
Gain on extinguishment of forward purchase agreement settlement liability	2,357	–	2,357	100
Gain on extinguishment of liabilities	9,117	–	9,177	100
Gain on forbearance agreement	1,887	–	1,887	100
Other (expense) income, net	48	(1,903)	(1,951)	(103)
Total other expense, net	12,762	(15,077)	27,839	(185)
Net income (loss) before income taxes	9,336	(38,123)	47,41	(124)
Provision for income taxes	–	(20)	20	(100)
Net income (loss)	$9,336	$(38,143)	$47,478	(124)

** Not meaningful

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Revenue

Revenue was $0 for the year ended December 31, 2025, as compared to $3.9 million for the year ended December 31, 2024 The decrease reflects the Operational Cessation.

Cost of Revenue

Cost of revenue was $0 for the year ended December 31, 2025, as compared to $3.2 million for the year ended December 31, 2024. The decrease reflects the Operational Cessation.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expense was $0.3 million for the year ended December 31, 2025, as compared to $7.1 million for the year ended December 31, 2024. The decrease reflects the Operational Cessation.

Research and Development Expenses

Research and development expense was $0.3 million for the year ended December 31, 2025, as compared to $4.4 million for the year ended December 31, 2024. The decrease reflects the Operational Cessation.

General and Administrative Expenses

General and administrative expenses were $2.9 million for the year ended December 31, 2025, compared to $12.1 million for the year ended December 31, 2024. The decrease of $9.2 million reflects the Operational Cessation. Expenses for the current period mainly consisted of insurance, software costs, salaries and benefits for remaining personnel, and legal and professional fees, including $0.1 million of legal expenses related to our intellectual property.

Loss From Operations

In the year ended December 31, 2025, we sustained an operating loss of $3.4 million compared to $23.0 million in the prior year. The difference was due to the Operation Cessation.

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Other Income (Expense), Net

Other income, net was $12.7 million for the year ended December 31, 2025, compared to other expense, net of $15.1 million for the year ended December 31, 2024. The $27.8 million favorable variance was primarily attributable to the nonrecurrence in the current period of the following prior period charges which were non-cash: (i) $9.8 million loss related to the issuance of Senior Secured Notes, (ii) a $4.9 million loss on issuance of Forward Purchase Agreement, and (iii) $1.8 million in transaction costs incurred related to the Lincoln Park Purchase Agreement, partially offset by a $2.4 million gain resulting from the change in fair value of the Forward Purchase Agreement. Additionally, interest expense decreased by $0.5 million, primarily due to the conversion of a majority of the Senior Notes to equity upon closing of the merger in the first quarter of 2024.

Other income, net for the year ended December 31, 2025 includes a $2.4 million gain on extinguishment of the Forward Purchase Agreement liability, a $9.1 million gain on extinguishment of liabilities, a $1.9 million gain on forbearance agreement, partially offset by $0.5 million of interest expense, and a $0.1 million loss on extinguishment of Senior Secured Note.

Provision for income taxes

There was no provision for income taxes during the year ended December 31, 2025. The provision for income taxes during the year ended December 31, 2024 was not material and was related to our foreign operations.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from sales of Convertible Preferred Stock and Common Stock and the issuance of Convertible Notes. For the three months ended March 31, 2026, we recorded a net loss of $1.3 million, used cash in operations of $1 million and had a stockholders’ deficit of $9.4 million as of that date. As of March 31, 2026, we had a cash balance of $642. Cash used in operations was primarily from the Company’s operating losses, working capital, and investment in strategic growth initiatives. We have incurred significant losses and negative cash flows from operations since inception and expects to continue to incur losses and negative cash flows for the foreseeable future as we expand our penetration of the quantum computing application development market.

Immediately following the business combination, the Company had substantial near-term liquidity needs. As disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, the Company had total liabilities of $30.9 million, including $23.1 million of current liabilities, compared to total assets of $9.9 million, including $7.3 million of cash. As a result, the Company required additional financing to satisfy its obligations and continue operations. The Company's suspension of operations resulted primarily from its overall liquidity constraints and inability to obtain sufficient additional financing.

As of June 1, 2026, we had approximately $13.2 million in cash. We expect our existing cash will be sufficient to fund our current operating plan for at least twelve months from the date of the issuance of our most recent financial statements and our audit opinion contains a going concern qualification.

Material Obligations

Series D and Warrants

In April 2026, the Company raised a total of $15,000 from the sale of Series D and Warrants. See “The Private Placements” at page 40.

Series A

In 2025, we raised $1,500 through the sale of Series A Convertible Preferred Stock. See “The Private Placements” at page 40.

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Convertible Promissory Notes

 In June 2025, we entered into a securities purchase agreement with accredited investors pursuant to which we sold and issued secured convertible Notes and Warrants (the “2025 Warrants”). See “The Private Placements” at page 40. The convertible Notes bear simple interest at a rate of 10.00% per annum and mature on June 12, 2026, unless earlier converted or repaid in accordance with its terms. Interest accrues daily based on a 360-day year and will not be paid in cash prior to maturity unless the Notes are repaid before conversion. The maturity date of these Notes was extended to June 12, 2027.

Senior Secured Notes

The Senior Secured Notes bear interest at the compound rate of 15% per annum and are convertible at the option of each noteholder in connection with the Merger at a conversion price of (i) $4.50 per share at the closing of the Merger or (ii) $8.50 per share at any time after the closing of the Merger. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest will be due and payable at the maturity date, December 15, 2026, unless otherwise converted. Upon the closing of the Merger, a portion of the aggregate outstanding Senior Secured Notes with an aggregate principal amount of $14,200 and associated accrued interest of $0.5 million were converted into shares of our Common Stock. While any Senior Secured Notes are outstanding, we cannot incur additional indebtedness for borrowed funds, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes.

Forbearance Agreements

During the year ended December 31, 2025, the Company entered into forbearance agreements (the “Forbearance Agreement”) with two third-party creditors related to outstanding invoices totaling approximately $3,774 (the “Overdue Amount”). Pursuant to the Forbearance Agreement, 50% of the Overdue Amount (approximately $1,887), remains due, and the remaining $1,887 becomes contingently payable based upon the completion of capital-raising transactions generating at least $45,000 and $55,000, respectively, in aggregate proceeds. If the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

Pursuant to the Forbearance Agreement, the creditors have each agreed to temporarily forbear from enforcing collection of the $1,887, that is currently recorded in accounts payable during the forbearance period, and, in either case, if the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

During the year ended December 31, 2025, the Company accounted for the $1,887 Overdue Amount that is now contingently payable as an extinguishment of debt due to management’s assessment that it is not probable that the Company reach the equity raising threshold that would require repayment of these amounts.

Beginning May 1, 2025, any unpaid portion of the Obligations will accrue a late charge at a rate equal to the lesser of 0.8% per month or the maximum rate permitted by law. The forbearance period will terminate—and the Remaining Overdue Amount, together with any accrued late charges, will become immediately due and payable—upon the occurrence of certain “Forbearance Termination Events,” including specified capital-raising or asset-sale transactions, defaults, or insolvency events.

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The Company has no material long-term obligations; its material obligations consist of the following short-term obligations:

•	Accounts payable totaled approximately $4.1 million as of March 31, 2026. Approximately $1.9 million is subject to a forbearance agreement under which creditors have agreed to temporarily forbear from collection, and such obligations may be permanently extinguished if specified financing thresholds are not achieved.
•	Accrued expenses and other current liabilities totaled approximately $1.5M as of March 31, 2026. See Note 3 to the Financial Statements for a detailed breakdown of these balances.
•	Other liabilities totaled approximately $0.4 million as of March 31, 2026, consisting entirely of deferred revenue.
•	Senior secured notes totaled approximately $1.3 million as of March 31, 2026. The maturity date for these notes is December 15, 2026. See Note 4 to the Financial Statements for further detail.
•	Convertible promissory notes totaled approximately $3.2 million as of March 31, 2026. The maturity date on these notes has been extended to June 12, 2027. See Note 4 to the Financial Statements for further detail.

In addition to the above, the Company has contingent obligations of approximately $1.9 million, which become partially payable upon the completion of capital-raising transactions generating aggregate proceeds of at least $45.0 million, and fully payable upon the completion of capital-raising transactions generating aggregate proceeds of at least $55.0 million. If the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

Cash Flows

Cash Flows for the Quarters Ended March 31, 2026 and 2025

The following table summarizes our sources and uses of cash for each of the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net cash used in operating activities	$(999)	$(59)
Effect of exchange rate changes on cash	(18)	(12)
Net decrease in cash	$(1,017)	$(71)

Operating Activities

Net cash used in operating activities was $1.0 million for the three months ended March 31, 2026. Operating cash flows reflected a net loss of $1.3 million, partially offset by $370 thousand in non-cash charges. Non-cash charges included $132 thousand in non-cash interest expense, and $238 thousand in stock-based compensation. Changes in working capital was driven by a $51 thousand decrease in prepaid expenses and other current and non-current assets, a $106 thousand increase in accounts payable, and a decrease of $217 thousand in accrued expenses and other current liabilities and other non-current liabilities.

Net cash used in operating activities was $59 thousand for the three months ended March 31, 2025. Operating cash flows reflected a net loss of $0.8 million, partially offset by $569 thousand in non-cash charges and a $142 thousand net change in working capital. Non-cash charges included $525 thousand in non-cash interest expense, and $44 thousand in stock-based compensation. Changes in working capital was driven by a $48 thousand increase in accounts payable and a $94 thousand decrease in prepaid expenses and other current and non-current assets.

Investing Activities

There were no cash flows from investing activities during each of the three months ended March 31, 2026 and March 31, 2025.

Financing Activities

There were no cash flows from financing activities during each of the three months ended March 31, 2026 and March 31, 2025.

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Cash Flows for the Fiscal Years Ended December 31, 2025 and 2024

The following table summarizes our sources and uses of cash for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
	(in thousands)
Net cash used in operating activities	$(1,665)	$(18,108)
Net cash used in investing activities	–	(34)
Net cash provided by financing activities	3,018	15,095
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(53)	(63)
Net increase (decrease) in cash, cash equivalents and restricted cash	$1,300	$(3,110)

Operating Activities

Net cash used in operating activities was $1.7 million for the year ended December 31, 2025. Operating cash flows reflected net income of $9.4 million and a $1.4 million net increase in working capital, partially offset by $12.4 million in net non-cash charges. Changes in working capital were primarily driven by a $1.0 million increase in accrued expenses and other current liabilities, and a $0.2 million increase in accounts payable. Non-cash charges included $9.1 million gain on extinguishment of liabilities, a $2.4 million gain on extinguishment of Forward Purchase Agreement settlement liability, and a $1.9 million gain on forbearance agreement, partially offset by $0.5 million in non-cash interest expense, $0.3 million in stock-based compensation and $0.1 million loss on extinguishment of Senior Secured Note. As previously disclosed, we ceased operations in October 2024, resulting in limited activities during the current period.

Net cash used in operating activities was $18.1 million for the year ended December 31, 2024. The factors affecting our operating cash flows during this period were our net loss of $38.1 million, partially offset by a net change in our operating assets and liabilities of $3.8 million and non-cash charges of $16.3 million. The non-cash charges primarily consisted of $9.8 million in the loss on issuance of Senior Secured Notes, $4.9 million in the loss on the forward purchase contract, $2.0 million in equity line of credit commitment expense, $0.9 million in non-cash interest expense, $0.6 million in stock-based compensation expense, $0.2 million in non-cash vendor payments, $0.2 million in non-cash lease expense, $0.1 million in depreciation and amortization expense and $0.1 million loss on fixed assets disposal, partially offset by $2.5 million in change in fair value of forward purchase contract. The change in operating assets and liabilities was driven by a $7.1 million increase in accounts payable, $2.4 million increase in Forward Purchase Agreement Settlement obligation and $0.1 million increase in deferred revenue, partially offset by a $4.3 million decrease in accrued expenses and other current liabilities and other non-current liabilities, a $0.7 million decrease in deferred legal fees, a $0.5 million increase in prepaid expenses and other current and non-current assets, a $0.3 million decrease in operating lease liabilities and a $0.1 million increase in accounts receivable. The increase in accounts payable was primarily due to higher transaction costs and the delayed vendor and sponsorship payments following the Operational Cessation in the fourth quarter of 2024. The Forward Purchase Agreement Settlement obligation was related to the acceleration of the Valuation Date, requiring recognition of $2.4 million liability in the fourth quarter of 2024. The increase in deferred revenue is due to the timing of billings related to customer contracts and revenue recognition under customer contracts. The decrease in accrued expenses and other current liabilities and other non-current liabilities was primarily reflects payments of legal and audit fees. The decrease in deferred legal fees resulted from payments of fees. The increase in prepaid expenses and other current and non-current assets was primarily due to the timing of vendor invoicing and payments for sponsorship fees. The decrease in operating lease liabilities resulted primarily from lease payments. The increase in accounts receivable is due to the timing of billings and collections from customer contracts.

Investing Activities

During the year ended December 31, 2025, we had no investing activities.

During the year ended December 31, 2024, net cash used in investing activities was $34,000, primarily consisting of purchases of property and equipment. The purchases of equipment during these periods were primarily related to computer equipment purchases.

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Financing Activities

Net cash provided by financing activities was $3.0 million for the year ended December 31, 2025. This amount primarily reflects $2.9 million in net proceeds received from the issuance of Convertible Promissory Notes, $1.4 million in net proceeds from the sale of Series-A Preferred Stock, partially offset by the repayment of $1.3 million of Senior Secured Notes.

During the year ended December 31, 2024, net cash provided by financing activities was $15.1 million, which consisted of $12.6 million in proceeds from the closing of the Merger, $6.0 million in proceeds received from the issuance of Senior Secured Notes, $8.6 million in proceeds from issuances of Common Stock under the equity line of credit, $2.5 million in proceeds from the partial early termination of the Forward Purchase Agreement and $0.1 million in proceeds from exercises of stock options, partially offset by the payment of $0.1 million debt discount, payment of $0.6 million of notes payable to related parties, payment of $2.9 million of deferred offering costs and the prepayment of $11.0 million under the Forward Purchase Agreement.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements during the periods presented. Zapata and Legacy Zapata have not entered into any off-balance sheet financing agreements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Collaborative Research Agreement

On February 12, 2024, the Company entered into a collaborative research agreement with a third party, pursuant to which the Company and the third party partnered to develop a quantum generative AI application and a hybrid solver over a three-month term. The Company led the development of the application. The third party also contributed $1,000 to the project in the form of a Senior Secured Note, which it did not elect to convert into the Company's Common Stock upon the Closing of the Merger, and which was repaid in June 2025. The collaborative research agreement was effectively terminated in October 2024 in connection with the Company's Operational Cessation.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses incurred during the reporting periods. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities recorded revenues and expenses that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this Prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

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Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, we recognize revenue when we satisfy a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

We recognize revenue using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as we satisfy the performance obligations.

At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise, implicit or explicit, to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

We currently earn revenue primarily from subscriptions to our software platform and related services. Subscriptions to our software platform are currently offered as stand-ready access to our cloud environment on an annual or multi-year basis. Our consulting services may result in either single or multiple performance obligations based on the contractual terms. We may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the software platform. We evaluate our contracts at inception to determine if the promises represent a single, combined performance obligation, or multiple performance obligations. We allocate the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. We utilize a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. We consider market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. Our contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. We do not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to our software platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. Our contracts typically contain fixed-fee transaction prices. We determine and record a provision for loss contracts at the contract level when the current estimate of total costs of the contract at completion exceeds the total consideration we expect to receive. We have not recorded any provision for loss contracts at December 31, 2024. For consulting services, we measure progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, we recognize revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. We had limited contracts, where based on our determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

From time to time, we may enter into arrangements to build license applications that can be used in conjunction with our software platform. To date, the license application built has been delivered as a perpetual license with associated post-contract support. We recognize the license at the time of deployment, and the related post-contract support over the contracted service period on a ratable basis, as it is provided as a stand-ready service.

Revenue from services sold in the form of stand-ready scientific and software engineering services are recognized over the contract term on a ratable basis, as the obligation represent a stand-ready obligation.

Our payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

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Areas of Judgment and Estimation

Our contracts with customers can include multiple promises to transfer goods and services to the customer, which may be provided over one or more specified phases in the contract. Determining whether promises and/or phases are distinct performance obligations that should be accounted for separately or not distinct within the context of the contract and, thus, accounted for together, requires significant judgment. When customer contracts include promises for multiple goods, services and/or phases, we determine whether the nature of our promise is to transfer (a) multiple promised goods, services and/or phases or (b) a combined item that comprises multiple promised services and/or phases.

For consulting services performance obligations that are satisfied over time, we measure progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, we recognize revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. We believe this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments.

Significant estimates and assumptions are used in the determination of the stand-alone selling price when multiple performance obligations are identified. We utilize a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. We consider market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. Actual results could differ from those estimates and such differences could affect our financial position and results of operations.

Stock-Based Compensation Expense

We measure stock-based options granted to employees, directors, and non-employees based on their fair value on the date of the grant using the Black-Scholes option-pricing model for stock options. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if we had paid cash in exchange for the goods or services, which is generally the over the vesting period of the award. We use the straight-line method to recognize the expense of awards with service-based vesting conditions. We account for forfeitures of stock-based awards as they occur. As of December 31, 2025, all awards have service-based vesting conditions.

Determination of the Fair Value of Legacy Zapata Common Stock

The fair value of the Common Stock of Legacy Zapata has been determined by management with consideration to a third-party valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in Legacy Zapata’s Common Stock, our historical financial performance and financial position, our future prospects and opportunity for liquidity events, and recent sale and offer prices of common and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length.

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Senior Notes and Senior Secured Notes

Through December 31, 2024, we have issued $5.6 million in Senior Notes, all of which were canceled and, inclusive of interest of $0.6 million, exchanged for Senior Secured Notes on December 22, 2023, and $10.0 million in Senior Secured Notes to certain lenders. We performed an analysis of all of the terms and features of the Senior Notes and Senior Secured Notes. We elected the Fair Value Option to account for the Senior Notes as we identified embedded derivatives, such as voluntary conversion upon qualified financing, automatic conversion upon a De-SPAC Transaction, defined as a business combination between Legacy Zapata and a special purpose acquisition company, with or without a private investment in public equity (“PIPE”), automatic conversion upon an initial public offering, repayment under a change of control event, and optional conversion under prepayment, all of which would require bifurcation and separate accounting. The Senior Notes were remeasured at fair value at each balance sheet date until they were converted to Senior Secured Notes in December 2023. Changes to the fair value of the Senior Notes was recorded in other (expense) income, net in the consolidated statements of operations and comprehensive loss. We had also elected the option of combining interest expense and the change in fair value as a single line item within the consolidated statements of operations and comprehensive loss. The analysis of the fair value of the Senior Notes contained inherent assumptions related to the market interest rate, the probability of alternate financing, change of control, initial public offering, De-SPAC Transaction with or without a PIPE, maturity extension, and payment at original maturity. Due to the use of significant unobservable inputs, the overall fair value measurement of the Senior Notes was classified as Level 3.

We account for our Senior Secured Note issued to a third party for capital market advisory services in connection with the Merger as a stock-based award granted to non-employees and measure the award based on the merger date fair value using the binomial lattice model. The award is marked to its redemption value, including paid in-kind interest, if such value exceeds the fair value of the award at the merger date and each reporting period thereafter and we will recognize the additional fair value amount over redemption value as necessary.

We account for our remaining Senior Secured Notes at amortized cost, as they were issued at a substantial premium and do not qualify for the Fair Value Option. Legacy Zapata concluded that the optional conversion feature was not required to be bifurcated or separately accounted for as a derivative. Costs related to the issuance of the remaining Senior Secured Notes were recorded as a debt discount as a reduction of the carrying value of the notes and amortized over the term of the notes and are recorded in other (expense) income, net within the consolidated statements of operations and comprehensive loss using the effective interest method.

Upon the closing of the Merger, a portion of the aggregate outstanding Senior Secured Notes converted into 3,257,876 shares of Common Stock (856,202 to related parties). Upon the conversion of the Senior Secured Notes, the principal balance of the debt of $14.2 million and associated accrued interest of $0.5 million were converted, resulting in an increase in Common Stock and additional paid-in capital of $14.7 million. Certain holders of the Senior Secured Notes, holding $2.0 million in aggregate principal amount, did not convert their Senior Secured Notes into shares of Common Stock and are recognized at amortized cost. As of December 31, 2024, the $2.2 million of aggregate principal and accrued interest on the outstanding Senior Secured Notes did not include any associated costs that are being recorded as a debt discount and amortized over the remaining term of the outstanding Senior Secured Notes.

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Forward Purchase Agreement Derivative Liability

We utilized a Monte-Carlo simulation to value the Forward Purchase Agreement derivative liability. We determined that the Forward Purchase Agreement contains (i) an Optional Early Termination provision, and (ii) a Variable Maturity Consideration. The Optional Early Termination and the Variable Maturity Consideration, as combined, are considered as a freestanding financial instrument and meet the definition of a derivative instrument. The fair value of the forward purchase agreement derivative liability, consisting of the Optional Early Termination and the Variable Maturity Consideration, was estimated using a Monte-Carlo Simulation in a risk-neutral framework. The fair value of the derivative liability was equal to the difference between the fair value of the Forward Purchase Agreement and the amount of cash receivable at the two-year settlement date, which was calculated as the present value of the initial reset price of $10.00 per share (as defined in the Forward Purchase Agreement) discounted using the term-matched risk-free rate.

We recorded the initial value of the instrument as a loss on issuance of forward purchase agreement derivative liability of $4.9 million in the consolidated statements of operations and comprehensive loss. The change in fair value of the forward purchase agreement derivative liability of $2.5 million was recorded during the year ended December 31, 2024, in the consolidated statements of operations and comprehensive loss.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements, which are included elsewhere in this Annual Report.

Emerging Growth Company Status

Zapata Quantum Inc. qualifies as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board (“FASB”) or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies. We also intend to take advantage of some of the reduced regulatory and reporting requirements applicable to emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

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BUSINESS

Overview

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” starting on page 46 for additional information about the Company’s business.

On March 28, 2024, we consummated the business combination contemplated by the Business Combination Agreement, dated September 6, 2023, by and among the Company, Merger Sub and Legacy Zapata. Pursuant to the Business Combination Agreement, the Merger took place pursuant to which Merger Sub merged with and into Legacy Zapata resulting in Legacy Zapata becoming a wholly owned subsidiary of the Company.

Following the restructuring and financings completed in 2025 and 2026, the Company resumed active operations and rehired key personnel across research and development, product, strategy and operations, and commercial functions, including its Chief Technology Officer, Vice President of Strategy and Operations, Vice President of Product, and Senior Director of Partnerships and Go-to-Market. As disclosed in Financial Note 1 to the Financial Statements, management expects the Company's existing cash to be sufficient to fund its current operating plan for at least twelve months from the issuance of the financial statements.

The Company’s business plans and operations described herein, and our ability to execute and continue with such efforts, will depend on our ability to raise capital needed to repay vendors and creditors, rehire various personnel and fund our working capital and growth needs. Further, our capital raising efforts and business and operations generally are subject to numerous risks and uncertainties, as described under “Risk Factors” starting on page 8.

Introduction to Quantum Computing

Quantum computing exploits the principles of quantum mechanics - superposition, entanglement, and interference - to process information in fundamentally new ways. Whereas classical computers operate on bits that are either 0 or 1, quantum computers use quantum bits, or “qubits” that can exist in multiple states simultaneously. This enables exponential scaling of computational possibilities and the potential to solve certain classes of problems - such as molecular simulation, combinatorial optimization, and cryptographic analysis - that are intractable on classical machines.

The field of quantum computing is advancing rapidly, supported by significant broad-based investment. Global governments have announced multibillion-dollar quantum initiatives, venture and public-market investment have accelerated considerably, and major cloud computing providers now offer access to quantum processors. A 2024 Boston Consulting Group analysis estimates that quantum technologies will create $450 billion to $850 billion of economic value globally, sustaining a $90 billion to $170 billion market for hardware and software providers by 2040.

Phases of Quantum Computing Technology Development

The first phase of quantum computing has been the arrival of Noisy Intermediate-Scale Quantum (NISQ) devices, characterized by limited qubit counts and the absence of full error correction. Despite these constraints, NISQ computing can still deliver tangible value especially in areas such as materials, chemical simulations and optimization.

Zapata has contributed significantly to the advancement of NISQ approaches including pioneering the Variational Quantum Eigensolver (VQE), a foundational hybrid quantum-classical algorithm that combines quantum state preparation with classical optimization to estimate molecular and materials properties, with applications to other domains as well.VQE demonstrated one of the first practical uses of quantum hardware and helped establish the hybrid quantum-classical paradigm that continues to define much of the industry’s progress. Building on this foundation, Zapata develops software and tools that extend hybrid approaches to broader classes of scientific and industrial problems, creating an adaptable framework that evolves with each generation of hardware.Rapid progress is now being made toward the second phase of quantum computing, known as Fault-Tolerant Quantum Computing (FTQC), where error-corrected qubits enable deep, large-scale algorithms with transformative performance. As these systems come online, the race is underway to display what is known as “quantum advantage” or “quantum supremacy” in an increasing number of key problem areas.

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The number of announcements by leading FTQC hardware providers has accelerated considerably in recent months - including improvement in qubit coherence times, falling error rates, the demonstration of prototype logical qubits, and the announcement of quantum advantage for some problems. As these breakthroughs accumulate, the focus of progress is shifting toward the application and software layer - where practical utility will first emerge. This is the domain where Zapata Quantum operates.

Unlocking the full potential of FTQC will depend not only on better hardware, but also a mature software stack which will enhance the development of algorithms, compilers, and workflows that translate real-world problems into quantum form. Zapata has proven itself as a leader in this space, with pioneering work across a variety of domains - including chemistry, materials science, optimization, cryptography and machine learning.

By advancing the software infrastructure and application frameworks that will define the next generation of quantum computing, Zapata plays a critical role in enabling the industry’s evolution toward large-scale, fault-tolerant quantum advantage.

Market Opportunity

The quantum computing market is entering what many observers describe as its “readiness phase,” evidenced by Microsoft’s declaration of 2025 as the year of quantum readiness. In 2024, McKinsey & Co. estimated annual global spend on quantum computing technologies of approximately $2 billion, growing at 35% per year, including about $400 million directed to software and services.

While hardware improvements draw attention, the limiting factor to adoption is the absence of a robust, reusable software infrastructure. Enterprises seeking to explore quantum advantage face steep learning curves, fragmented hardware ecosystems, and scarce talent. Zapata addresses these pain points by providing a coherent, hardware-agnostic software stack and associated technical services.

The potential impact of quantum computing technology spans nearly every high-value computational domain:

•	Cryptography and cybersecurity - post-quantum encryption, secure communication, and threat assessment;
•	Optimization - financial portfolio construction, logistics, manufacturing scheduling, and energy-grid control;
•	Discovery and simulation - drug design, materials discovery, and climate modeling; and
•	Defense and aerospace - signal processing, sensor fusion, and strategic decision optimization.

We believe the software layer will capture a high share of the value created by these solutions to our planet’s most intractable problems. Zapata’s strategy is to occupy this enabling layer - bridging scientific discovery and commercial deployment.

Products

Zapata’s products are organized around what it refers to as the Generalized Quantum Stack - a three-layer model that defines the end-to-end process of quantum application development and execution. This framework, validated through Zapata’s multi-year leadership across all technical areas of DARPA’s Quantum Benchmarking program, provides the blueprint for accelerating progress from use case identification to implementation on physical hardware.

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Over the next twelve months, the Company intends to:

•	Continue development of its Quantum Graph and Quantum Pilot products;
•	Continue research and development efforts with commercial and academic collaborators, including work under its recently announced collaboration with NVIDIA;
•	Continue to pursue commercial engagements with prospective enterprise customers and strategic partners for the Company's software offerings;
•	Pursue government funding opportunities and research grants; and
•	Evaluate additional financing opportunities to support the Company's long-term growth strategy as appropriate.

Zapata Generalized Quantum Stack

Layer 1: WHY - Use-Case and Utility Benchmark Evaluation

Defines the purpose of quantum computing by assessing quantum-amenable problems and related utility benchmarks across domains such as chemistry, optimization, cryptography, and materials science. This layer involves curating high-utility, domain-driven benchmarks that connect abstract industry challenges to well-defined computational instances. Zapata’s work here includes building repositories of potential applications and developing workflows for systematic problem formulation, addressing a critical gap in how enterprises and researchers determine where quantum advantage will emerge.

Layer 2: WHAT - Algorithm Development and Benchmarking

Focuses on the design of quantum applications and algorithms. Zapata’s tools enable modular algorithm composition, evaluation, and benchmarking to translate domain problems into executable quantum circuits. This layer bridges academic innovation with industrial relevance by combining Zapata’s curated algorithm library and benchmarking datasets with methods for performance comparison across algorithms and hardware types.

Layer 3: HOW - Resource Estimation and Execution

Represents the implementation phase, encompassing resource estimation, compilation, and hybrid execution across quantum and classical backends. Zapata’s platform, Orquestra, provides an environment for orchestrating these workflows, allowing developers to simulate, optimize, and run algorithms on real quantum hardware or high-performance classical infrastructure. This layer ensures forward compatibility as the industry transitions from NISQ systems to FTQC architectures.

Together, these layers define the roadmap for scalable quantum application development. Zapata is the only hardware-agnostic quantum software company to have demonstrated leadership across all three layers of this stack - uniquely positioned to lead the acceleration of the field from theoretical research to practical implementation.

Specific Zapata products within these layers include:

Orquestra

Orquestra is Zapata’s software platform for developing, orchestrating, and executing quantum and hybrid classical/quantum applications. It provides a unified environment for constructing computational workflows that combine classical and quantum resources. Orquestra manages the end-to-end lifecycle: from problem definition through algorithm selection, circuit compilation, resource estimation, execution, and results analysis. The platform has been used in commercial and research settings including with BP p.l.c., BASF Group , Banco Bilbao Vizcaya Argentaria (BBVA), and Defense Advanced Research Projects Agency (DARPA).

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Bench-Q

Bench-Q was developed under the U.S. Defense Advanced Research Projects Agency’s Quantum Benchmarking program, where Zapata uniquely participated across all technical areas (TA-1, TA-1.5 and TA-2). Bench-Q provides a standardized framework and software toolkit for evaluating quantum algorithms and hardware performance against utility-driven benchmarks. It defines metrics and workflows that allow researchers to trace the progression from abstract problem instances to executable circuits. The methods and data models produced in Bench-Q are core to Zapata’s commercial products.

Quantum Graph

Quantum Graph (QG) is a structured knowledge base that catalogs quantum use cases, algorithms, and application instances in a graph-based format. It provides a searchable, modular representation of how problems, algorithms, and hardware resources connect, forming a foundation for composable quantum application development.

Quantum Pilot

Quantum Pilot (QP) builds upon Quantum Graph by introducing an AI-assisted development environment that helps users compose, test, and refine hybrid quantum-classical workflows. By leveraging machine-learning models to suggest algorithmic building blocks and resource optimizations, Quantum Pilot aims to accelerate the design of viable quantum applications by orders of magnitude relative to manual methods.

Services

In-line with our historical activities prior to the cessation of operations in June 2024, we intend to complement our software offerings with high-value technical services to help customers unlock value using Zapata’s software products. Zapata’s service engagements will be performed by teams of quantum scientists, engineers, and domain experts. We expect that certain projects may evolve into longer-term subscriptions to our products, recurring research programs, or joint development agreements that involve co-created or licensed intellectual property.

These services will be strategically important both in the current noisy intermediate-scale quantum (NISQ) era and as fault-tolerant quantum computers (FTQC) become commercially available. By embedding its software and expertise in customer workflows today, Zapata intends to position itself as a long-term partner through the industry’s transition from research to scalable deployment.

Customer Value Proposition

Zapata’s quantum application development gives enterprises the confidence to invest in quantum computing with clarity and measurable results. It empowers customers to identify where quantum will create real value, validate that potential through data-driven modeling and benchmarking, and prove performance on real hardware before making costly commitments. By uniting discovery, design, and execution in one hardware-agnostic workflow, Zapata delivers readiness by reducing uncertainty, accelerating time-to-insight, and future-proofing quantum adoption. The result is faster innovation, smarter resource allocation, and tangible evidence of competitive advantage, turning quantum ambition into validated business outcomes.

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Customers and Go-To-Market Strategy

In the public sector, Zapata has served as a prime contractor and collaborator under the Defense Advanced Research Projects Agency (DARPA) Quantum Benchmarking (QB) program. It was the only provider chosen to contribute to all technical areas - TA1 (use-case identification and benchmark definition), TA1.5 (algorithm design and implementation), and TA2 (hardware resource estimation and execution) - covering the full spectrum from problem formulation through algorithm development to hardware realization.

Through this work, Zapata developed the foundational methodologies and tooling that now underpin its commercial platforms, including Bench-Q, Orquestra, Quantum Graph and Quantum Pilot, in collaboration with leading universities, government research agencies, and hardware partners.

The Company’s go-to-market strategy is focusing on direct enterprise sales, channel partnerships, and ecosystem collaborations. It also partners with strategy consultancies that serve enterprise clients exploring quantum readiness. This partnership-driven approach amplifies reach while keeping the Company focused on its core software and IP development.

Business Model

Our business model is to provide subscription-based offerings that combine Zapata Quantum software—specifically the Orquestra platform and any modules such as Bench-Q, Quantum Pilot or Quantum Graph which are delivered on top of it—as well as related services to develop and efficiently deploy custom quantum or hybrid quantum-classical computing applications designed to resolve our enterprise customers’ specific problems.

Our primary revenue model is based on subscription payments for our offerings which are utilized to develop and efficiently deploy quantum or hybrid quantum-classical computing applications. Based on our prior operating experience, these engagements typically span use case discovery to prototyping, benchmarking, and ultimately production as quantum hardware advances. We will also, consistent with our historical activity, selectively pursue government contracts related to the advancement of quantum computing applications as a complementary revenue source.

Restructuring and Plan of Operations

Following the restructuring and financings completed in 2025 and 2026, the Company has resumed active operations and rehired key personnel as discussed above.

Over the next twelve months, the Company intends to:

•	Continue development of its Quantum Graph and Quantum Pilot products;
•	Continue research and development efforts with commercial and academic collaborators, including work under its recently announced collaboration with NVIDIA;
•	Continue to pursue commercial engagements with prospective enterprise customers and strategic partners for the Company's software offerings;
•	Pursue government funding opportunities and research grants; and
•	Evaluate additional financing opportunities to support the Company's long-term growth strategy as appropriate.

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Competition

The quantum computing industry remains early and fragmented. Competition arises from (a) hardware manufacturers developing vertically integrated stacks (e.g., IBM, IonQ, Rigetti), (b) software-focused startups (e.g., Classiq, QC Ware, Horizon Quantum), and (c) internal R&D groups within large enterprises.

•	Management believes that Zapata’s differentiation derives from several advantages:
•	Hardware agnosticism - Compatibility with all leading quantum hardware architectures;
•	Comprehensive stack coverage - Participation across every technical area of DARPA’s Quantum; Benchmarking Program, providing unique insight into end-to-end application development;
•	Proprietary IP portfolio - More than 60 issued or pending patents across jurisdictions covering the critical control points of quantum computing - program compilation, optimization methods, and information retrieval - validated by third-party analysis as essential to the emerging quantum software ecosystem;
•	Scientific leadership - A team of world-class researchers with deep roots in academic quantum computing, collectively holding dozens of publications and thousands of citations; and
•	AI integration - The use of generative-AI and agent-based methods to augment and automate the creation of quantum algorithms, enabling order-of-magnitude gains in efficiency.

These factors position Zapata as the leading pure-play publicly traded quantum software company

Human Capital

As of December 31, 2025, Zapata had seven employees, three of whom are full-time including its Chief Executive Officer. The Company intends to expand its headcount considerably upon raising future financing including the re-hiring of certain employees who were with the Company prior to its restructuring.

To date, Zapata maintains good working relationships with its employees. None of our employees are subject to a collective bargaining agreement or are represented by labor unions at this time.

Culture

Zapata’s culture is built around its people and network: a global cohort of accomplished scientists, engineers and business professionals. Zapata has, since its founding, demonstrated a commitment to hiring people from diverse backgrounds and locations.

One of Zapata’s core strengths is innovation, not only in its offerings, but also with the mindset of its people. Over the course of Zapata’s eight years in business, employees have, and continue to, organically collaborate in open forums with varying degrees of organization. Examples include, but are not limited to:

•	Weekly science meetings where employees present their work;
•	Working groups where cross-functional group of employees converge to discuss how to move the platform forward; and
•	A book club, which rotates books and members and serves as a forum to have non-work-related discussions.

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Core Values

The company adheres to five core values:

•	Integrity: The practice of being honest and showing a consistent and uncompromising adherence to strong moral, ethical, and scientific principles and values.
•	Revolutionary Mindset: An attitude towards changing established paradigms and looking for innovative solutions to problems.
•	Transparency: Operating in a way that makes it easy for others to see what actions are performed. This manifests itself in a culture of providing feedback and communicating clearly, recognizing our own mistakes, disagreeing in a constructive way.
•	Inclusiveness: The quality of including many different types of people and treating them all fairly and equally. We strive to be empathic and to appreciate the unique perspective of other people and teams at Zapata Quantum, their own needs and struggles, and to build processes that intentionally include a broad range of perspectives.
•	Thoughtfulness: Making ourselves aware of the needs and feelings of others and acting accordingly. Bringing new depth to solutions takes time and attention. We make decisions with a rounded view, considering the needs of all stakeholders and the impact it will have, with as much data as possible.

Intellectual Property

Zapata Quantum’s platform is grounded in a broad and growing portfolio of intellectual property that secures its position as a leader in quantum software. The Company’s intellectual property (IP) strategy focuses on protecting core technologies that enable the efficient development, benchmarking, and deployment of quantum and hybrid applications across multiple hardware platforms.

As of December 31, 2025, Zapata Quantum held or had pending more than 60 patents worldwide, spanning the United States, Europe, Canada, Australia, and Israel. These patents and applications cover critical methods and systems that define the key control points in quantum software - including program compilation, optimization methods, and information retrieval between classical and quantum computing systems.

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Zapata's intellectual property portfolio comprises 42 granted patents worldwide, with expiration dates ranging from August 2039 to March 2044, and an additional 39 applications in prosecution (pending, published, or allowed). The portfolio spans the United States, Canada, Australia, Israel, Japan, China, Taiwan, and Europe, including the European Patent Office and national rights in Austria, Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Switzerland, and the United Kingdom, with further international applications filed under the Patent Cooperation Treaty.

Representative Patents

•	U.S. Patent No. 11,599,344 - Computer Architecture for Compiling Hybrid AI / Quantum Programs (QIR) - foundational compiler framework enabling concurrent classical-quantum execution through a Quantum Intermediate Representation (QIR).
•	U.S. Patent No. 11,615,329 - Hybrid Quantum-Classical Computer for Bayesian Inference - improves probabilistic inference by reducing measurement overhead and enhancing efficiency as hardware scales.
•	U.S. Patent No. 11,605,015 - Hybrid Quantum-Classical Computer System for Implementing and Optimizing Quantum Boltzmann Machines - supports hybrid learning models for generative AI and materials discovery.
•	U.S. Patent No. 11,663,513 - Quantum Computer with Exact Compression of Quantum States - reduces qubit requirements through mathematically exact state compression.
•	U.S. Patent No. 11,169,801 - Hybrid Quantum-Classical Computer for Variational Coupled Cluster Methods - pioneering VQE-based algorithm for molecular and materials simulation.
•	U.S. Patent No. 11,681,774 - Classically-Boosted Quantum Optimization System - enhances convergence speed of quantum optimization algorithms using classical heuristics

The Company’s early and sustained investment in these domains established Zapata as one of the first companies to secure foundational intellectual property for hybrid quantum-classical computing. The Company believes its intellectual property represents a durable competitive advantage that will be increasingly difficult for competitors to replicate. Zapata continues to evaluate opportunities to assert, license, and expand its IP rights globally to maximize shareholder value and maintain leadership in quantum software innovation.

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Research and Development

Research and development (“R&D”) are central to Zapata Quantum’s mission of advancing practical quantum computing. The Company’s R&D program focuses on the creation of scalable algorithmic frameworks, benchmarking methodologies, and AI-assisted development tools that enhance the performance and usability of its software platforms. These initiatives support both near-term hybrid computing and the transition to future fault-tolerant quantum systems.

Zapata’s R&D activities are carried out through close collaboration with government agencies, research consortia, leading universities, and quantum hardware providers. The Company has partnered with multiple academic and national research institutions worldwide, engaging in joint projects that span algorithm design, benchmarking, and system integration. These collaborations help validate Zapata’s technologies in real-world settings and ensure alignment with global scientific and industrial standards.

The Company is also supported by a Scientific Advisory Board composed of prominent researchers and technical leaders from across the globe who are recognized authorities in quantum information science, applied mathematics, and computational physics. This board provides guidance on long-term research directions, peer review of core technologies, and input on emerging scientific and policy trends affecting the quantum ecosystem.

Through these efforts, Zapata seeks to accelerate the development of useful quantum applications while deepening its intellectual-property base. The Company’s integrated research program - combining internal innovation, academic collaboration, and global scientific advisory oversight - positions it to contribute meaningfully to the advancement and commercialization of quantum computing technologies.

Legal Proceedings

From time to time, we may be involved in legal proceedings and claims that arise in the ordinary course of business. As of the date of this filing, we are not aware of any material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, nor are we aware of any such threatened or pending litigation or any such proceedings known to be contemplated by governmental authorities. We are not aware of any material proceedings in which any of our directors, officers, or affiliates or any registered or beneficial stockholder of more than 5% of our Common Stock, or any associate of any of the foregoing, is a party adverse to or has a material interest adverse to, us or any of our subsidiaries.

Government Regulation

We may receive, store, and otherwise process personal information and other data from and about our employees, and from other stakeholders like our vendors. There are numerous federal, state, provincial, local, and international laws and regulations regarding privacy, data protection, information security, and the storing, sharing, use, processing, transfer, disclosure, retention, and protection of personal information and other content, the scope of which is rapidly changing, subject to differing interpretations and may be inconsistent among regions, countries and states, or conflict with other legal requirements. We strive to comply with applicable laws, regulations, policies, and other legal obligations relating to privacy, data protection, and information security.

For a discussion of certain of the government regulations we currently or may in the future face in conducting our business and the risks and uncertainties relating thereto, see “Risk Factors” contained in this Prospectus.

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MARKET FOR COMMON STOCK

Our Common Stock is not listed on any securities exchange, and is quoted on the OTCQB under the symbol “ZPTA.” Because our Common Stock is not listed on a securities exchange, there is currently a limited public trading market for our Common Stock.

Holders

As of May 28, 2026, there were approximately 99 shareholders of record of the Company's Common Stock. We believe that additional beneficial owners of our Common Stock hold shares in street name.

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MANAGEMENT

Directors and Executive Officers

Name	Age	Title
Sumit Kapur	50	Chief Executive Officer and Chief Financial Officer, Director
Clark Golestani	59	Chairman of the Board of Directors
William E. Klitgaard	72	Director

Sumit Kapur, has served as Chief Executive Officer of the Company since October 7, 2024, Chief Financial Officer since May 8, 2024, and a director since October 9, 2025. Mr. Kapur previously served as the Chief Financial Officer of 3Degrees Inc., a financial services and technology company in the energy sector, from May 2012 to January 2024. Prior to that, Mr. Kapur served as vice president – structured finance, of Sungevity, a solar electricity company, from May 2010 to September 2011, investment analyst at Stark Investments, an investment management firm, from February 2008 to June 2009, and vice president – structured finance group, of Morgan Stanley from August 2004 to February 2008. Mr. Kapur has served on multiple boards of private entities, including the board of directors of Tulip.ai, a venture backed startup making holistic healthcare solutions more accessible and effective through the application of artificial intelligence models, since January 2021.

Clark Golestani, has served as Chairman of the Board of Directors of the Company (the “Board”) since October 9, 2025, a member of our Board since March 2024 and as a member of the Legacy Zapata Board since September 2018. Mr. Golestani has over 35 years of experience in health, life sciences and technology, and is an active investor, advisor and board member across the healthcare and technology, media, and telecommunications (“TMT”) sectors. Mr. Golestani serves as the Managing Director of C Sensei Group, a business consulting and services company since April 2018, as a Senior Advisor at New Mountain Capital, a private equity firm since April 2018, as an Industry Advisor at Advent, a private equity firm since September 2025. Mr. Golestani also serves as the Managing Director of the K2 Access Fund since October 2020, and as a member of the investment committee of The CXO Fund since August 2018, both venture capital firms that invest in early-stage companies.

Previously, from June 1994 to April 2018, Mr. Golestani served in multiple positions at Merck & Co. (NYSE: MRK) (“Merck”), a multinational pharmaceutical company, where he was responsible for, among other things, Merck’s portfolio of digital health services and solutions companies, most recently as President, Emerging Businesses and Global Chief Information Officer, prior to his retirement in April 2018. Mr. Golestani also serves as a member of the board of directors of a number of companies, including: eMids, a consulting firm that provides IT and business process management solutions to the healthcare industry, since April 2020; Emmes, a clinical research organization, since March 2021; Iridius.ai, a next-generation agentic AI platform accelerating innovation in the world's most regulated industries, since September 2025; Otonoma, a secure platform that powers the next generation of digital operations with its Paranet system, since August 2024. Mr. Golestani also previously served as a director on the boards of a number of companies, including: Sparta Systems, Inc. as Chairman, an enterprise quality management software provider that was acquired by Honeywell, Inc. (April 2018 to February 2021); CIOX Health, a healthcare information management company (September 2018 to October 2021); Molecula Corp., an artificial intelligence and data analytics company which was acquired by Circuit.ai (September 2020 to June 2024);  Toposware Inc., a developer of blockchain technology acquired by Polygon Labs (December 2020 to May 2024); TruU, Inc. a cybersecurity company (May 2018 to December 2022); UMUC Ventures Inc., a non-profit that provides innovative technology transformation services to educational organizations (April 2016 to September 2020); Seal Software Limited, a contract discovery and contract management software solutions company that was acquired by DocuSign, Inc. (April 2016 to May 2020); and Liaison Technologies, Inc., a global integration and data management company (November 2011 to September 2015).  Mr. Golestani is also a co-founder of Cross Road Technologies, Inc., an IT applications development company. We believe Mr. Golestani is qualified to serve on our Board due to his vast experience and success as a director and executive officer of both public and private companies in the healthcare and TMT sectors and his expertise in finance and venture capital.

William E. Klitgaard, has served as a director of the Company since October 8, 2025 and was previously a member of our Board from March 2024 to October 15, 2024. Mr. Klitgaard has been a member of the Legacy Zapata Board since June 2023. Mr. Klitgaard has served as an operating executive at Avista Capital Partners, a private equity firm, since 2020. Mr. Klitgaard most recently served as President of Enlighten Health, a division of LabCorp (NYSE:LH) that focuses on innovation and creation of new information-based services utilizing core assets of LabCorp and Covance, Inc. Previously, he spent 19 years at Covance, one of the world’s largest contract research organizations, where he served for three years as Corporate Senior Vice President and Chief Information Officer, and nearly twelve years as Corporate Senior Vice President and Chief Financial Officer. Mr. Klitgaard has served as a director and chair of the audit committee of XIFIN, Inc., a healthcare innovative technology company, since January 2020. Mr. Klitgaard previously served as a director of Syneos Health, Inc. (NASDAQ: SYNH), from March 2017 to September 2023, Inform Diagnostics, from December 2019 to April 2022, Liaison Technologies, from August 2013 to December 2018, Bioclinica, Inc., from June 2018 to March 2019, and Certara, L.P., from September 2017 to July 2020. We believe Mr. Klitgaard’s private equity investment and company oversight experience and background, as well as his financial experience, makes him well qualified to serve on our Board.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2024 as to which the amount involved exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets at year-end for the last two completed fiscal years, which is $25,000, and in which any related person has or will have a direct or indirect material interest, other than equity, compensation, termination and other arrangements.

A former member of the Board of Directors of Legacy Zapata that left the Board of Directors in March 2024 also provided consulting services to the Company. For the year ended December 31, 2025 and 2024, the Company remitted fees of $0 and $48,000 to the member of its Board of Directors for these services, respectively.

Andretti Agreements

On February 10, 2022, Legacy Zapata entered into a sponsorship agreement for marketing services to be provided by Andretti Autosport Holding Company, LLC (f/k/a Andretti Autosport Holding Company, Inc., “Andretti Global”). The total commitment under the sponsorship agreement is $8,000 and is due and payable over the period of February 2022 through December 2024. Through December 31, 2024, the Company paid $3,500, leaving $4,500 included in accounts payable as of December 31, 2024. During the year ended December 31, 2024, the Company recognized $2,783 of expenses under the sponsorship agreement. On March 28, 2024, Legacy Zapata entered into a sponsorship agreement with Andretti Autosport 1, LLC, an affiliate of Andretti Global. The agreement expired on December 31, 2024. Subject to the agreement, Legacy Zapata is responsible for payments under the sponsorship agreement in an amount totaling $1,000 that was recognized as expense during the year ended December 31, 2024 and was outstanding as of that date. During the fourth quarter of 2025, the Company entered into a Conversion Agreement that converted $5,504 of accounts payable owed to Andretti Global and its affiliate, Andretti Autosport 1, LLC, less an accounts receivable balance of $1,567, which was subsequently converted into the Company’s Common Stock in the fourth quarter of 2025. As of December 31, 2025, no remaining balance is owed Andretti Global and its affiliates.

One of AAC’s affiliates, Andretti Global, has preexisting contractual relationships with Legacy Zapata. In February 2022, Andretti Global entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with Legacy Zapata, both of which expire on December 31, 2024. During the year ended December 31, 2025 and 2024, the Company recorded $0 and $1,300 in revenue related to the enterprise solution subscription agreement.

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EXECUTIVE COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us for the fiscal years ended December 31, 2025 and 2024 to our Chief Executive Officer (principal executive officer) (the “Named Executive Officer”).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Stock Awards ($)(d)	Option Awards ($)(e)	All Other Compensation ($)(f)	Total ($)(g)

Sumit Kapur (1)(2)	2025	350,000		13,000	520,458	42,948	926,406
Chief Executive Officer	2024	309,167	*	–	483,434	33,758	826,358

*In connection with the cessation of operations in 2025, the Company paid all employees through October 9, 2024.

(1)	Mr. Kapur has a base salary of $350,000 and bonus target of 30% or $105,000. In the table above his salary for 2025 includes $350,000 base pay. Mr. Kapur’s “All Other Compensation” for 2025 includes $42,948 for health insurance. Mr. Kapur’s “Stock Awards” represent 32,500,000 shares of restricted stock granted on July 10, 2025, valued at $0.0004 per share, which was the closing market price on the issuance date. On October 9, 2025, the Company appointed Mr. Sumit Kapur to the Board. In connection with his appointment, the Company granted Mr. Kapur 1,000,000 five-year stock options with an exercise price of $0.08, vesting in equal monthly increments over a two-year period. On October 9, 2025, in connection with Mr. Kapur’s services as Chief Executive Officer, the Company also granted Mr. Kapur 5,000,000 five-year stock options with an exercise price of $0.08, vesting in equal monthly installments over four years. These were awarded under the 2024 Equity and Incentive Plan. The amount under “Option Awards” represents the fair market value of such grant calculated in accordance with ASC 718. This amount does not reflect the actual economic value realized by the officer.

(2)	Mr. Kapur joined the Company on May 13, 2024 with a base salary of $350,000 and bonus target of 30% or $105,000. In the table above his salary for 2024 includes $134,167 standard pay through September 30, 2024 and $175,000 for a six months’ advance/prepayment of salary to retain services to conduct the cessation of operations. Mr. Kapur’s “All Other Compensation” for 2024 includes a payment for his unused paid time off as of the cessation date, $9,898 as well as $23,860 for a six months’ advance/prepayment of health insurance. Mr. Kapur was awarded an Inducement Award on May 8, 2024 which included 656,370 options at an exercise price of $1.12 vesting at “one year cliff, then 36 monthly vest”. These were awarded under the 2018 Plan. The amount under “Option Awards” represents the fair market value of such grant calculated in accordance with ASC 718. This amount does not reflect the actual economic value realized by the officer.

Employment Agreements

Sumit Kapur. Mr. Kapur is employed by the Company pursuant to an oral agreement under which he receives the compensation described in the table above and such other compensation as may be approved by the Board.

Outstanding Awards at Fiscal Year End

Listed below is information with respect to unexercised options that have not vested and equity incentive plan awards for the Named Executive Officer outstanding as of December 31, 2025.

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Outstanding Equity Awards At Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
(a)	(b)	(c)	(d)	($)(e)	(f)	(g)	($)(h)
Sumit Kapur	259,813	340,187	[N/A]	$1.12	5/8/2034	[N/A]	[N/A]
	83,333	916,667	[N/A]	$0.08	10/9/2035	[N/A]	[N/A]
	208,333	4,791,667	[N/A]	$0.08	10/9/2035	[N/A]	[N/A]
	[N/A]	[N/A]	[N/A]	[N/A]	[N/A]	24,375,000	38,512,500

Compensation of Directors

In the fiscal year ended December 31, 2025, non-employee members of our Board were compensated for as follows:

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)(1)	Total ($)(j)

Clark Golestani (2)	110,000	13,000	87,251	210,251
William E. Klitgaard (3)	36,250	–	74,380	110,630

(1)	Amounts reported represent the aggregate grant date fair value of awards granted without regards to forfeitures granted to the independent members of our Board during the fiscal year ended December 31, 2025, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the director.

(2)	Mr. Golestani’s 2025 compensation consisted of: (i) a grant of 32,500,000 shares of restricted Common Stock, vesting in equal monthly increments over a two year period, subject to Mr. Golestani’s continued service to the Company as of each applicable vesting date, (2) a grant of 1,000,000 five-year stock options with an exercise price of $0.08, vesting in equal monthly increments over a two-year period, subject to Mr. Golestani’s continued service to the Company as of each applicable vesting date, and (ii) cash compensation of $110,000 for services as director.

(3)	On October 7, 2025, the Company appointed Mr. William Klitgaard to the Board and named him to Audit Committee. Mr. Klitgaard’s 2025 compensation consisted of: (i) a grant of 1,000,000 five-year stock options, vesting in equal monthly increments over a two-year period, subject to continued services to the Company as of each applicable vesting date, with an exercise price of $0.08, (ii) cash compensation of $100,000 per year (prorated for 2025) for services as director, (iii) additional cash compensation of $25,000 per year (prorated for 2025) for services as a chair of the Audit Committee of the Company, (iv) additional cash compensation of $10,000 per year (prorated for 2025) for services as member of the Compensation Committee of the Company, and (v) additional cash compensation of $10,000 per year (prorated for 2025) for services as member of the Corporate Governance Committee of the Company, with all cash grants subject to Mr. Klitgaard’s continued service to the Company as of each applicable payment date.

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Pursuant to resolutions adopted by the Board, non-employee directors are entitled to the following cash fees: (i) $100,000 for services as a director, (ii) $45,000 for services as Lead Independent Director/Chairman of the Board, (iii) $25,000 per committee chair position, and (iv) $10,000 per non-chair committee membership, provided that annual cash compensation for each non-employee director of the Company shall not exceed $150,000.

The table below sets forth the unexercised options held by each of our non-employee directors outstanding as of December 31, 2025.

Name	Aggregate Number of Unexercised Option Awards Outstanding at December 31, 2025
Clark Golestani	1,000,000
William E. Klitgaard	1,000,000

Equity Compensation Plan Information

The following table contains information about the Equity Compensation Plan as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	39,003,451	0.08	1,895,000
Equity compensation not approved by stockholders	–	–	–
Total	39,003,451		1,895,000

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PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our Common Stock beneficially owned as of May 31, 2026 by (i) our named executive officers, (ii) each director, (iii) those persons known by us to be owners of more than 5% of our Common Stock or Preferred Stock, as applicable, and (iv) all of our executive officers and directors as a group. Unless otherwise specified in the footnotes to this table, the address for each person is: c/o Zapata Quantum, Inc., 6 Liberty Square #2488, Boston, MA 02109.

Title of Class of Stock	Beneficial Owner Name & Address	Amount of Class of Stock Beneficially Owned (1)	Percent of Class of Stock Beneficially Owned (1)	Pro Forma Fully Diluted Beneficial Ownership (2)	Pro Forma Fully Diluted Percentage Beneficially Owned (2)
	Executive Officers and Directors
Common Stock	Sumit Kapur, Chief Executive Officer, Chief Financial Officer and Director (3)	37,741,667	19.6%	42,850,000	9.9%
Common Stock	Clark Golestani, Director (4)	36,862,458	19.3%	37,529,125	8.6%
Common Stock	William E. Klitgaard, Director (5)	4,268,960	2.2%	4,935,627	1.1%
	All directors and executive officers as a group (7 persons)	78,873,085	39.34%	85,314,753	19.6%

	5% beneficial owners
Common Stock	Andretti Autosport Holding Company LLC (6)	9,479,000	5.1%	9,479,000	2.2%
Common stock	Nick Thakore (7)	22,197,000	11.9%	22,197,000	5.1%
Common Stock	William J. Sandbrook (8)	15,396,567	8.1%	15,396,567	3.5%
Common Stock	Triatomic Capital Private I LP (9)	18,750,000	9.7%	23,617,912	5.4%
Series D Convertible Preferred Stock	Triatomic Capital Private I LP (9)	1,425	10.0%	23,617,912	5.4%
Series D Convertible Preferred Stock	Namdar Family Holding LLC (10)	3,250	22.0%	11,102,254	2.6%
Series D Convertible Preferred Stock	Sohan Uppal (11)	1,000	7.0%	3,416,078	*%
Series D Convertible Preferred Stock	Terra Property Trust, Inc. (12)	1,000	7.0%	3,416,078	*%
Series D Convertible Preferred Stock	Vaspen MS I, LLC (13)	1,000	7.0%	3,416,078	*%
Series C Convertible Preferred Stock	Foley Hoag LLP (14)	4,892	41.0%	4,892,000	1.1%
Series C Convertible Preferred Stock	Paul, Weiss, Rifkind, Wharton & Garrison LLP (15)	7,091	59.2%	7,091,000	1.6%

* Less than 1%.

(1)	Applicable percentages are based on 187,303,921 shares of Common Stock issued and outstanding as of May 31, 2026. Shares of Common Stock subject to options, warrants, convertible preferred stock and other derivative securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

(2)	Assumes full vesting of all derivative securities held by the individuals listed, based on 434,389,394 shares of Common Stock on a fully-diluted basis, which amount assumes and gives effect to full conversion and exercise of all outstanding convertible promissory notes, warrants, convertible preferred stock, options and other derivative securities outstanding as of May 31, 2026. Does not give effect to the beneficial ownership limitations contained in such derivative securities.

(3)	Sumit Kapur. Common Stock beneficially owned consists of (i) 32,500,000 restricted shares of the Issuer's Common Stock, vesting in equal monthly installments over a two-year period; (ii) 325,000 shares of Common Stock underlying stock options, which represent a portion of a grant of 600,000 stock options on May 20, 2024 with an exercise price of $1.23 per share, the remainder of which vests in equal monthly increments over three years from March 13, 2025; (iii) 2,500,000 shares of Common Stock issuable upon conversion of a convertible promissory note in the principal amount of $100,000 with a conversion price of $0.04 per share, (iv) 1,250,000 shares of Common Stock issuable upon exercise of a five-year warrant to purchase shares of Common Stock with an exercise price of $0.04 per share, (v) 333,333 shares of Common Stock underlying stock options, which represent a portion of a grant of 1,000,000 stock options on October 9, 2025 with an exercise price of $0.08 per share, the remainder of which vests in equal monthly increments over two years, and (vi) 833,333 shares of Common Stock underlying stock options, which represent a portion of a grant of 5,000,000 stock options on October 9, 2025 with an exercise price of $0.08 per share, the remainder of which vests in equal monthly increments over four years.

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(4)	Clark Golestani. Common stock beneficially owned consists of (i) 32,500,000 restricted shares of the Issuer's Common Stock , vesting in equal monthly installments over a two-year period, (ii) 176,288 additional shares of the Issuer's Common Stock , (iii) 34,279 shares of Common Stock underlying stock options exercisable until February 4, 2031, with an exercise price of $2.02 per share; (iv) 68,558 shares of Common Stock underlying stock options exercisable until July 31, 2033, with an exercise price of $3.80 per share; (v) 2,500,000 shares of Common Stock issuable upon conversion of a convertible promissory note in the principal amount of $100,000 with a conversion price of $0.04 per share, (vi) 1,250,000 shares of Common Stock issuable upon exercise of a five-year warrant to purchase shares of Common Stock with an exercise price of $0.04 per share, and (vii) 333,333 shares of Common Stock underlying stock options, which represent a portion of a grant of 1,000,000 stock options on October 9, 2025 with an exercise price of $0.08 per share, the remainder of which vests in equal monthly increments over two years.

(5)	William Klitgaard. Common stock beneficially owned consists of 151,348 shares of Common Stock, (ii) 2,500,000 shares of Common Stock issuable upon conversion of a convertible promissory note in the principal amount of $100,000 with a conversion price of $0.04 per share, (iii) 1,250,000 shares of Common Stock issuable upon exercise of a five-year warrant to purchase shares of Common Stock with an exercise price of $0.04 per share, and (iv) 333,333 shares of Common Stock underlying stock options, which represent a portion of a grant of 1,000,000 stock options on October 9, 2025 with an exercise price of $0.08 per share, the remainder of which vests in equal monthly increments over two years.

(6)	Andretti Autosport Holding Company LLC. Jill Gregory is the President of Andretti Autosport Holding Company, LLC. As such, Andretti Autosport Holding Company, LLC and Jill Gregory may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the issuer's securities described herein. To the extent Jill Gregory is deemed to beneficially own such securities, Jill Gregory disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein, and the inclusion of these shares in this Prospectus shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 13 and the rules thereunder. Address is 8278 Georgetown Road Indianapolis, IN 46268.

(7)	Nick Thakore. Represents 18,654,646 shares of the Company’s Common Stock held by Diametric True Alpha Enhanced Market Neutral Master Fund, LP and 3,542,354 shares of Common Stock held by Diametric True Alpha Market Neutral Master Fund, LP, entities in which Mr. Thakore is the Chief Executive Officer and in such capacity is the beneficial owner of such shares. Address is One Nexus Way, Camana Bay, Grand Cayman, KY1-9005.

(8)	William J. Sandbrook. Mr. Sandbrook is our former Co-Chief Executive Officer and Chairman. Address is 2500 N. Houston St, Apt 2801, Dallas, TX 75219.

(9)

Triatomic Capital Private I LP. The shares of Common Stock listed in the table above consists of (i) 12,500,000 shares of Common Stock issuable upon conversion of a convertible promissory note in the principal amount of $500,000 and (ii) 6,250,000 shares of Common Stock issuable upon exercise of a warrant to purchase shares of Common Stock. Common Stock represented in the Pro Forma Fully Diluted Beneficial Ownership listed in the table above consists of (i) 3,245,275 shares of the Company’s Common Stock issuable upon conversion of 1,425 shares of the Company’s Series D Convertible Preferred Stock, (ii) 1,622,637 shares of the Company’s Common Stock issuable upon exercise of Warrant to Purchase Common Stock and (iii) the shares of Common Stock listed above. For additional information please see “Description of Our Securities” and “The Selling Stockholders” below. Address is 505 Hamilton Ave., Ste. 330, Palo Alto, CA 94301.

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(10)

Namdar Family Holding LLC. Common Stock represented in the Pro Forma Fully Diluted Beneficial Ownership listed in the table above consists of (i) 7,401,503 shares of the Company’s Common Stock issuable upon conversion of 3,250 shares of the Company’s Series D Convertible Preferred Stock and (ii) 3,700,751 shares of the Company’s Common Stock issuable upon exercise of Warrant to Purchase Common Stock. For additional information please see “Description of Our Securities” and “The Selling Stockholders” below. Address is 130 Great Neck Rd., Ste. 304, Great Neck, NY 11021.

(11)

Sohan Uppal. Common Stock represented in the Pro Forma Fully Diluted Beneficial Ownership listed in the table above consists of (i) 2,277,386 shares of the Company’s Common Stock issuable upon conversion of 1,000 shares of the Company’s Series D Convertible Preferred Stock and (ii) 1,138,693 shares of the Company’s Common Stock issuable upon exercise of Warrant to Purchase Common Stock. For additional information please see “Description of Our Securities” and “The Selling Stockholders” below. Address is 8334 Virginia Ave. South, Minneapolis, MN 55438.

(12)

Terra Property Trust, Inc. Common Stock represented in the Pro Forma Fully Diluted Beneficial Ownership listed in the table above consists of (i) 2,277,386 shares of the Company’s Common Stock issuable upon conversion of 1,000 shares of the Company’s Series D Convertible Preferred Stock and (ii) 1,138,693 shares of the Company’s Common Stock issuable upon exercise of Warrant to Purchase Common Stock. For additional information please see “Description of Our Securities” and “The Selling Stockholders” below. Address is 205 W 28th Street, 12th Floor, New York, NY 10001.

(13)

Vaspen MS I, LLC. Common Stock represented in the Pro Forma Fully Diluted Beneficial Ownership listed in the table above consists of (i) 2,277,386 shares of the Company’s Common Stock issuable upon conversion of 1,000 shares of the Company’s Series D Convertible Preferred Stock and (ii) 1,138,693 shares of the Company’s Common Stock issuable upon exercise of Warrant to Purchase Common Stock. For additional information please see “Description of Our Securities” and “The Selling Stockholders” below. Address is 205 W 28th Street, 12th Floor, New York, NY 10001.

(14)	Foley Hoag LLP. For additional information please see “Description of Our Securities” and “The Selling Stockholders” below. Address is 155 Seaport Boulevard, Boston, MA 02210-2600.

(15)	Paul, Weiss, Rifkind, Wharton & Garrison LLP. For additional information please see “Description of Our Securities” below. Address is 1285 Avenue of the Americas, New York, NY 10019-6064.

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DESCRIPTION OF OUR SECURITIES

Our authorized capital consists of 600,000,000 shares of $0.0001 par value Common Stock, of which 187,303,921 shares are outstanding, 23,000 shares of par value $0.0001 Series C Convertible Preferred Stock of which 11,983 shares are outstanding, and 15,000 shares of par value $0.0001 Series D Convertible Preferred Stock, of which 15,000 shares are outstanding.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders. At any meeting of the shareholders, a quorum as to any matter shall consist of one-third of the votes entitled to be cast on the matter, except where a larger quorum is required by law.

Holders of our Common Stock are entitled to receive dividends declared by our Board out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred shareholders. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Under the terms of the Company’s certificate of incorporation, the Company’s Board of Directors is authorized to direct the Company, without any action or vote by its stockholders (except as may be provided by the terms of any class or series of Company preferred stock then outstanding), to issue shares of preferred stock in one or more series without the approval of the Company’s stockholders. The Company’s Board of Directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Series C Convertible Preferred Stock

Each share of Series C Convertible Preferred Stock is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series C Convertible Preferred Stock shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. The holders of Series C Convertible Preferred Stock shall rank pari passu with the holders of Common Stock with respect to any liquidation, dissolution or winding up of the Company. The Series C Convertible Preferred Stock are not redeemable.

Series D Convertible Preferred Stock

Each share of Series D has a stated value of $1,000 and is convertible into the Company’s Common Stock at a conversion rate equal to the stated value divided by the conversion price. The initial conversion price is $0.4391 per share, subject to adjustment as provided in the Series D Certificate of Designations of Preferences, Rights and Limitations (“Certificate of Designations”). Conversions and voting rights of the Series D are subject to beneficial ownership limitations of 4.99% of 9.99% of outstanding Common Stock, as selected by each holder.

The Series D contains certain adjustment provisions, including price protection adjustment provisions in the event of a lower priced issuance of securities, pursuant to which the conversion price of the Series D will be reduced if the Company conducts a subsequent sale or issuance of securities at a price per share that is less than the conversion price then in effect, which reduction is based on a formula set forth therein. Due to the conversion formula set forth in the Series D, such a reduction to the conversion price would result in an increase in the number of shares of Common Stock issuable upon conversion thereof.

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Holders of Series D are entitled to vote on an as-converted basis, and are also entitled to annual dividends equal to 8% of the stated value per share of Series D payable quarterly in arrears in shares of Common Stock, with the number of shares of Common Stock determined by dividing the dividend amount by the conversion price of the Series D.

The Series D subjects the Company to negative covenants restricting its ability to take certain actions without prior approval from the holders of a majority of the outstanding shares of Series D for as long as the holders continue to hold at least 50% of the Series D shares issued on the issuance date. These restrictive covenants include the following actions by the Company:

i.	Payment or declaration of any dividend (other than pursuant to the Series D Certificate of Designations);

ii.	Amendment to the Company’s Certificate of Incorporation or Bylaws so as to adversely alter the rights, preferences, or privileges of the Series D;

iii.	Create any new class of shares pari passu or senior to the Series D;

iv.	Incur indebtedness in excess of $2,000,000 in the aggregate, other than up to $2,000,000 in purchase money indebtedness, up to $2,000,000 in small business government loans, up to $2,000,000 in capital leases, or in connection with any restructuring, re-financing, third party purchase or similar transaction involving indebtedness which is in existence as of the issuance date;

v.	Redeem, purchase or otherwise acquire any shares of preferred stock or Common Stock (other than (a) the repurchase of shares of Common Stock pursuant to a written benefit plan or employment or consulting agreement, (b) the repurchase of any equity securities in connection with the Company’s right of first offer with respect to those securities contained in any written agreement with the Company) or (c) any Exchange as defined in and pursuant to the Certificate of Designations; or

vi.	Enter into any transaction with any of the Company’s officers, directors or any person directly or indirectly controlled by or under common control with the Company or any of its officers or directors, except for (i) transactions entered into in the ordinary course of business or otherwise in the furtherance of the Company’s business as presently conducted or planned to be conducted, (ii) transactions that are approved by the Board of Directors or (iii) transactions that have been authorized as of the issuance date.

The Series D also provides the Company with a special exchange right, pursuant to which the Company can exchange outstanding Series D for shares of Common Stock in 50% increments, provided the following conditions are met: for the first 50%, (i) the average daily VWAP of the Common Stock for the 10 preceding trading days is at least three times the conversion price, and (ii) the average daily dollar trading volume of the Common Stock (determined pursuant to the Series D Certificate) is at least $5,000,000 during this 10-day period, and for the second 50%, (i) the average daily VWAP of the Common Stock for the 10 preceding trading days is at least five times the conversion price, and (ii) the average daily dollar trading volume of the Common Stock (determined pursuant to the Series D Certificate) is at least $5,000,000 during this 10-day period. If the exchange would cause any Series D holder to exceed any applicable beneficial ownership limitation, then the exchange will not be affected as to the shares of Common Stock that would exceed such limit and this right will be held in abeyance for any affected holder.

The Series D Certificate of Designations also provides that all shares of capital stock of the Company, including both Common Stock and all other series of preferred stock, shall be junior in rank to all shares of Series D with respect to dividends, and payments upon the liquidation, dissolution, and winding up of the Company.

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Public Warrants and Private Placement Warrants

Public Warrants and Private Placement Warrants are exercisable to purchase one share of the Company’s Common Stock at $11.50 per share. Public Warrants may be redeemed, in whole and not in part, at $0.01 per warrant with 30 days’ notice if the Company’s Common Stock trades at or above $18.00 for 20 trading days out of 30 trading days. The Company may require holders to exercise Public Warrants on a cashless basis if the warrants are called for redemption. Private Placement Warrants are substantially identical to the Public Warrants except that (i) they cannot be redeemed by the Company, (ii) they are permanently exercisable on a cashless basis, and (iii) they are not transferable, assignable, or salable until 30 days after the closing date, except to permitted transferees. Private Placement Warrants also provide for an alternative issuance in the event of a tender offer or other change-of-control transaction, consistent with the warrant agreement.

The Warrants expire on the fifth anniversary of the Merger or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Merger, provided that the Company has an effective registration statement under the Securities Act covering the shares of the Company’s Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available or a valid exemption is available.

As of March 31, 2026 and December 31, 2025, there were 11,499,982 and 11,499,982 Public Warrants outstanding, respectively. As of March 31, 2026 and December 31, 2025, there were 55,800,000 and 55,800,000 Private Placement Warrants outstanding, respectively. The Public Warrants and Private Placement Warrants qualify for equity classification in accordance with ASC 815-40, Derivatives and Hedging. Accordingly, the Warrants were initially measured at fair value and recorded within equity with no subsequent measures of changes in fair value.

2025 Warrants

There are 37,500,000 2025 Warrants outstanding. The 2025 Warrants have a term of five years. The Warrants have an exercise price of $0.04 per share, subject to certain adjustments. At any time when a registration statement registering the resale of shares issuable upon exercise of the Warrants is not effective, the Warrants can be exercised cashlessly by the holders.

2026 Warrants

There are 17,080,390 2026 Warrants outstanding. The 2026 Warrants have a term of seven and one-half years and are exercisable at an initial exercise price of $0.4391 per share, subject to adjustment as provided therein. Beginning on the six-month anniversary of the issuance date, 50% of the shares underlying the 2026 Warrants may be exercised using a cashless exercise. The remaining 50% may be exercised cashlessly at any time if there is no effective registration statement covering the sale of the shares underlying the 2026 Warrants. Exercises of the 2026 Warrants and conversions of the Series D are subject to beneficial ownership limitations of 4.99% or 9.99% of the outstanding shares of Common Stock as elected by each applicable holder.

The 2026 Warrants contain certain adjustment provisions, including price protection adjustment provisions in the event of a lower priced issuance of securities, pursuant to which the exercise price of the 2026 Warrants will be reduced if the Company conducts a subsequent sale or issuance of securities at a price per share that is less than the exercise price then in effect, which reduction is based on a formula set forth therein.

Financing Activity Warrants

There are 5,433,215 Financing Activity Warrants outstanding. These warrants have a term of five years. 4,750,000 such warrants are exercisable at an average price of $0.05 per share and 683,215 are exercisable at a price of $0.4391 per share. At any time when a registration statement registering the resale of shares issuable upon exercise of the Warrants is not effective, these warrants can be exercised cashlessly by the holders.

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THE SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon conversion or exercise of the Convertible Securities. For additional information regarding these issuances, see “The Private Placements” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Convertible Securities and the shares of Common Stock and as reflected below, the Selling Stockholders have not had any material relationship with us within the past three years.

The Selling Stockholders may pursuant to this Prospectus from time-to-time offer and sell any or all of the Shares to be issued to the Selling Stockholders upon conversion of the Series C, Series D and exercise of the Warrants, and/or may sell the Warrants themselves. We do not know how long each Selling Stockholder will hold the Securities before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Securities.

To our knowledge, none of the Selling Stockholders nor any affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates, except as set forth below or under the heading “Principal Stockholders.” As used in this Prospectus, the term “Selling Stockholder” includes each Selling Stockholder and any donees, pledgees, transferees or other successors in interest selling Securities received after the date of this Prospectus from that Selling Stockholder as a gift, pledge or other non-sale related transfer.

The table below lists information regarding the ownership of the Shares by the Selling Stockholders. The first column lists the shares of our common stock beneficially owned by the Selling Stockholders prior to this offering. Each Selling Stockholder may sell all, some or none of the Shares it beneficially owns in this offering. See “Plan of Distribution.” For this purpose, it is assumed that the Selling Stockholders will exercise their Warrants and sell the underlying Shares issuable thereby, rather than sell their Warrants, and as such the table below reflects the Shares on an “as-converted” and “as-exercised” basis.

The second column lists the Shares being offered by this Prospectus by Selling Stockholder. The third column lists any Shares beneficially owned by each Selling Stockholder after the sale of all Shares listed in the second column. The fourth column lists the percent of the class beneficially owned by each Selling Stockholder after the Offering. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this Prospectus.

In accordance with the terms of certain registration rights agreements with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued or issuable to the Selling Shareholders, and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants.

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Name of Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Yung-Cheng LAI (2)	1,860,539	1,708,039	152,500	*
BJI Financial Group (2)	341,608	341,608	–	*
The Prakash Family 2012 Trust (2)	1,195,627	1,195,627	–	*
Eugene Ng (2)	683,216	683,216	–	*
George Kaufman (2)	10,027,519	1,400,592	8,626,927	4.6%
Great Point Capital, LLC (2)	2,220,451	2,220,451	–	*
Griffin Ehlen (2)	170,804	170,804	–	*
Bay 1118 LLC (2)	341,608	341,608	–	*
Joseph W. Dews IV (2)	170,804	170,804	–	*
Abraham-Hill, LLC (2)	683,216	683,216	–	*
Mark Turley (2)	341,608	341,608	–	*
Calitim Investments LLC (2)	341,608	341,608	–	*
The Amended and Restated Matthew M. Bennett Living Trust d/t/d 4/7/22 (2)	756,206	256,206	500,000	*
Mavik Capital Management, LP (2)	1,708,039	1,708,039	–	*
Terra Property Trust, Inc (2)	3,416,078	3,416,078	–	*
Vaspen MS I, LLC (2)	3,416,078	3,416,078	–	*
Paul Schneck (2)	170,804	170,804	–	*
Peter Taunton Revocable Trust LLC (2)	854,020	854,020	–	*
Rhonda Reinholtz (2)	854,020	854,020	–	*
Rich Olsen (2)	4,604,020	854,020	3,750,000	2.0%
TRIATOMIC CAPITAL PRIVATE I LP (2)	23,617,912	4,867,912	18,750,000	10.0%
Resonance Capital, LLC (2)	3,354,020	854,020	2,500,000	1.3%
Namdar Family Holding LLC (2)	11,102,254	11,102,254	–	*
Ravi Bhat (2)	512,412	512,412	–	*
Alan Fragen (2)	683,216	683,216	–	*
Alexander Cohen (2)	341,608	341,608	–	*
Robert N. Snyder (2)	392,849	392,849	–	*
Bradley Louis Radoff (2)	170,804	170,804	–	*
Brian Kabot (2)	170,804	170,804	–	*
Fifth Lane Partners Fund, LP (2)	512,412	512,412	–	*
Chris Heaney (2)	170,804	170,804	–	*
Clinton Biondo (2)	341,608	341,608	–	*
David Moore Revocable Trust (2)	341,608	341,608	–	*
H&H Realty Associates LLC (2)	170,804	170,804	–	*
Marc Lehmann (2)	341,608	341,608	–	*
MYW Holdings, LLC (2)	341,608	341,608	–	*
Notini Heritage Revocable Trust (2)	341,608	341,608	–	*
Castel Holdings LLC (2)	512,412	512,412	–	*
TCG Holdings I LLC (2)	341,608	341,608	–	*
Barney Investments, LP (2)	1,170,804	170,804	1,000,000	*
Mike Kropp (2)	341,608	341,608	–	*
Odeon Credit Strategies Fund LP (2)	854,020	854,020	–	*
HURRICANE CAPITAL MANAGER PLATFORM SPC - HMAP S1SP2 SANDOZ (2)	512,412	512,412	–	*
Chaim Howard Wietschner (2)	256,206	256,206	–	*
Cytium Investment Management, LLC (2)	854,020	854,020	–	*
The RF Trust (2)	597,814	597,814	–	*
MICHAEL DISTENFELD IRA RBC CAPITAL MARKETS LLC CUS (2)	819,814	597,814	222,000	*
Sohan Uppal (2)	3,416,078	3,416,078	–	*
Odeon Capital Group LLC (3)	648,120	256,889	391,321	*
Chardan Capital Markets, LLC (3)	213,163	213,163	–	*
Craig-Hallum Capital Group LLC (3)	3,763,163	213,163	3,550,000	1.9%
Foley Hoag LLP (4)	4,892,000	4,892,000	–	*

82

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with Section 13(d) under the Exchange Act and Rule 13d-3 thereunder. It includes all shares which each Selling Stockholder currently has the power to vote and/or sell as of the date of this Prospectus and within 60 days afterwards.

(2)	The shares of Common Stock reflected in the above table as to each Selling Stockholder consist of the following: (i) two-thirds of such shares represent shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock held by the Selling Stockholder and (ii) one-third of such shares are shares of Common Stock issuable upon exercise of the Warrants held by the Selling Stockholder. The number of shares of Common Stock issuable upon conversion of the Series D may be increased based on certain adjustment provisions set forth in the Series D, as described under “Description of Our Securities.” The Series D and Warrants held by each Selling Stockholder are subject to beneficial ownership limitations.

(3)	The shares of Common Stock reflected in the above table as to the Selling Stockholder consists of shares of Common Stock issuable upon exercise of the Warrants held by the Selling Stockholder.

(4)

The shares of Common Stock reflected in the above table as to the Selling Stockholder consist of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock held by the Selling Stockholder. See “The Private Placements — Conversion Agreements” at page 40. The Selling Stockholder provided legal services to the Company in connection with various legal matters and its business address is 155 Seaport Boulevard, Boston, MA 02210.

‡ The amounts reflected in the above table do not give effect to the beneficial ownership limitation in the Series C, Series D, or Warrants which is initially 4.99%, but may be increased to 9.99% upon written notice to the Company provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder.

Material Relationships with the Selling Stockholders

See “The Private Placements” at page 40 for a description of transactions pursuant to which the Selling Stockholders obtained the shares of Common Stock and the Convertible Securities.

83

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this filing, we are not aware of any material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, nor are we aware of any such threatened or pending litigation or any such proceedings known to be contemplated by governmental authorities. We are not aware of any material proceedings in which any of our directors, officers, or affiliates or any registered or beneficial stockholder of more than 5% of our Common Stock, or any associate of any of the foregoing, is a party adverse to or has a material interest adverse to, us or any of our subsidiaries.

LEGAL MATTERS

The validity of the issuance of the securities offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris, & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, has audited the consolidated financial statements of the Company as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024, as set forth in their report included herein. The report of Weinberg & Company, P.A. contains an explanatory paragraph about the ability of the Company to continue as a going concern. The consolidated financial statements of the Company are included in this Prospectus and elsewhere in this registration statement in reliance of Weinberg & Company, P.A.’s report, given on their authority as experts in accounting and auditing.

84

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this Prospectus. This Prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this Prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, at www.sec.gov/EDGAR. You may also access our reports and proxy statements free of charge at our website, zapataquantum.com. The contents of our website are not part of this Prospectus, and the reference to our website does not constitute incorporation by reference into this Prospectus of the information contained on or through that site.

You may obtain a copy of any of our filings, at no cost, by contacting us at: 6 Liberty Square, #2488, Boston, MA 02109.

85

FINANCIAL STATEMENTS

F-1

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets	(Unaudited)
Current assets:
Cash	$642	$1,659
Prepaid expenses and other current assets	158	181
Total current assets	800	1,840
Other non-current assets	404	432
Total assets	$1,204	$2,272
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,070	$3,963
Accrued expenses and other current liabilities	1,547	1,764
Other liabilities	406	406
Convertible promissory notes, current ($300 to related parties)	3,227	3,133
Senior secured notes, current	1,311	1,273
Total liabilities	10,561	10,539
Commitments and contingencies (Note 5)
Stockholders’ deficit
Convertible preferred stock (Series A), $0.0001 par value; 15,000 shares authorized; 15,000 and 15,000 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Convertible preferred stock (Series C), $0.0001 par value; 23,000 shares authorized; 11,983 and 11,983 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Common Stock, $0.0001 par value; 600,000,000 shares authorized; 172,318,506 and 172,318,506 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	17	17
Additional paid-in capital	110,449	110,211
Accumulated other comprehensive loss	(180)	(162)
Accumulated deficit	(119,643)	(118,333)
Total stockholders’ deficit	(9,357)	(8,267)
Total liabilities and stockholders’ deficit	$1,204	$2,272

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue	$—	$—
Cost of revenue	—	—
Gross profit	—	—
Operating expenses:
Sales and marketing	173	—
Research and development	235	—
General and administrative	789	680
Total operating expenses	1,197	680
Loss from operations	(1,197)	(680)
Other income (expense):
Interest expense	(132)	(102)
Other income (expense), net	19	12
Total other expense, net	(113)	(90)
Net loss before income taxes	(1,310)	(770)
Provision for income taxes	—	—
Net loss	$(1,310)	$(770)

Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.02)
Weighted-average common shares outstanding, basic and diluted	172,318,506	42,482,376

Net loss	$(1,310)	$(770)
Foreign currency translation adjustment	(18)	(14)
Comprehensive loss	$(1,328)	$(784)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(UNAUDITED)

For the three months ended March 31, 2026 and 2025

(In thousands, except share amounts)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2025	26,983	$—	172,318,506	$17	$110,211	$(162)	$(118,333)	$(8,267)
Stock-based compensation expense	—	—	—	—	238	—	—	238
Net loss	—	—	—	—	—	—	(1,310)	(1,310)
Cumulative translation adjustment	—	—	—	—	—	(18)	—	(18)
Balances at March 31, 2026	26,983	$—	172,318,506	$17	$110,449	$(180)	$(119,643)	$(9,357)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2024	—	$—	43,589,506	$4	$104,301	$(109)	$(127,669)	$(23,473)
Vesting of restricted stock units	—	—	25,000	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	44	—	—	44
Net loss	—	—	—	—	—	—	(770)	(770)
Cumulative translation adjustment	—	—	—	—	—	(14)	—	(14)
Balances at March 31, 2025	—	$—	43,614,506	$4	$104,345	$(123)	$(128,439)	$(24,213)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(1,310)	$(770)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	132	525
Stock-based compensation	238	44
Changes in operating assets and liabilities:
Prepaid expenses and other current and non-current assets	51	94
Accounts payable	107	48
Accrued expenses and other current liabilities and other non-current liabilities	(217)	—
Net cash used in operating activities	(999)	(59)
Effect of exchange rate changes on cash	(18)	(12)
Net decrease in cash	(1,017)	(71)
Cash at beginning of period	1,659	359
Cash at end of period	$642	$288

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

ZAPATA QUANTUM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share and share amounts)

1.	Nature of the Business and Basis of Presentation

Zapata Quantum, Inc. (the “Company”, “we”, “us”, or “our”), following a strategic realignment in 2025, offers solutions to efficiently deploy and accelerate the development of quantum and hybrid quantum-classical computing applications. These solutions include software and software tools supported by services. Its software platform is based on patented technology and supports a wide range of use cases in cryptography, pharmaceuticals, manufacturing, materials discovery and defense. These planned operations are subject to the Company raising sufficient capital. The Company has worked with Fortune 500 enterprises and government agencies to unlock the potential of quantum computing.

The accompanying condensed consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. We believe that the disclosures contained in these condensed financial statements are adequate to make the information presented herein not misleading. These condensed financial statements should be read in conjunction with the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026 (the “Annual Report”). The accompanying condensed consolidated financial statements are unaudited, and in the opinion of management, contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2026, and the results of its operations and its cash flows for the three months ended March 31, 2026 and 2025. The balance sheet as of December 31, 2025 is derived from the Company’s audited financial statements.

Liquidity

The accompanying condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2026, the Company recorded a net loss of $1,310, used cash in operations of $999 and had a stockholders’ deficit of $9,357 as of that date. As of March 31, 2026, the Company had a cash balance of $642. Cash used in operations was primarily from the Company’s operating losses, working capital, and investment in strategic growth initiatives. The Company has incurred significant losses and negative cash flows from operations since inception and expects to continue to incur losses and negative cash flows for the foreseeable future as the Company expands its penetration of the quantum computing application development market. In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company’s management has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

In April 2026, the Company sold and issued to accredited investors a total of 15,000 shares of Series D preferred stock (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15,000. The Company received net proceeds of $13,838 after deducting commissions and fees (see Note 12). The Company intends to use the net proceeds for working capital and general corporate purposes. As of the issuance date of these financial statements, management now expects that the Company’s existing cash will be sufficient to fund the Company’s current operating plan for at least twelve months from the date of issuance of these financial statements.

The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its quantum computing application development solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, achieve profitable operations.

Although Management believes that it will be able to continue to raise funds by sale of its securities to provide the additional cash needed to meet the Company’s obligations, the restructuring activities aimed at restarting certain aspects of its core business require substantial funds to implement and there is no assurance that the Company will be able to continue raising the additional capital necessary to continue operations and execute on the Company’s business plan.

F-6

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are detailed in “Note 2. Summary of Significant Accounting Policies” of the Company’s Annual Report. The Company uses the same accounting policies in preparing its quarterly and annual consolidated financial statements. There have been no material changes to significant accounting policies during the three months ended March 31, 2026.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these condensed consolidated financial statements include, but are not limited to, revenue recognition, , the valuation of the Company’s Common Stock, and the fair value of stock-based awards. The Company’s estimates are based on historical information available as of the date of the unaudited condensed consolidated financial statements and various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own Common Stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding.

Other policies

The Company’s other significant accounting policies are detailed in “Note 2. Summary of Significant Accounting Policies” of the Company’s Annual Report. The Company uses the same accounting policies in preparing its quarterly and annual consolidated financial statements. There have been no material changes to significant accounting policies during the three months ended March 31, 2026.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. This ASU may be applied either prospectively or retrospectively. The Company is currently in the process of evaluating the impact of this pronouncement on its related disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-7

3. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2026	December 31, 2025
Accrued employee compensation and benefit	$7	$73
Accrued professional fees	331	259
Refunds payable	750	750
Other	459	682
Accrued expenses and other current liabilities	$1,547	$1,764

4. Debt

The aggregate principal amount of debt outstanding as of March 31, 2026 and December 31, 2025 consisted of the following:

	March 31, 2026	December 31, 2025
Senior secured notes	$1,311	$1,273
Convertible promissory notes	3,227	3,133
Total Debt	$4,538	$4,406

Senior Secured Notes

The Senior Secured Notes bear interest at the compound rate of 15% per annum and are convertible at the option of each noteholder at $8.50 per share. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest will be due and payable at the maturity date, December 15, 2026, unless otherwise converted. While any Senior Secured Notes are outstanding, the Company cannot incur additional indebtedness for borrowed funds, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes.

As of December 31, 2025, the aggregate principal and accrued interest outstanding under the Senior Secured Notes totaled $1,273. The Company recognized approximately $38 of interest expense for the three months ended March 31, 2026, which is included within interest expense in the condensed consolidated statements of operations and comprehensive income (loss). As of March 31, 2026, the aggregate principal and accrued interest outstanding under the Senior Secured Notes totaled $1,311.

Convertible Promissory Notes

In June 2025 the Company entered into a security purchase agreement with accredited investors pursuant to which the Company sold and issued secured convertible promissory notes (“Convertible Promissory Notes”) and warrants to purchase 37,500,000 shares of Common Stock (“Warrants”) for total gross proceeds of $3,000.

The Convertible Promissory Notes bear simple interest at a rate of 10.00% per annum and mature in June 2026, unless earlier converted or repaid in accordance with its terms. Interest accrues daily based on a 360-day year and will not be paid in cash prior to maturity unless the Convertible Promissory Notes are repaid before conversion.

The Convertible Promissory Notes may not be prepaid before the maturity date without the written consent of the holder and is secured pursuant to a Security Agreement entered into concurrently with the issuance.

The Convertible Promissory Notes are convertible into 75,000,000 shares of the Company’s Common Stock at the option of the holder at any time prior to repayment. The conversion price is $0.04 per share, subject to customary anti-dilution adjustments for stock splits, stock dividends, combinations, or recapitalizations (the “Conversion Price”). Upon conversion, any unpaid accrued interest is automatically forgiven.

F-8

The outstanding principal balance under the Convertible Promissory Notes automatically convert into Common Stock upon the closing of a Qualified Financing, which excludes the issuance of Preferred Shares, with aggregate gross proceeds of at least $5,000, at the Conversion Price. In the event of a Change of Control prior to maturity, the holder may elect to (i) have the outstanding principal and accrued interest repaid in full or (ii) convert the principal into shares of Common Stock at the Conversion Price. Accrued interest is forgiven upon such conversion.

Upon the occurrence of an Event of Default and written notice from the holder (or automatically upon certain bankruptcy-related events), the Convertible Promissory Notes become immediately due and payable, together with all accrued interest. Events of Default include (i) failure to pay principal or interest when due, (ii) breaches of covenants in the Convertible Promissory Notes or the Securities Purchase Agreement, (iii) bankruptcy or insolvency events, and (iv) defaults under other indebtedness exceeding $200.

In connection with the issuance of the Convertible Promissory Notes, the Company incurred debt issuance costs totaling $75. These costs were recorded as a reduction to the carrying value of the Convertible Promissory Notes and are amortized to interest expense over the one-year term using the effective interest method. The effective interest rate on the Convertible Note is 12.64%.

 The Company accounts for its Convertible Promissory Notes at amortized cost. No portion of the proceeds was allocated to the conversion features, as the embedded conversion options did not require separate derivative accounting and the notes were not issued at a premium subject to ASC 470. The fair value of the warrants issued in connection with the notes was not material.

The balance of the Convertible Promissory Notes and accrued interest was $3,113 at December 31, 2025. The Company recognized approximately $75 of interest expense for the three months ended March 31, 2026, which is included within interest expense in the condensed consolidated statements of operations and comprehensive income (loss). Interest expense attributable to the amortization of debt issuance costs incurred with third-party financing arrangements was $19 and recorded to interest expense for the three months ended March 31, 2026. The balance of the Convertible Promissory Notes and accrued interest was $3,227 at March 31, 2026.

5. Commitment and Contingencies

Forbearance Agreements

During the year ended December 31, 2025, the Company entered into forbearance agreements (the “Forbearance Agreement”) with two third-party creditors related to outstanding invoices totaling approximately $3,774 (the “Overdue Amount”). Pursuant to the Forbearance Agreement, 50% of the Overdue Amount (approximately $1,887), remains due, and the remaining $1,887 becomes contingently payable based upon the completion of capital-raising transactions generating at least $45,000 and $55,000, respectively, in aggregate proceeds  . If the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

Pursuant to the Forbearance Agreement, the creditors have each agreed to temporarily forbear from enforcing collection of the $1,887, that is currently recorded in accounts payable during the forbearance period, and, in either case, if the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

During the year ended December 31, 2025, the Company accounted for the $1,887 Overdue Amount that is now contingently payable as an extinguishment of debt due to management’s assessment that it is not probable that the Company reach the equity raising threshold that would require repayment of these amounts.

Beginning May 1, 2025, any unpaid portion of the Obligations will accrue a late charge at a rate equal to the lesser of 0.8% per month or the maximum rate permitted by law. The forbearance period will terminate—and the Remaining Overdue Amount, together with any accrued late charges, will become immediately due and payable—upon the occurrence of certain “Forbearance Termination Events,” including specified capital-raising or asset-sale transactions, defaults, or insolvency events.

F-9

6. Convertible Preferred Stock

Series A Convertible Preferred Stock

As of March 31, 2026, the authorized, issued, and outstanding Series A Convertible Preferred Stock and their principal were as follows:

		March 31, 2026
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	0.0001	15,000	15,000	$1,500	$—	15,000,000
		15,000	15,000	$1,500	$—	15,000,000

Each share of Series A is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series A shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. All shares of capital stock of the Company, both Common Stock and any other series of preferred stock, shall be junior in rank to all shares of Series A with respect to payments upon the liquidation, dissolution, and winding up of the Company.

Series C Convertible Preferred Stock

As of March 31, 2026, the authorized, issued, and outstanding Series C Convertible Preferred Stock and their principal were as follows:

		March 31, 2026
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series C Preferred Stock	0.0001	23,000	11,983	$4,429	$—	11,983,000
		23,000	11,983	$4,429	$—	11,983,000

Each share of Series C Convertible Preferred Stock is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series C Convertible Preferred Stock shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. The holders of Series C Convertible Preferred Stock shall rank pari passu with the holders of Common Stock with respect to any liquidation, dissolution or winding up of the Company. The Series C Convertible Preferred Stock are not redeemable.

7. Common Stock

As of March 31, 2026 and December 31, 2025, the Company had authorized 600,000,000 shares of $0.0001 par value Common Stock. Each share of Common Stock entitles the holder to one vote, together with the holders of the Series A and Series C Convertible Preferred Stock (on an as-converted basis), on all matters submitted to the stockholders for a vote. The holders of Common Stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors.

Under the terms of the Company’s certificate of incorporation, the Company’s Board of Directors is authorized to direct the Company, without any action or vote by its stockholders (except as may be provided by the terms of any class or series of Company preferred stock then outstanding), to issue shares of preferred stock in one or more series without the approval of the Company’s stockholders. The Company’s Board of Directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

2025 Activity

Restricted Stock Units

A total of 25,000 restricted stock units vested during the three months ended March 31, 2025, and the corresponding shares were issued upon vesting.

F-10

Unvested Shares

In connection with the closing on March 28, 2024 of the business combination with Andretti Acquisition Corp. (“AAC”), 1,129,630 shares of Sponsor Shares became unvested and are subject to the forfeiture pursuant to the available cash provisions as described in the sponsor support agreement in contemplation of the Merger. All of the Unvested Shares will become vested if, within three years of the closing, the volume-weighted average price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the closing, then the Unvested Shares will be forfeited and shall be transferred by the sponsor and the sponsor co-investor to the Company, without any consideration for such transfer. The Unvested Shares are indexed to the Company’s own stock and are therefore classified as equity in the Company’s consolidated financial statements. No Unvested Shares vested during the three months ended March 31, 2026 or 2025.

8. Warrants

Public Warrants and Private Placement Warrants

Public Warrants and Private Placement Warrants are exercisable to purchase one share of the Company’s Common Stock at $11.50 per share. Public Warrants may be redeemed, in whole and not in part, at $0.01 per warrant with 30 days’ notice if the Company’s Common Stock trades at or above $18.00 for 20 trading days out of 30 trading days. The Company may require holders to exercise Public Warrants on a cashless basis if the warrants are called for redemption. Private Placement Warrants are substantially identical to the Public Warrants except that (i) they cannot be redeemed by the Company, (ii) they are permanently exercisable on a cashless basis, and (iii) they are not transferable, assignable, or salable until 30 days after the closing date, except to permitted transferees. Private Placement Warrants also provide for an alternative issuance in the event of a tender offer or other change-of-control transaction, consistent with the warrant agreement.

The Warrants expire on the fifth anniversary of the Merger or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Merger, provided that the Company has an effective registration statement under the Securities Act covering the shares of the Company’s Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available or a valid exemption is available.

As of March 31, 2026 and December 31, 2025, there were 11,499,982 and 11,499,982 Public Warrants outstanding, respectively. As of March 31, 2026 and December 31, 2025, there were 55,800,000 and 55,800,000 Private Placement Warrants outstanding, respectively. The Public Warrants and Private Placement Warrants qualify for equity classification in accordance with ASC 815-40, Derivatives and Hedging. Accordingly, the Warrants were initially measured at fair value and recorded within equity with no subsequent measures of changes in fair value.

Warrant activity during the three months ended March 31, 2026 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2025	67,299,982	$4.31	3.97	$65,096
Granted	—	—
Exercised	—	—
Forfeited and expired	—	—
Balance at March 31, 2026	67,299,982	4.31	3.72	17,745
Warrants vested and exercisable at March 31, 2026	66,399,982	$4.31	3.72	$17,367

Based on a fair market value of $0.42 per share on March 31, 2026, the intrinsic value attributed to exercisable and unexercised Common Stock warrants was $17,367 at March 31, 2026.

As of March 31, 2026, there was no unrecognized compensation cost related to unvested warrants.

F-11

9. Compensation Plans

Stock Option

Stock option activity during the three months ended March 31, 2026 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2025	39,003,451	$0.08	9.62	$58,598
Granted	650,000	0.92
Exercised	—	—
Forfeited and expired	—	—
Balance at March 31, 2026	39,653,451	0.09	9.38	13,031
Options vested and exercisable at March 31, 2026	2,176,432	$0.73	8.24	$—

During the three months ended March 31, 2026, the Company granted options exercisable into 650,000 shares of its Common Stock to its advisors. The stock options vest over a weighted average 2.83 year period and are exercisable at a weighted average price of $0.97 per share with an average life expiration of ten years. The total fair value of these options at the grant date was approximately $577,000, which was determined using a Black-Scholes option pricing model with the following average assumption: stock price of $0.92 per share, expected term of 6.00 years, volatility of 150%, dividend rate of 0%, and weighted average risk-free interest rate of 3.74%.

As of March 31, 2026, there was $1,849 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 3.26 years. The fair value of stock options that vested during the three months ended March 31, 2026 and 2025, was $238 and $44, respectively.

Based on a fair market value of $0.42 per share on March 31, 2026, there was no intrinsic value attributed to exercisable and unexercised Common Stock options at March 31, 2026.

Stock-Based Compensation

The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted Common Stock in the consolidated statements of operations and comprehensive loss:

	Three Months Ended March 31,
	2026	2025
Research and development	$87	$—
Sales and marketing	5	—
General and administrative	146	44
	$238	$44

10. Segment Information

The Company operates and manages its business activities on a consolidated basis and operates in a single reportable and operating segment. The Company’s Chief Executive Officer, serving as the Chief Operating Decision Maker (“CODM”), oversees operations on an aggregated basis to allocate resources effectively. In assessing the Company’s financial performance, the CODM regularly reviews consolidated net income (loss). Significant expense categories are not presented, as the expense information regularly provided to the CODM is presented on the same basis as the condensed consolidated statements of operations and comprehensive loss. The CODM relies on consolidated net loss as a comprehensive measure of the Company, considering all revenues and expenses, including cost of revenue, research and development expenses, general and administrative expenses and sales and marketing expenses, to assess the Company’s overall performance and inform strategic decisions on cost control, pricing and investments. Additionally, the CODM also reviews total assets to assess the Company's financial position and resource allocation. The measure of segment assets is reported on the condensed consolidated balance sheet as total consolidated assets. The Company’s long-lived assets consist primarily of property and equipment, net. As of March 31, 2026 the Company does not have material long-term assets outside the U.S.

F-12

11. Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per common share attributable to stockholders:

	Three Months Ended March 31,
	2026	2025
Numerator:
Net loss attributable to common stockholders	$(1,310)	$(770)
Denominator:
Weighted-average common shares outstanding, basic and diluted	172,318,506	42,482,376

Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.02)

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated:

	Three Months Ended March 31,
	2026	2025
Series A Preferred Stock	15,000,000	—
Series C Preferred Stock	11,983,000	—
Senior Secured Notes, including accrued interest	154,235	272,135
Convertible promissory notes	75,000,000
Public Warrants	11,499,982	11,499,982
Private Placement Warrants	55,800,000	13,550,000
Unvested Shares	1,129,630	1,129,630
Stock options to purchase common stock	39,653,451	1,103,451
Restricted stock units	25,000	25,000
	210,245,298	27,580,198

12. Subsequent Events

The Company has evaluated all events subsequent to March 31, 2026 and through June 4, 2026, which represents the date these unaudited condensed consolidated financial statements were available to be issued.

In April 2026, the Company sold and issued to accredited investors a total of 15,000 shares of Series D preferred shares (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15,000. The Company received net proceeds of $13,838 after deducting commissions and fees. The Company intends to use the net proceeds for working capital and general corporate purposes.

Each share of Series D Convertible Preferred Stock is convertible into 2,278 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series D Convertible Preferred Stock shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. The holders of Series D Convertible Preferred Stock shall rank senior to the holders of Common Stock and all other preferred stock with respect to any liquidation, dissolution or winding up of the Company. The Series D Convertible Preferred Stock are not redeemable.

In connection with the Offering, the Company paid the Placement Agents: (i) a cash fee equal to 6% of the gross proceeds received by the Company in the Offering, and (ii) issued them warrants to purchase 2% of the shares of Common Stock issuable upon conversion of the Series D.

As part of the Offering, the Company entered into a Securities Purchase Agreement and Registration Rights Agreement with the investors. The terms of the Securities Purchase Agreement, Series D, Warrants, and Registration Rights Agreement were previously disclosed in the Current Report on Form 8-K filed on April 8, 2026.

On May 1, 2026, the Company voluntarily filed a registration statement on Form 8-A with the Securities and Exchange Commission to register the Company’s Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the Exchange Act”) to enable the Company to become a mandatory “reporting company” subject to the Exchange Act. As a mandatory “reporting company” the Company is now required to make periodic disclosures including, by filing annual reports on Form 10-K, Quarterly Reports on Form 10-Q and must promptly disclose certain important events on a Form 8-K in addition to being subject to other Exchange Act reporting obligations including the proxy rules.

On April 7, 2026, the Company issued a total of 15,000,000 shares of Common Stock pursuant to the automatic conversion of 26,983 shares of Series A Convertible Preferred Stock upon completion of certain trigger events.

On April 30, 2026, the Company issued 10,415 shares of the Company’s Common Stock to a consultant pursuant to a stock option exercise.

Subsequent to March 31, 2026, the Company granted stock options exercisable into 910,000 shares of its Common Stock to its employees and advisors. The stock options are exercisable at an estimated weighted average price of $0.75 per share.

Subsequent to March 31, 2026, the maturity date of the Convertible Promissory Notes (see Note 4) was extended to June 2027.

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Zapata Quantum, Inc.

Boston, MA

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Zapata Quantum, Inc. (the “Company”) as of December 31, 2025 and 2024, the related statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has had recurring losses from operations since inception, incurred a net loss and used cash in operations during the year ended December 31, 2025, and had a stockholders’ deficiency as of that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ Weinberg & Company, P.A.

Los Angeles, CA

March 31, 2026

F-14

ZAPATA QUANTUM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,659	$359
Accounts receivable ($0 and $1,567 from related parties, respectively)	—	1,595
Prepaid expenses and other current assets	181	229
Total current assets	1,840	2,183
Other non-current assets	432	550
Total assets	$2,272	$2,733
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable ($0 and $5,504 to related parties, respectively)	$3,963	$13,966
Accrued expenses and other current liabilities	1,764	2,611
Deferred legal fees	—	2,620
Other liabilities	406	406
Forward purchase agreement settlement liability	—	2,436
Convertible promissory notes, current ($300 to related parties)	3,133	—
Senior secured notes, current	1,273	—
Note payable - related party, current	—	1,618
Total current liabilities	10,539	23,657
Senior secured notes	—	2,237
Note payable - related party, non-current	—	312
Total liabilities	10,539	26,206
Commitments and contingencies (Note 9)
Stockholders’ deficit
Convertible preferred stock (Series A), $0.0001 par value; 15,000 and 0 shares authorized at December 31, 2025 and 2024, respectively; 15,000 and 0 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Convertible preferred stock (Series C), $0.0001 par value; 23,000 and 0 shares authorized at December 31, 2025 and 2024, respectively; 11,983 and 0 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Common Stock, $0.0001 par value; 600,000,000 shares authorized; 172,318,506 and 43,589,506 shares issued and outstanding at December 31, 2025 and 2024, respectively	17	4
Additional paid-in capital	110,211	104,301
Accumulated other comprehensive loss	(162)	(109)
Accumulated deficit	(118,333)	(127,669)
Total stockholders’ deficit	(8,267)	(23,473)
Total liabilities and stockholders’ deficit	$2,272	$2,733

The accompanying notes are an integral part of these consolidated financial statements.

F-15

ZAPATA QUANTUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Revenue ($0 and $1,300 from related parties, respectively)	$—	$3,876
Cost of revenue	—	3,241
Gross profit	—	635
Operating expenses:
Sales and marketing ($0 and $3,783 from related parties, respectively)	267	7,120
Research and development	252	4,420
General and administrative	2,907	12,141
Total operating expenses	3,426	23,681
Loss from operations	(3,426)	(23,046)
Other income (expense):
Interest expense	(513)	(962)
Loss on issuance of forward purchase agreement derivative liability	—	(4,935)
Change in fair value of forward purchase agreement derivative liability	—	2,499
Loss on issuance of senior secured notes	—	(9,776)
Loss on extinguishment of senior secured notes	(134)	—
Gain on extinguishment of forward purchase agreement settlement liability	2,357	—
Gain on extinguishment of liabilities ($2,610 and $0 from related parties, respectively)	9,117	—
Gain on forbearance agreement	1,887	—
Other income (expense), net	48	(1,903)
Total other income (expense), net	12,762	(15,077)
Net income (loss) before income taxes	9,336	(38,123)
Provision for income taxes	—	(20)
Net income (loss)	$9,336	$(38,143)
Net income (loss) per share attributable to Common Stockholders, basic	$0.09	$(1.30)
Net income (loss) per share attributable to Common Stockholders, diluted	$0.04	$(1.30)
Weighted-average common shares outstanding, basic	101,862,348	29,434,511
Weighted-average common shares outstanding, diluted	227,397,251	29,434,511
Net income (loss)	$9,336	$(38,143)
Foreign currency translation adjustment	(53)	(60)
Comprehensive income (loss)	$9,283	$(38,203)

The accompanying notes are an integral part of these consolidated financial statements.

F-16

ZAPATA QUANTUM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2025 and 2024

(In thousands, except share amounts)

	Convertible Preferred – Series A and C Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2023	13,001,114	$64,716	4,678,950	$—	$14,633	$(49)	$(89,526)	$(10,226)
Issuance of Common Stock resulting from exercise of stock options	—	—	47,183	—	68	—	—	68
Loss on issuance of senior secured notes	—	—	—	—	9,776	—	—	9,776
Issuance of Common Stock pursuant to the forward purchase agreement	—	—	500,000	—	(10,986)	—	—	(10,986)
Issuance of Common Stock related to the conversion of Senior Secured Notes (856,202 shares or $3,853 to related parties)	—	—	3,257,876	—	14,660	—	—	14,660
Issuance of Common Stock in connection with debt issuance costs related to senior secured notes and capital markets advisory agreements	—	—	42,372	—	352	—	—	352
Issuance of Common Stock pursuant to the equity line of credit	—	—	13,078,780	2	8,562	—	—	8,564
Conversion of redeemable convertible preferred stock into Common Stock in connection with the reverse recapitalization	(13,001,114)	(64,716)	13,001,114	1	64,715	—	—	—
Commitment shares issued pursuant to the equity line of credit	—	—	1,212,025	—	1,956	—	—	1,956
Issuance of Common Stock upon the reverse recapitalization	—	—	7,596,206	1	4,477	—	—	4,478
Issuance costs in connection with the reverse recapitalization	—	—	—	—	(7,058)	—	—	(7,058)
Partial early termination of the forward purchase agreement	—	—	—	—	2,500	—	—	2,500
Issuance of Common Stock under the 2024 Plan			150,000	—	85	—	—	85
Vesting of restricted stock units	—	—	25,000	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	561	—	—	561
Net loss	—	—	—	—	—	—	(38,143)	(38,143)
Cumulative translation adjustment	—	—	—	—	—	(60)	—	(60)
Balances at December 31, 2024	—	—	43,589,506	$4	104,301	(109)	(127,669)	(23,473)
Issuance of restricted stock units to officers	—	—	65,050,000	7	25	—	—	32
Stock-based compensation expense	—	—	—	—	245	—	—	245
Issuance of Common Stock resulting from the Consent Agreement	—	—	34,000,000	3	7	—	—	10
Issuance of Common Stock in settlement of related party notes	—	—	5,407,000	—	1,998	—	—	1,998
Issuance of Common Stock in settlement of Forward Purchase Agreement	—	—	6,591,000	—	79	—	—	79
Issuance of Common Stock resulting from the Conversion Agreements	—	—	17,681,000	3	2,102	—	—	2,105
Issuance of Series A Convertible Preferred Stock	15,000	—	—	—	1,436	—	—	1,436
Issuance of Series C Convertible Preferred Stock	11,983	—	—	—	18	—	—	18
Net income	—	—	—	—	—	—	9,336	9,336
Cumulative translation adjustment	—	—	—	—	—	(53)	—	(53)
Balances at December 31, 2025	26,983	$—	172,318,506	$17	$110,211	$(162)	$(118,333)	$(8,267)

The accompanying notes are an integral part of these consolidated financial statements.

F-17

 ZAPATA QUANTUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$9,366	$(38,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	118
Non-cash interest expense	521	863
Non-cash vendor payments	—	150
Change in allowance for doubtful accounts	28	—
Loss on issuance of forward purchase agreement derivative liability	—	4,935
Loss on issuance of senior secured notes	—	9,776
Change in fair value of forward purchase agreement derivative liability	—	(2,499)
Stock-based compensation	274	647
Non-cash lease expense	—	241
Loss on extinguishment of senior secured	134	—
Gain on extinguishment of forward purchase agreement settlement liability	(2,357)	—
Gain on extinguishment of liabilities	(9,117)	—
Gain on forbearance agreement	(1,887)	—
Equity line of credit commitment expense	—	1,956
Loss on fixed assets disposal	—	71
Changes in operating assets and liabilities:
Accounts receivable	—	(90)
Prepaid expenses and other current and non-current assets	166	(455)
Accounts payable	198	7,060
Accrued expenses and other current liabilities and other non-current liabilities	1,009	(4,339)
Deferred revenue	—	95
Deferred legal fees	—	(678)
Forward purchase agreement settlement obligation	—	2,436
Operating lease liabilities	—	(252)
Net cash used in operating activities	(1,665)	(18,108)
Cash flows from investing activities:
Purchases of property and equipment	—	(34)
Net cash used in investing activities	—	(34)
Cash flows from financing activities:
Payment of deferred offering costs	—	(2,929)
Proceeds from the exercise of stock options	—	68
Issuances of Common Stock under equity line of credit	—	8,563
Proceeds from the reverse recapitalization	—	12,637
Proceeds from the partial early termination of the forward purchase agreement	—	2,500
Proceeds from note payable - related party	—	—
Payment of note payable - related party	—	(635)
Prepayment for forward purchase agreement	—	(10,986)
Debt discount paid in cash	—	(123)
Proceeds from senior and senior secured notes	—	6,000
Payment of senior secured notes	(1,343)	—
Proceeds from convertible notes, net	2,925	—
Proceeds from sale of Series A preferred stock, net	1,436	—
Net cash provided by financing activities	3,018	15,095
Effect of exchange rate changes on cash and cash equivalents	(53)	(63)
Net increase (decrease) in cash and cash equivalents	1,300	(3,110)
Cash and cash equivalents and restricted cash at beginning of period	359	3,469
Cash and cash equivalents and restricted cash at end of period	$1,659	$359

Supplemental disclosures
Issuance of Common Stock in connection with conversion of senior secured notes ($3,853 and $0 from related parties, respectively)	$—	$14,660
Issuance of Common Stock in connection with debt issuance costs related to senior secured notes and capital markets advisory agreements	$—	$352
Issuance of senior secured notes in lieu of payments for offering costs and capital markets advisory agreements	$—	$1,150
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$—	$2,793
Debt issuance costs in included in accrued expenses and other current liabilities	$—	$35
Conversion of convertible preferred stock upon the reverse recapitalization	$—	$64,716
Issuance of Common Stock under the 2024 Equity and Incentive Plan	$—	$85
Purchases of property and equipment included in accounts payable and accrued expenses	$—	$—
Liabilities assumed from the merger	$—	8,159
Issuance of Common Stock in connection with settlement of liability	$2,105	$—
Issuance of Common Stock in connection with settlement of forward purchase obligation	$79	$—
Issuance of Common Stock upon conversion of related party notes	$1,998	$—
Issuance of Series C preferred stock in connection with settlement of liability	$18	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-18

 ZAPATA QUANTUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

1. Nature of the Business and Basis of Presentation

Zapata Quantum, Inc., formerly known as Zapata Computing Holdings Inc. and, prior to that as, as Andretti Acquisition Corp. (“AAC”) was incorporated as a Cayman Islands exempted company on January 20, 2021. Effective August 21, 2025, Zapata Computing Holdings, Inc. changed its name to Zapata Quantum, Inc. On March 28, 2024, AAC filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AAC was domesticated and continues as a Delaware corporation and changed its name to Zapata Computing Holdings Inc. AAC was formed for the purpose of effecting a merger, consolidation share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On March 28, 2024 (the “Closing Date” or “Closing”), AAC consummated a business combination with Zapata Computing, Inc. (“Legacy Zapata”) pursuant to the Business Combination Agreement by and among AAC, Tigre Merger Sub, Inc. and Legacy Zapata entered into on September 6, 2023 (the “Business Combination Agreement”).

Zapata Quantum, Inc. is a holding company whose principal asset is its ownership interest in Legacy Zapata and operates and controls all of the businesses and operations of Legacy Zapata and its subsidiaries. Zapata Quantum, Inc. and its predecessor, AAC, are collectively referred to herein as “Zapata” or the “Company”. On the Closing Date, AAC and Legacy Zapata, consummated a business combination (the “Merger”) (Note 3) pursuant to the Business Combination Agreement. In connection with the Closing of the Merger, AAC changed its name to Zapata Computing Holdings Inc. The Company’s Common Stock and warrants commenced trading on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the new trading symbols “ZPTA” and “ZPTAW”, respectively, on April 1, 2024. The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, AAC, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Zapata, a direct wholly owned subsidiary of AAC, was treated as the accounting acquirer.

The Company’s equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s Common Stock, par value $0.0001, issued to Legacy Zapata’s stockholders in connection with the recapitalization transaction. As such, the Company’s Common Stock and the corresponding capital amounts and earnings per share related to Legacy Zapata’s Common Stock prior to the Merger have been retrospectively restated as shares reflecting the conversion upon the closing of the Merger calculated in accordance with the Business Combination Agreement by multiplying each share of Convertible Preferred Stock (as defined below) by 0.9141 (the “Exchange Ratio”).

On October 7, 2024, the Board of Directors of the Company approved the cessation of its operations (the “Operational Cessation”) due to insufficient financial resources to continue funding ongoing operations and meet existing obligations. In connection with the Operational Cessation, the Company terminated all employees, except for a limited number of personnel retained for a short transitional period to assist with the wind-down of business activities. Following the Operational Cessation, the Company maintained minimal day-to-day operations.

In 2025, the Company undertook restructuring activities aimed at restarting certain aspects of its core business (Notes 8, 9, and 10).

As of October 31, 2025, following a strategic realignment to refocus on its core quantum mission, the Company offers deliver subscription-based solutions to efficiently deploy and accelerate the development of quantum and hybrid quantum-classical computing applications. These solutions include software and software tools supported by services. Its software platform is based on patented technology and supports a wide range of use cases in cryptography, pharmaceuticals, manufacturing, materials discovery and defense. These planned operations are subject to the Company raising sufficient capital. Prior to October 31, 2025, the Company also offered specialized generative AI solutions which used techniques inspired by quantum physics and were tailored to solving complex industrial problems. These solutions combined software and related services and were subscription-based.

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The Company has incurred significant losses and negative cash flows from operations since the inception of Legacy Zapata in November 2017, expects to continue to incur losses and negative cash flows for the foreseeable future as the Company expands its penetration of the quantum computing application development market, and had a stockholders’ deficit as of December 31, 2025.

F-19

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its quantum computing application development solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, achieve profitable operations.

Since inception through December 31, 2025, the Company has financed its operations primarily through sales of its Convertible Preferred Stock, as defined below, and Common Stock and with issuances of Senior Notes and Senior Secured Notes, as defined below. The Company generated net income of $9,336 for the year ended December 31, 2025, and a net loss of $38,143 for the year ended December 31, 2024. As of December 31, 2025 and 2024, the Company had an accumulated deficit of $118,333 and $127,669, respectively.

The Company’s ability to continue as a going concern is dependent upon the Company’s ability to raise capital through future equity or debt financing and generate profits from its operations. The Company is pursuing all available options for funding, which include seeking public or private investments and funding through the sale of equity or debt securities.

In 2025, the Company raised an aggregate of $2,925 through the issuance of Convertible Notes and $1,436 through the sale of Series A Convertible Preferred Stock. The proceeds from the Convertible Notes were used to repay one of the Company’s outstanding Senior Secured Notes. In addition, in 2025, the Company entered into conversion agreements with certain creditors to settle approximately $13,240 of accounts payable, accrued expenses, and notes payable to related parties. The Company also settled its obligation of $2,436 under the Forward Purchase Agreement through the issuance of shares of the Company’s Common Stock. The Company also entered into Forbearance Agreements extinguishing $1,887 due to two third-party creditors (Note 9). These activities were undertaken as part of the Company’s ongoing efforts to improve the Company’s capital structure and provide the liquidity necessary to support restarting certain aspects of its core business.

Although Management believes that it will be able to continue to raise funds by sale of its securities to provide the additional cash needed to meet the Company’s obligations, the ongoing execution and performance of its core business require substantial funds to implement and there is no assurance that the Company will be able to continue raising the additional capital necessary to continue operations and execute on the Company’s business plan.

These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The Company has incurred significant losses and negative cash flows from operations since the inception of Legacy Zapata in November 2017 and expects to continue to incur losses and negative cash flows for the foreseeable future as the Company expands its penetration of the quantum computing application development solutions market.

F-20

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The financial statements include the accounts of Zapata Quantum Inc, and its wholly owned subsidiaries Zapata Government Services, Inc., Zapata Computing Security Corporation, Zapata Computing Canada, Inc., Zapata Computing U.K. Limited, Zapata Japan, Inc., and Zapata Computing Spain, S.L.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these consolidated financial statements include, but are not limited to, revenue recognition, the Forward Purchase Agreement derivative liability, the valuation of the Company’s Common Stock, and the fair value of stock-based awards. The Company’s estimates are based on historical information available as of the date of the consolidated financial statements and various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Foreign Currency and Currency Translation

The functional currency for the Company’s wholly owned foreign subsidiaries in Canada, Japan, Spain and the United Kingdom is United States dollars (“USD”), Japanese Yen, Euro and British Pound, respectively. Assets and liabilities of these subsidiaries are translated into USD at the exchange rate in effect on the balance sheet date. Income and expenses are translated at the average exchange rate in effect during the period. Unrealized translation gains and losses are recorded as a translation adjustment, which is included in the consolidated statements of stockholders’ deficit as a component of accumulated other comprehensive loss. Adjustments that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in other income (expense), net in the consolidated statements of operations and comprehensive loss.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at high-quality and accredited financial institutions.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. Accounts receivable is presented after consideration of an allowance for credit losses, which is an estimate of amounts that may not be collectible. In determining the amount of the allowance at each reporting date, the Company makes judgments about general economic conditions, historical write-off experience and any specific risks identified in customer collection matters, including the aging of unpaid accounts receivable and changes in customer financial conditions. Account balances are written off after all means of collection are exhausted and the potential for recovery is determined to not be probable. As of December 31, 2025 and 2024, the Company recorded an allowance for credit losses of $28 and $0, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. As of December 31, 2025 and 2024, the amount of cash equivalents included in cash and cash equivalents totaled $0 and $38, respectively.

F-21

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. If such asset group is considered to be impaired, the impairment loss to be recognized is measured based on the excess of the carrying value of the impaired asset group over its fair value. The Company recognized no impairment losses for the years ended December 31, 2025, and 2024.

Deferred Legal Fees

Deferred fees consist of consideration to be paid to AAC’s legal advisors in connection with its initial public offering (“IPO”) and the consummation of the Merger. The deferred legal fees were payable in equal monthly installments over the twelve-month period beginning May 3, 2024. The Company ceased making payments in the fourth quarter of 2024 due to the Operational Cessation, and the remaining balance of $2,621 was subsequently converted into the Company’s Common Stock in the second quarter of 2025.

Segment Information

The Company manages its business as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker, reviews the Company’s financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. As of December 31, 2025 and 2024, the Company does not have material long-term assets outside the U.S.

Capitalization of Software Development Costs

The Company incurred software development costs related to development of its quantum computing platform. Given that the Company may sell the platform both as a service as well as a license, the Company evaluates software development costs to determine the point where technological feasibility is established. The Company has determined that technological feasibility is typically concurrently with the release, and therefore there have not been costs capitalized through December 31, 2025. Costs incurred in connection with maintenance and customer support are also expensed as incurred.

Revenue Recognition

Revenue is recognized when the Company satisfies a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Performance obligations in contracts represent distinct or separate goods or services that the Company provides to customers.

The Company recognizes revenue using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract and 5) recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

F-22

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

The Company earns revenue primarily from subscriptions to its software platform and related services. Subscriptions to its software platform are currently offered as stand-ready access to its cloud environment on an annual or multi-year basis. The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company also offers services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with its software platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation, or multiple performance obligations. It allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in its hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. The Company’s contracts typically contain fixed-fee transaction prices. The Company determines and records a provision for loss contracts at the contract level when the current estimate of total costs of the contract at completion exceeds the total consideration the Company expects to receive. The Company has not recorded any provision for loss contracts at December 31, 2025 or 2024.

For consulting services, the Company measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The Company believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts for which, based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

Revenue from services sold in the form of stand-ready scientific and software engineering services are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.

From time to time, the Company may enter into arrangements to build license applications that can be used in conjunction with its Orquestra Platform or separately. To date, the license application built has been delivered as a perpetual license with associated post-contract support. The Company recognizes the license at the time of deployment, and the related post-contract support over the contracted service period on a ratable basis, as it is provided as a stand-ready service.

The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. The Company’s primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to the Company’s information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. The Company allocates these overhead expenses based on headcount, and thus these expenses are reflected in cost of revenue and each operating expense category.

F-23

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Research and Development Expenses

Research and development expenses consist primarily of expenses and overhead costs incurred in developing new products. The Company expenses all research and development costs as incurred.

Sales and Marketing Expenses

Advertising expenses, which are included in sales and marketing expense in the consolidated statements of operations and comprehensive loss, primarily include promotional expenditures, and are expensed as incurred. The amount incurred for advertising expenses for the years ended December 31, 2025 and 2024 were $13 and $3,783, respectively.

In addition, sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for the Company’s employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits and other related costs, for personnel and consultants in the Company’s executive and finance functions. General and administrative expenses also include professional fees for legal, finance, accounting, intellectual property, auditing, tax and consulting services, travel expenses and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs not otherwise included in research and development expenses or sales and marketing expenses.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own Common Stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding.

Stock-Based Compensation

The Company measures all stock-based options granted to employees, directors and non-employees based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures restricted stock awards using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s Common Stock at the date of grant.

The Company grants stock options and restricted stock awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

F-24

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The comprehensive loss for the Company equals its net loss plus changes in foreign currency translation for all periods presented.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of December 31, 2025 and 2024.

Emerging Growth Company

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As a result, the Company’s consolidated financial statements may not be comparable to those public companies that comply with new or revised accounting pronouncements as of public company effective dates. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

F-25

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. This ASU may be applied either prospectively or retrospectively. The Company is currently in the process of evaluating the impact of this pronouncement on its related disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3. Merger

On March 28, 2024, the Company completed its planned Merger with Legacy Zapata, pursuant to which Legacy Zapata became a wholly owned subsidiary of the Company.

In connection with the Merger, AAC filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the state of Delaware, under which AAC was domesticated and continues as a Delaware corporation (the “Domestication”), changing its name to Zapata Computing Holdings Inc. At the effective time of the Domestication, existing holders of ordinary shares of AAC received 7,596,206 shares of the Company’s Common Stock in exchange for their Class A and Class B ordinary shares held immediately prior to the consummation of the Merger.

With the Closing of the Merger, holders of shares of Legacy Zapata Common Stock and Legacy Zapata Convertible Preferred Stock received an aggregate of 17,696,425 shares of the Company’s Common Stock, and holders of Legacy Zapata Options received options to purchase an aggregate of 3,016,409 shares of the Company’s Common Stock, determined by giving effect of the Exchange Ratio of 0.9141.

For accounting purposes, the Merger was accounted for as a reverse recapitalization whereby Legacy Zapata was treated as the accounting acquirer and AAC was treated as the acquired company. This determination was primarily based on the following factors: (i) Legacy Zapata’s existing stockholders had the majority of the voting interest in the combined entity with an approximate 63% voting interest; (ii) the combined company’s board of directors consisted of seven board members with one board member designated by AAC, and each of the remaining six board members were members of the board of directors of Legacy Zapata and one additional independent board member; (iii) Legacy Zapata’s senior management comprised all the senior management of the combined company; and (iv) Legacy Zapata’s existing operations comprised the ongoing operations of the combined company. In accordance with guidance applicable to these circumstances, the Merger was treated as the equivalent of Legacy Zapata issuing stock for the net assets of AAC, accompanied by a recapitalization. The net assets of AAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger were those of Legacy Zapata.

On April 1, 2024, in connection with the consummation of the Merger, the Company’s Common Stock was listed on the Nasdaq Global Market, and the Public Warrants and the Private Placement Warrants were listed on the Nasdaq Capital Market, under the new trading symbols “ZPTA” and “ZPTAW,” respectively. Costs paid by the Company directly attributable to the Merger were $7,058 and were treated as issuance costs and netted against additional paid-in-capital in the consolidated balance sheet of the Company. Additionally, upon the consummation of the Merger, the holders of certain outstanding Senior Secured Notes elected to convert the principal of their notes and accrued interest thereon in an aggregate amount of $14,660 into 3,257,876 shares of the Company’s Common Stock (856,202 shares to related parties) in accordance with their terms, at a conversion price of $4.50 per share. Aggregate principal and accrued interest of $1,273 on the Senior Secured Notes remains outstanding as of December 31, 2025.

F-26

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Merger Consideration

The following table reconciles the elements of the Merger to the consolidated statement of cash flows and the consolidated statement of changes in equity. Upon the Closing of the Merger, the Company assumed liabilities of $8,159 from AAC, which was comprised of $223 of accounts payable, $1,987 of accrued expenses and other current liabilities, $2,619 of note payable – related party, and $3,330 of deferred legal fees.

March 28, 2024
Cash - AAC Trust (net of redemptions)	$20,283
Less: AAC costs paid at Closing	(7,317)
Less: Notes payable - related party paid at Closing	(330)
Net proceeds from the Merger	12,636
Less: Liabilities obtained from AAC	(8,159)
Merger consideration	$4,477

The number of shares of the Company’s Common Stock outstanding immediately following the consummation of the Merger was as follows:

Share Ownership
Legacy Zapata equity holders	17,696,425
AAC public shareholders	1,846,206
AAC Sponsor shares	5,750,000
Senior Secured Note holders	3,257,876
Additional Shares issued pursuant to the Forward Purchase Agreement	500,000
Capital markets advisors	42,372
Total shares of Common Stock immediately after the Merger	29,092,879

4. Revenue From Contracts With Customers

All revenue from contracts with customers was generated in the U.S. during the year ended December 31, 2024. No revenue was recognized during the year ended December 31, 2025 due to the Operational Cessation (Note 1) in the fourth quarter of 2024. Revenue from contracts with customers recognized for the year ended December 31, 2025 and 2024 consists of the following:

	Year Ended December 31,
	2025	2024
Point in time	$—	$—
Over time	—	3,876
Total	$—	$3,876

The Company’s balances resulting from contracts with customers include the following:

Contract Acquisition Costs— No deferred transaction costs were recorded as of December 31, 2025 and 2024. There was $0 and $10 of amortization of contract acquisition costs recognized in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2025 and 2024, respectively.

Accounts Receivable—As of December 31, 2025 and December 31, 2024, there were accounts receivable due from related parties amounting to $0 and $1,567, respectively. As of December 31, 2025 and 2024, the Company had zero allowance for credit losses.

Other Liabilities— Balances due to customers of $406 as of December 31, 2025 and 2024.

F-27

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

5. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Fair Value Measurements at December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$—	$—	$—	$—
	$—	$—	$—	$—

	Fair Value Measurements at December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$38	$—	$—	$38
	$38	$—	$—	$38

The Company’s cash equivalents maintained in money market funds are based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy. The carrying values of the Company’s accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, the note payable – related party, deferred revenue, deferred legal fees and the obligation to issue Common Stock approximate their fair values due to the short-term nature of these instruments. The Forward Purchase Agreement derivative liability is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy (Note 7).

For the year ended December 31, 2025 and 2024, there were no transfers between Level 1, Level 2 and Level 3.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2025	December 31, 2024
Accrued employee compensation and benefit	$73	$77
Accrued professional fees	259	1,312
Refunds payable	750	750
Other	682	472
Accrued expenses and other current liabilities	$1,764	$2,611

Refund Payable—The third party purchased a one-year subscription to the Company’s Orquestra Enterprise Solution on June 27, 2024, and prepaid $1,000 fee. Following the Company’s Operational Cessation (Note 1) and early termination of the subscription, the third party is entitled to a prorated refund of $750 for services it will no longer receive.

F-28

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

 7. Forward Purchase Agreement

On March 25, 2024, the Company entered into a forward purchase agreement with Sandia. The Forward Purchase Agreement contains (i) an Optional Early Termination provision, which is considered an in-substance put option (the “Optional Early Termination”) and (ii) a Variable Maturity Consideration which is the amount of the Settlement Amount Adjustment in excess of the Settlement Amount (the “Variable Maturity Consideration”). The Optional Early Termination and the Variable Maturity Consideration, as combined, are considered a freestanding financial instrument as the Optional Early Termination and the Variable Maturity Consideration cannot be legally detachable and separately exercisable from each other and together, meet the definition of a derivative instrument. Pursuant to the Forward Purchase Agreement, the Seller has the option to early terminate the arrangement in whole or in part by providing written notice to the Company, and the Seller will pay the Company an amount equal to the product of the number of shares that are early terminated and the reset price then in effect. If the Seller exercises an Optional Early Termination, then the Settlement Amount and the Settlement Amount Adjustment to be paid at the Valuation Date will be reduced in proportion to the number of shares subject to the Optional Early Termination. Additionally, the Company may be obligated to pay consideration to the Seller in cash or, under certain circumstances, in shares of the Company’s Common Stock, if the Settlement Amount Adjustment exceeds the Settlement Amount.

The Forward Purchase Agreement provided that the settlement with respect to the shares held by Sandia will be determined as of the Valuation Date, defined as the earliest to occur of March 28, 2026, or certain other events that may, at the discretion of Sandia or the Company, accelerate the Valuation Date. Such events included a written notice from Sandia following a period in which the Company’s Common Stock has a volume-weighted average price (“VWAP”) below $1.00 per share for 20 trading days within any 30 consecutive trading-day period. As a result of the VWAP Trigger Event, Sandia obtained the right, but not the obligation, to accelerate the Valuation Date and thereby settle the Forward Purchase Agreement prior to March 28, 2026.

The Company recorded the fair value of the derivative instrument of $4,935 as a liability on its consolidated balance sheets and measured it at fair value with the initial value of the derivative instrument recorded as a loss on issuance of forward purchase agreement derivative liability in the consolidated statements of operations and comprehensive income (loss). The forward purchase agreement derivative liability was subsequently remeasured to fair value at each reporting period, with changes in fair value recognized in the consolidated statements of operations and comprehensive income (loss)The fair value of the obligation to Sandia was determined to be $2,436 at December 31, 2024.

Upon the occurrence of the VWAP Trigger Event, which was met when the Company’s Common Stock traded below $1.00 per share for 20 trading days within any 30 consecutive trading-day period, Sandia exercised its right to accelerate the Valuation Date to October 8, 2024. On October 8, 2024, the Company received notice from Sandia accelerating the Valuation Date to October 8, 2024. Upon acceleration, the Company became obligated to pay to Sandia an amount in cash equal to the Settlement Amount Adjustment, less any Settlement Amount owed to the Company by Sandia. The Settlement Amount Adjustment was calculated as 1,250,000 shares multiplied by $2.00, or $2,500, and the Settlement Amount was calculated as 1,250,000 shares less 500,000 Unregistered Shares multiplied by the volume weighted daily VWAP Price of $0.0085 per share, or $64. Accordingly, the Company became obligated to pay Sandia an amount in cash or shares equal to $2,436.

In June 2025, the Company entered into the Conversion Agreement with Sandia. Pursuant to the Conversion Agreement the Company settled its obligation under the Forward Purchase Agreement by issuing 6,591,000 shares of the Company’s Common Stock with a fair value of $79 to Sandia. The Company and Sandia also entered into Universal Resale and Registration Provisions, which include lock-up restrictions limiting the sale, transfer, pledge, or other disposition of the common shares issued. As a result of the conversion, the Company derecognized $2,436 of forward purchase agreement settlement obligation, recorded the issuance of 6,591,000 shares of Common Stock, and recognized a gain on extinguishment of liabilities of $2,357.

F-29

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

The following table represents the significant inputs used in calculating the forward purchase agreement derivative liability on the issuance date:

March 28, 2024
Stock price	$13.60
Expected volatility	50.00%
Risk-free interest rate	4.54%
Expected life (in years)	2.00
Expected dividend yield	—%

 The Company determined the initial value for the forward purchase agreement derivative liability of $4,935 using the Level 3 inputs as of the issuance date on March 28, 2024 and recorded the loss on issuance of $4,935 as a loss on issuance of forward purchase agreement derivative liability in the consolidated statements of operations and comprehensive loss. The change in fair value of the forward purchase agreement derivative liability of $2,499 was recorded during the year ended December 31, 2024 in the consolidated statements of operations and comprehensive loss.

The following table presents the change in fair value of the forward purchase agreement derivative liability for the years ended December 31, 2025 and 2024:

	2025	2024
Opening Balance	$2,436	$—
Forward purchase agreement derivative liability issuance	—	4,935
Change in fair value of forward purchase agreement derivative liability	—	(2,499)
Settlement of forward purchase agreement derivative liability	(2,436)
Ending Balance	$—	$2,436

8. Debt

The aggregate principal amount of debt outstanding as of December 31, 2025 and 2024 consisted of the following:

	December 31, 2025	December 31, 2024
Senior secured notes	$1,273	$2,237
Convertible promissory notes	3,133	—
Note payable - related parties	—	1,930
Total Debt	$4,406	$4,167

Current and non-current debt obligations reflected in the consolidated balance sheets as of December 31, 2025 and December 31, 2024 consisted of the following:

	December 31, 2025	December 31, 2024
Current liabilities:
Note payable - related parties	$—	$1,618
Senior secured notes	1,273	—
Convertible promissory notes	3,133	—
Debt, current portion	4,406	1,618
Non-current liabilities:
Note payable - related parties	—	312
Senior secured notes	—	2,237
Debt, net of current portion	—	2,549
Total Debt	$4,406	$4,167

F-30

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Senior Secured Notes

As of December 31, 2023, Legacy Zapata had an outstanding balance of Senior Secured Notes of $8,900, which was netted with $158 of unamortized debt issuance costs. From January 2024 through March 2024, Legacy Zapata issued $7,150 in additional aggregate principal amount of Senior Secured Notes, which includes certain Senior Secured Notes with an aggregate principal amount of $1,150 that were issued to third party advisors in lieu of cash payment for services rendered to Legacy Zapata related to the Merger (Note 3). The Senior Secured Notes issued from January 2024 to March 2024 totaling $6,150 were issued at a substantial premium. Accordingly, the Company accounted for the issuance of these Senior Secured Notes under the amortized cost model, which is the principal plus accrued interest. The remaining Senior Secured Note issued to a third-party advisor totaling $1,000 is carried at redemption value, which is the principal plus accrued interest. The Company issued a Senior Secured Note to a third party for capital market advisory services that vested contingently with the Merger. Upon the satisfaction of the performance condition as described in the agreement, the Company accounted for the Senior Secured Note as a stock-based award granted to a non-employee and measured the award based on the fair value on the Merger date, with the liability portion of the award recorded as Senior Secured Notes at the redemption value, and the excess fair value recorded as a loss on issuance of convertible note within total other expense, net in the consolidated statements of operations and comprehensive income (loss).

Upon the Closing of the Merger, a portion of the aggregate outstanding the Senior Secured Notes converted into 3,257,876 shares of the Company’s Common Stock (856,202 shares to related parties). Upon the conversion of the Senior Secured Notes, the principal balance of the debt of $14,207 and associated accrued interest of $453 were converted, resulting in an increase in Common Stock and additional paid-in capital of $14,660. Certain holders of the Senior Secured Notes, holding $2,000 in aggregate principal, did not convert their Senior Secured Notes into shares of the Company’s Common Stock. The balance of the secured notes and accrued interest was $2,237 at December 31, 2024.

In June 2025 the Company made a payment of $1,342 to settle one of Senior Secured Notes, which had an original principal amount of $1,000 and accrued interest of $209. In connection with the repayment, the Company recognized a loss on debt extinguishment of $134 during the year ended December 31, 2025.

In January 2025, one of the $1,000 Senior Secured was assigned from its original note holder to Sandia. The transfer did not modify the terms of the note or its accounting treatment. As of December 31, 2025 aggregate principal and accrued interest of $1,273 is due on the outstanding Senior Secured Note which matures December 15, 2026.

As part of the assignment of the note to Sandia, , the Company entered into a consent agreement (the “Consent Agreement”) with Sandia. Under the Consent Agreement, Sandia agreed to waive certain rights under its outstanding Senior Secured Note agreement, including default under the Senior Secured Note agreement arising from, or in connection with, the issuance of Convertible Promissory Notes described below, as well as any defaults existing as of the date of the Consent. In exchange for this waiver, the Company issued 34,000,000 shares of its Common Stock with a fair value of $10 to Sandia. In addition, the Company entered into an intercreditor agreement with the collateral agent and Sandia providing for the relative rights with respect to the secured obligations of the Company.

The Consent was accounted for as a modification of the Senior Secured Note. The fair value of the issued shares of $10 was reflected as a debt modification cost.

Convertible Promissory Notes

In June 2025 the Company entered into a security purchase agreement with accredited investors pursuant to which the Company sold and issued secured convertible promissory notes (“Convertible Promissory Notes”) and warrants to purchase 37,500,000 shares of Common Stock (“Warrants”) for total gross proceeds of $3,000.

The Convertible Promissory Notes bear simple interest at a rate of 10.00% per annum and mature in June 2026, unless earlier converted or repaid in accordance with its terms. Interest accrues daily based on a 360-day year and will not be paid in cash prior to maturity unless the Convertible Promissory Notes are repaid before conversion.

F-31

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

The Convertible Promissory Notes may not be prepaid before the maturity date without the written consent of the holder and is secured pursuant to a Security Agreement entered into concurrently with the issuance.

The Convertible Promissory Notes are convertible into 75,000,000 shares of the Company’s Common Stock at the option of the holder at any time prior to repayment. The conversion price is $0.04 per share, subject to customary anti-dilution adjustments for stock splits, stock dividends, combinations, or recapitalizations (the “Conversion Price”). Upon conversion, any unpaid accrued interest is automatically forgiven.

The outstanding principal balance under the Convertible Promissory Notes automatically convert into Common Stock upon the closing of a Qualified Financing with aggregate gross proceeds of at least $5,000, at the Conversion Price. In the event of a Change of Control prior to maturity, the holder may elect to (i) have the outstanding principal and accrued interest repaid in full or (ii) convert the principal into shares of Common Stock at the Conversion Price. Accrued interest is forgiven upon such conversion.

Upon the occurrence of an Event of Default and written notice from the holder (or automatically upon certain bankruptcy-related events), the Convertible Promissory Notes become immediately due and payable, together with all accrued interest. Events of Default include (i) failure to pay principal or interest when due, (ii) breaches of covenants in the Convertible Promissory Notes or the Securities Purchase Agreement, (iii) bankruptcy or insolvency events, and (iv) defaults under other indebtedness exceeding $200.

In connection with the issuance of the Convertible Promissory Notes, the Company incurred debt issuance costs totaling $75. These costs were recorded as a reduction to the carrying value of the Convertible Promissory Notes and are amortized to interest expense over the one-year term using the effective interest method. The effective interest rate on the Convertible Note is 12.64%.

 The Company accounts for its Convertible Promissory Notes at amortized cost. No portion of the proceeds was allocated to the conversion features, as the embedded conversion options did not require separate derivative accounting and the notes were not issued at a premium subject to ASC 470. The fair value of the warrants issued in connection with the notes was not material.

The Company recognized approximately $168 of interest expense for the year ended December 31, 2025, which is included within interest expense in the consolidated statements of operations and comprehensive income (loss). Interest expense attributable to the amortization of debt issuance costs incurred with third-party financing arrangements was immaterial for the year ended December 31, 2025.

Notes Payable - Related Parties

To finance transaction costs related to the Merger, the Sponsor and certain AAC officers and directors provided working capital loans (the “Notes Payable – Related Party”) prior to Closing. These notes were repayable at the Merger Closing without interest or, at AAC’s discretion, up to $1,500 could be converted into Private Placement Warrants at $1.00 per warrant.

On March 28, 2024, the Notes Payable – Related Party were amended to defer repayment of the outstanding principal and accrued interest of $2,619. The amended terms require repayment in monthly installments, beginning thirty days after the Lincoln Park Registration Statement became effective on April 18, 2024 (Note 11). No note holders elected to convert their loans into warrants at Closing. The notes bear interest at 4.5% per annum and are accounted for at amortized cost. The balance of the notes payable and accrued interest– related parties was $1,930 at December 31, 2024.

In June 2025, the Company entered into Conversion Agreements with the note holders of the Notes Payable – Related Party to settle all remaining outstanding debt obligations and accrued interest.. Pursuant to the Conversion Agreements, the Company settled its Notes Payable – Related Party by issuing 5,407,000 shares of the Company’s Common Stock with a fair value of $38 to the note holders to settle outstanding notes payable and accrued interest of $1,998. The excess of the carrying value of the notes payable and accrued interest converted in excess of the fair value of the shares issued of $1,960 was recorded as a capital contribution.

As a result of the conversion, the Company derecognized Notes Payable – Related Party of $1,998 and recorded the issuance of 5,407,000 shares of Common Stock. As of December 31, 2025, there was no remaining balance and no unamortized debt discount.

F-32

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

9. Commitment and Contingencies

Forbearance Agreements

Included in accounts payable at December 31, 2024 were payables to service providers of $3,774. On October 22, 2025, the Company entered into forbearance agreements (the “Forbearance Agreement”) with two third-party creditors related to outstanding invoices totaling approximately $3,774 (the “Overdue Amount”). Pursuant to the Forbearance Agreement, 50% of the Overdue Amount (approximately $1,887), remains due, and the remaining $1,887 becomes contingently payable based upon the completion of capital-raising transactions generating at least $45 million and $55 million, respectively, in aggregate proceeds. If the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished. The creditor has agreed to temporarily forbear from enforcing collection of the $1,887 that is currently recorded in accounts payable during the forbearance period.

The Company has accounted for the $1,887 that is now contingently payable as an extinguishment of debt and has included this in other income due to management’s assessment that is more likely than not that the Company would not be able to reach the equity raising threshold that would require repayment of these amounts.

Beginning May 1, 2025, any unpaid portion of the Obligations will accrue a late charge at a rate equal to the lesser of 0.8% per month or the maximum rate permitted by law. The forbearance period will terminate—and the Remaining Overdue Amount, together with any accrued late charges, will become immediately due and payable—upon the occurrence of certain “Forbearance Termination Events,” including specified capital-raising or asset-sale transactions, defaults, or insolvency events.

Quantum Cloud Service Agreement

On February 12, 2024, the Company entered into an agreement with a third party under which the third party will host the Company’s quantum generative AI application on its cloud service and will provide support services for a period of 24 months. The Company has agreed to make payments in an aggregate amount equal to $2,063 to the third party over the agreement term as consideration for services rendered pursuant to the agreement, which will be due and payable from April 2024 to February 2027. On June 27, 2024, the agreement was amended to extend the services through November 2028, and the aggregate fees payable from the Company increased to $4,063 over the extended term. The cloud service agreement was effectively terminated in October 2024 in connection with the Company’s Operational Cessation (Note 1).

Advisory and Other Agreements

In connection with the Merger, on September 13, 2023, the Company entered into an agreement with a third party for advisory services. In March 2024, the payment terms were amended to provide for a fee of $1,250, to be paid by the issuance of a Senior Secured Note with a principal amount of $1,000 and the remaining $250 in six monthly installments in cash of $42 per month commencing on May 15, 2024. From May 2024 through September 2024 the Company paid $209 to the third party. The Company ceased making payments in the fourth quarter of 2024 due to the Operational Cessation (Note 1), and the remaining balance of 42 was subsequently converted into 113,000 shares of the Company’s Common Stock with a fair value of $14 in the second quarter of 2025.

On February 9, 2024, the Company entered into an engagement letter with an additional third party, as amended on February 27, 2024. The Company agreed to pay the third party a non-refundable cash fee of $1,800, payable by the Company in monthly payments of $113 over the Term (as defined in Note 3) with $300 of such payment waivable if the Company voluntarily prepays $1,500 to the third party prior to December 31, 2024. Upon the Closing of the Merger, the Company recognized $1,800 as transaction costs, which recorded as a reduction in additional paid-in capital. From May 2024 through September 2024 the Company paid $563 to the third party. The Company ceased making payments in the fourth quarter of 2024 due to the Operational Cessation (Note 1), and the remaining balance of $1,237 was subsequently converted into 3,349,000 shares of the Company’s Common Stock with a fair value of $40 in the second quarter of 2025.

Collaborative Research Agreement

On February 12, 2024, the Company entered into a collaborative research agreement with a third party, pursuant to which the Company and the third party partnered to develop a quantum generative AI application and a hybrid solver over a three-month term. The Company led the development of the application. The third party also contributed $1,000 to the project in the form of a Senior Secured Note, which it did not elect to convert into the Company’s Common Stock upon the Closing of the Merger and which was repaid in June 2025. The collaborative research agreement was effectively terminated in October 2024 in connection with the Company’s Operational Cessation (Note 1).

F-33

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

10. Convertible Preferred Stock

In connection with the Merger on March 28, 2024, each holder of the Convertible Preferred Stock was converted into the right to receive 0.9141 shares of the Company’s Common Stock. The Company determined that the Merger constituted a deemed liquidation under its charter and, as such, the holders of the Convertible Preferred Stock were entitled to receive an amount per share equal to the greater of i) the applicable original issue price of the applicable series of the Convertible Preferred Stock, plus any dividends declared but unpaid thereon (the “Preference”), or ii) such amount per share as would have been payable had all shares of the Convertible Preferred Stock been converted into Common Stock immediately prior to the Merger (the “As Converted Amount”). Upon the Closing of the Merger, the Company determined that the As Converted Amount was greater than the Preference and converted 14,222,580 shares of Convertible Preferred Stock into 13,001,114 shares of the Company’s Common Stock. The Company’s capital amounts prior to the Merger have been retrospectively restated as shares reflecting the conversion ratio of 0.9141 established in the Merger. Following the Closing, the Company had no shares of Convertible Preferred Stock outstanding at December 31, 2024.

Series A Convertible Preferred Stock

In October and November 2025, the Company entered into securities purchase Agreements with accredited investors, pursuant to which the Company offered and sold 15,000 shares of the Company’s Series A Convertible Preferred Stock at a purchase price of $100 per share for total gross proceeds of $1,500. The Company incurred expenses totaling $64, resulting in net proceeds of $1,436.

On October 23, 2025, the Company filed the Certificate of Designations of Preferences, Rights and Limitations (the “Certificate of Designations”) of the Series A with the Delaware Secretary of State, designating and authorizing the issuance of up to 15,000 shares of Series A Convertible Preferred Stock.

As of December 31, 2025, the authorized, issued, and outstanding Series A Convertible Preferred Stock and their principal were as follows:

		December 31, 2025
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	0.0001	15,000	15,000	$1,500	$—	15,000,000
		15,000	15,000	$1,500	$—	15,000,000

Each share of Series A is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series A shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. All shares of capital stock of the Company, both Common Stock and any other series of preferred stock, shall be junior in rank to all shares of Series A with respect to payments upon the liquidation, dissolution, and winding up of the Company.

Series C Convertible Preferred Stock

In June 2025, the Company entered into a series of conversion agreements (the “Conversion Agreements”) with certain creditors. Pursuant to the Conversion Agreements, certain creditors agreed to exchange $4,429 of accounts payable and accrued expenses for the issuance of 11,983 shares of the Company’s Series C Convertible preferred stock.

On July 18, 2025, the Company filed the Certificate of Designations of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of the Company designating and authorizing the issuance of up to 13,000 shares of Series C Convertible Preferred Stock. Subsequently, on November 4, 2025, the Company filed a Certificate of Amendment to the Certificate of Designations to increase the number of authorized and designated shares of Series C Convertible Preferred Stock to 23,000 shares.

On July 22, 2025, the Company issued a total of 11,983 shares of the Company’s Series C Convertible Preferred Stock (convertible into 11,983,000 shares of Common Stock) with a fair value of $12 to two creditors in settlement of $4,429 of accounts payable and accrued expenses pursuant to the Conversion Agreements As a result of the issuance of the Series C Convertible preferred stock, the Company recognized a gain on extinguishment of liabilities of $4,417.

F-34

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

As of December 31, 2025, the authorized, issued, and outstanding Series C Convertible Preferred Stock and their principal were as follows:

		December 31, 2025
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series C Preferred Stock	0.0001	23,000	11,983	$4,429	$—	11,983,000
		23,000	11,983	$4,429	$—	11,983,000

Each share of Series C Convertible Preferred Stock is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series C Convertible Preferred Stock shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. The holders of Series C Convertible Preferred Stock shall rank pari passu with the holders of Common Stock with respect to any liquidation, dissolution or winding up of the Company. The Series C Convertible Preferred Stock are not redeemable.

11. Common Stock

As of December 31, 2025 and 2024, the Company had authorized 600,000,000 shares of $0.0001 par value Common Stock. Each share of Common Stock entitles the holder to one vote, together with the holders of the Series A and Series C Convertible Preferred Stock (on an as-converted basis), on all matters submitted to the stockholders for a vote. The holders of Common Stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors.

Under the terms of the Company’s certificate of incorporation, the Company’s Board of Directors is authorized to direct the Company, without any action or vote by its stockholders (except as may be provided by the terms of any class or series of Company preferred stock then outstanding), to issue shares of preferred stock in one or more series without the approval of the Company’s stockholders. The Company’s Board of Directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Unvested Shares

In connection with the Closing on March 28, 2024, 1,129,630 shares of Sponsor Shares became unvested and are subject to the forfeiture pursuant to the closing available cash provisions as described in the sponsor support agreement in contemplation of the Merger. All of the Unvested Shares will become vested if, within three years of the Closing, the volume-weighted average price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the Closing, then the Unvested Shares will be forfeited and shall be transferred by the sponsor and the sponsor co-investor to the Company, without any consideration for such transfer. The Unvested Shares are indexed to the Company’s own stock and are therefore classified as equity in the Company’s consolidated financial statements. No Unvested Shares vested during the year ended December 31, 2025.

Lincoln Park Purchase Agreement

The Company entered into two equity purchase agreements with Lincoln Park Capital Fund, LLC (“Lincoln Park”) on December 19, 2023 (the “2023 Purchase Agreement”) and August 13, 2024 (the “2024 Purchase Agreement”). Under the 2023 Purchase Agreement, Lincoln Park committed to purchase up to $75,000 of the Company’s Common Stock over a 36-month period following the Merger Closing. The Company issued 712,025 shares with fair value of $1,688 as a Commitment Fee on April 11, 2024. A related registration statement covering the shares issuable under the agreement was filed on April 12, 2024 and declared effective on April 18, 2024. As of December 31, 2025, the Company had issued 13,078,780 shares for total proceeds of $8,564 (excluding Commitment Shares).

F-35

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Under the 2024 Purchase Agreement, Lincoln Park committed to purchase up to $10,000 of Common Stock over a 24-month period. The Company issued 500,000 Commitment Shares upon execution. The related registration statement was filed on September 3, 2024 and declared effective on September 9, 2024. As of December 31, 2025, the Company issued 2,700,000 shares for total proceeds of $862 (excluding Commitment Shares).

Conversion Agreements and Universal Resale and Registration Provisions

During the year ended December 31, 2025, the Company entered into a series of conversion agreements with certain of its creditors. Pursuant to the Conversion Agreements certain creditors agreed to exchange an aggregate of approximately $6,814 of accounts payable, into 17,681,000 shares of the Company’s Common Stock with a fair value of $2,105, resulting in a gain of extinguishment of liabilities of $4,695 that has been recorded as other income in the accompanying statement of operations for the year ending December 31, 2025 . In connection with the Conversion Agreements, the Company and counterparties who received Common Stock or preferred stock entered into certain Universal Resale and Registration Provisions pursuant to which such recipients agreed to certain lock-up provisions restricting and limiting their sale, transfer, pledge, or disposal of any shares of Common Stock held by or issuable to such recipients.

12. Warrants

Public Warrants and Private Placement Warrants

As part of AAC’s IPO, AAC issued Public Warrants to third-party investors where each whole warrant entitles the holder to purchase one share of AAC’s Common Stock at an exercise price of $11.50 per share. Simultaneously with the closing of the IPO, AAC completed the private sale of Private Placement Warrants to the sponsor, where each warrant allows the holder to purchase one share of AAC’s Common Stock at $11.50 per share. Additionally, pursuant to AACs’ sponsor working capital loan agreement, the sponsor may convert up to $1,500 of the outstanding Notes Payable – Related Party into up to an additional 1,500,000 Private Placement Warrants at the price of $1.00 per warrant upon the Closing Date (Note 8). Upon the Closing Date, the option to convert up to $1,500 of the outstanding Notes Payable – Related Party amount into and up to an additional 1,500,000 Private Placement Warrants was not exercised. As of December 31, 2025, 11,499,982 Public Warrants and 13,550,000 Private Placement Warrants remained outstanding.

The Warrants expire on the fifth anniversary of the Merger or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Merger, provided that the Company has an effective registration statement under the Securities Act covering the shares of the Company’s Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available or a valid exemption is available.

Public Warrants and Private Placement Warrants are exercisable to purchase one share of the Company’s Common Stock at $11.50 per share. Public Warrants may be redeemed, in whole and not in part, at $0.01 per warrant with 30 days’ notice if the Company’s Common Stock trades at or above $18.00 for 20 out of 30 trading days. The Company may require holders to exercise Public Warrants on a cashless basis if the warrants are called for redemption. Private Placement Warrants are substantially identical to the Public Warrants except that (i) they cannot be redeemed by the Company, (ii) they are permanently exercisable on a cashless basis, and (iii) they are not transferable, assignable, or salable until 30 days after the Closing Date, except to permitted transferees. Private Placement Warrants also provide for an alternative issuance in the event of a tender offer or other change-of-control transaction, consistent with the warrant agreement.

As of December 31, 2025 and 2024, there were 11,499,982 and 11,499,982 Public Warrants outstanding, respectively. As of December 31, 2025 and 2024, there were 55,800,000 and 13,550,000 Private Placement Warrants outstanding, respectively. The Public Warrants and Private Placement Warrants qualify for equity classification in accordance with ASC 815-40, Derivatives and Hedging. Accordingly, the Warrants were initially measured at fair value and recorded within equity with no subsequent measures of changes in fair value.

F-36

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Warrant activity after retrospectively adjusting for the effect of the reverse recapitalization during the year ended December 31, 2024 and 2025 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2023	—	$—	—	$—
Granted	25,049,982	11.50
Exercised	—	—
Forfeited and expired	—	—
Balance at December 31 2024	25,049,982	$11.50	4.24	$—
Granted	42,250,000	0.040
Exercised	—	—
Forfeited and expired	—	—
Balance at December 31 2025	67,299,982	4.31	3.97	66,755
Options vested and exercisable at December 31, 2025	66,249,982	$4.31	3.97	$65,096

Warrants on Convertible Promissory Notes

In June 2025 the Company entered into a securities purchase agreement with accredited investors pursuant to which the Company sold and issued secured Convertible Promissory Notes and Warrants to purchase 37,500,000 shares of Common Stock for total gross proceeds of $3,000. The Warrants have a term of five years. The Warrants have an exercise price of $0.04 per share, subject to certain adjustments. At any time when a registration statement registering the resale of shares issuable upon exercise of the Warrants is not effective, the Warrants can be exercised on a cashless basis by the holders.

Warrants on Financing Activities

In March, August, and December 2025, the Company issued 550,000, 1,200,000, and 3,000,000 warrants with an exercise price of $0.115, $0.04, and $0.04 per share, respectively, to its investment bankers in connection with the Company’s financing activities. The 1,200,000 warrants issued in August 2025 are subject to service conditions and vest monthly over twenty-four months. The warrants are classified as equity, and their fair value was measured using the Black-Scholes option-pricing model. The fair value of the warrants on the date of issuance was immaterial.

The weighted-average grant-date fair value of warrants granted for the year ended December 31, 2025 was $0.04 per share. As of December 31, 2025, there was no unrecognized compensation cost related to unvested warrants.

13. Compensation Plans

2018 Equity Incentive Plan

In 2018, the Board of Directors adopted the 2018 Stock Incentive Plan. Under the terms of the 2018 Plan, incentive stock options (“ISO”) could be granted to employees of Legacy Zapata and nonqualified stock options (“NQ”), or restricted stock awards (“RSA”) could be granted to directors, consultants, employees and officers of Legacy Zapata. The exercise price of stock options cannot be less than the fair value of Legacy Zapata’s Common Stock on the date of grant. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.

After retrospectively adjusting for the effect of the reverse recapitalization, the total number of shares of Common Stock designated for issuance under the 2018 Plan was 4,058,126 as of December 31, 2023. As of December 31, 2023, there were 197,598 shares remaining available for future grants under the 2018 Plan. Following the effectiveness of the 2024 Plan in March 2024, the 2018 Plan has been terminated and Legacy Zapata will not make any further awards under the 2018 Stock Incentive Plan.

As of December 31, 2025, 503,515 shares remained outstanding under the 2018 Plan following the Operational Cessation.

F-37

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

2024 Equity and Incentive Plan

In March 2024, the Board of Directors adopted the 2024 Plan, which has been approved by the Company’s shareholders. The 2024 Plan became effective immediately prior to the consummation of the Merger. Under the terms of the 2024 Plan, equity and equity-based incentive awards, as well as cash awards may be granted to employees, directors and consultants. As of December 31, 2024, the Company has reserved 3,491,146 shares of the Company’s Common Stock for issuance under the 2024 Plan. The 2024 Plan provides that the number of shares of the Company’s Common Stock reserved and available for issuance under the 2024 Plan will automatically increase each January 1, beginning on January 1, 2025 and on each January 1 thereafter, by 5% of the outstanding number of shares of the Company’s Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. Shares of underlying any stock-based awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, or reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for the grant of awards under the 2024 Plan.

As of December 31, 2025, a total of 5,669,371 shares of Common Stock were reserved for issuance under the 2024 Plan, of which 200,000 shares of Common Stock were issued and outstanding, 25,000 shares of Common Stock were issuable upon the vesting of restricted awards, and 5,444,371 shares remained available for future grants.

Inducement Awards

The Company issued options exercisable for an aggregate of 900,000 shares of its Common Stock as inducement awards outside of the 2024 Plan during the year ended December 31, 2024. Of these, 300,000 options were forfeited as a result of the Operational Cessation, and 600,000 options remained outstanding as of December 31, 2025 and 2024.

Stock Option Valuation

The Company uses the Black-Scholes option-pricing model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the stock options granted. The Company uses the simplified method (an expected term based on the midpoint between the vesting date and the end of the contractual term) to calculate the expected term for awards that qualify as “plain-vanilla” options as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

In determining the exercise prices for options granted, the Company has considered the fair value of the Common Stock as of the measurement date. Prior to the Closing of the Merger, the fair value of the Common Stock was determined by management with consideration to a third-party valuation, which contemplated a broad range of factors, including the illiquid nature of the investment in the Company’s Common Stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and convertible preferred stock, if any, in private transactions negotiated at arm’s length. Following the Closing of the Merger, the fair value of the Common Stock has been determined based on the traded price of the Company’s Common Stock.

The following table presents the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted during the year ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Risk-free interest rate	4.63% - 3.77%	4.32% - 4.50%
Expected term (in years)	6.00	6.00
Expected volatility	150.00%	60.00%
Expected dividend yield	0%	0%

F-38

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Stock Option

Upon the Closing of the Merger, the outstanding options to purchase shares of Legacy Zapata Common Stock were converted into options to purchase an aggregate of 3,016,409 shares of the Company’s Common Stock, determined by giving effect of the Exchange Ratio of 0.9141.

Stock option activity after retrospectively adjusting for the effect of the reverse recapitalization during the year ended December 31, 2024 and 2025 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2023	3,078,475	$2.38	6.98	$4,489
Granted	900,000	1.10
Exercised	(47,183)	1.44
Forfeited and expired	(974,544)	2.40
Balance at December 31 2024	2,956,748	$2.34	6.01	$—
Granted	37,900,000	0.034
Exercised	—	—
Forfeited and expired	(1,853,297)	1.89
Balance at December 31 2025	39,003,451	0.08	9.62	58,598
Options vested and exercisable at December 31, 2025	1,245,182	$1.11	7.68	$583

On October 7, 2025, the Company appointed Mr. William Klitgaard to the Board of Directors and named him as the sole member of the Audit Committee. In connection with his appointment, the Company granted Mr. Klitgaard the following compensation: (i) a grant of 1,000,000 five-year stock options with a fair value of $74 as determined by a Black Scholes pricing model, vesting in equal monthly increments over a two-year period, subject to continued services to the Company as of each applicable vesting date, with an exercise price of $0.08, (ii) cash compensation of $100 per year for services as director, and (iii) additional cash compensation of $25 per year for services as a chair of the Audit Committee of the Company, with both cash grants subject to Mr. Klitgaard’s continued service to the Company as of each applicable payment date.

On October 9, 2025, the Company appointed Mr. Clark Golestani, a director, to serve as Chairman of the Board of Directors. In connection with his appointment, the Company granted Mr. Golestani 1,000,000 five-year stock options with an exercise price of $0.08 with a fair value of $87 as determined by a Black Scholes pricing model, vesting in equal monthly increments over a two-year period, subject to Mr. Golestani’s continued service to the Company as of each applicable vesting date.

On October 9, 2025, the Company appointed Mr. Sumit Kapur, the Company's Chief Executive Officer, to the Board of Directors. In connection with his appointment, the Company granted Mr. Kapur 1,000,000 five-year stock options with an exercise price of $0.08 with a fair value of $87 as determined by a Black Scholes pricing model, vesting in equal monthly increments over a two-year period, subject to Mr. Kapur’s continued service to the Company as of each applicable vesting date. On October 9, 2025, in connection with Mr. Kapur’s services as Chief Executive Officer, the Company also granted Mr. Kapur 5,000,000 five-year stock options with an exercise price of $0.08, with a fair value of $433 as determined by a Black Scholes pricing model, vesting in equal monthly installments over four years, subject to his continued services to the Company as of each applicable vesting date.

In addition to the option grants listed above, the Company granted its employees, advisors, and consultants an aggregate of 29,900,000 ten-year stock options with an exercise price ranging from $0.0020 and $0.15 with an aggregate fair value of $858 as determined by a Black Scholes pricing model, vesting in equal monthly increments over either a two or four year period, with certain awards vesting 25% after one year and then monthly over a 36-month period, subject to his continued services to the Company as of each applicable vesting date.

F-39

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

The weighted-average grant-date fair value of awards granted for the year ended December 31, 2025 was $0.034 per share. As of December 31, 2025, there was $1,764 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 3.26 years. The fair value of stock options that vested during the years ended December 31, 2025 and 2024 was $245 and $95, respectively.

Restricted Stock Awards

The Company may grant nonvested restricted Common Stock to employees, directors, and consultants with or without cash consideration. These grants contain certain restrictions on the sale of the shares. Nonvested restricted Common Stock are not considered issued or outstanding for accounting purposes until they vest. Upon termination of the relationship with a holder of such shares, the Company has the right to repurchase the nonvested restricted Common Stock shares at the there was no consideration, a price per share defined in the agreement.

The following table summarizes restricted stock activity during the year ended December 31, 2025:

	Unvested Shares	Issuable Shares	Fair Value at Date of Issuance	Weighted Average Grant Date Fair Value
Balance, December 31, 2024	75,000	—	$43	0.57
Granted	65,000,000	—	26	0.0004
Vested	(65,050,000)	65,050,000	—	—
Forfeited	—	—	—	—
Issued	—	(65,050,000)	(55)	—
Balance, December 31, 2025	25,000	—	$14	$0.57

On June 13, 2025, the Company granted its Chief Executive Officer 32,500,000 shares of the Company’s restricted stock with an aggregate fair value of $13 or $0.0004 per share. The restricted stock grant vests monthly over 24 months.

On June 13, 2025, the Company granted its Chairman of the Board 32,500,000 shares of the Company’s restricted stock with an aggregate fair value of $13 or $0.0004 per share. The restricted stock grant vests monthly over 24 months.

On July 10, 2024, the Company granted its Chairman of the Board 75,000 shares of the Company’s restricted stock with an aggregate fair value of $43 or $0.57 per share. The restricted stock grant vests 33.33% on October 1, 2024, 33.33% on January 10, 2025, and 33.34% on the date of the Company’s annual meeting.

During the years ended December 31, 2025 and 2024, the Company recognized stock-based compensation expense of $26 and $0, respectively, and issued 65,050,000 and 450,000 shares of restricted stock based on the vesting terms of the grants, respectively. As of December 31, 2025, no unamortized stock compensation expense remained outstanding.

Employee Stock Purchase Plan

In March 2024, the Board of Directors adopted the 2024 Employee Stock Purchase Plan (the “2024 ESPP”), which has been approved by the Company’s shareholders. The 2024 ESPP provides eligible employees with an opportunity to purchase shares of the Company’s Common Stock through accumulated contributions, which generally will be made through payroll deductions. The 2024 ESPP permits the administrator of the 2024 ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Internal Revenue Code of 1986 (the “Code”). In addition, the 2024 ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives. As of December 31, 2024, 581,858 shares (the “Initial ESPP Limit”) of the Company’s Common Stock were reserved for issuance under the 2024 ESPP. The 2024 ESPP provides that the number of shares of the Company’s Common Stock reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2025 and on each January 1 thereafter, by the least of the Initial ESPP Limit, 1% of the outstanding number of shares of the Company’s Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator.

F-40

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Each offering of the Company’s Common Stock under the 2024 ESPP will be for a period of year (the “offering period”). The first offering period under the 2024 ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the 2024 ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period (the “exercise date”).

On the exercise date of each offering period, the eligible employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) a number of shares of the Company’s Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of the Company’s Common Stock determined by dividing $25 by the fair market value of the Company’s Common Stock on the first day of such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of the Company’s Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of the Company’s Common Stock on the exercise date. The maximum number of shares of the Company’s Common Stock that may be issued to any eligible employee under the 2024 ESPP in a calendar year is a number of shares of the Company’s Common Stock determined by dividing $25 by the fair market value of the Company’s Common Stock, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.

As of December 31, 2025, the Company has not issued any shares under the 2024 ESPP.

Stock-Based Compensation

The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted Common Stock in the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2025	2024
Research and development	$94	$111
Sales and marketing	2	43
General and administrative	175	467
Cost of revenue	—	25
	$271	$646

14. Leases

Operating leases

As a lessee, the Company leases certain office spaces under non-cancelable operating leases located in the United States and Canada. All of the Company’s long-term lease agreements expired prior to and as of December 31, 2024. On May 7, 2024, the Company entered into a month-to-month lease in Canada that commenced on June 1, 2024, which was terminated in connection with the Operational Cessation (Note 1).

On July 19, 2024, the Company entered into a six-month office lease for office space in the United States that qualifies as a short-term lease. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. Lease expense for the year ended December 31, 2025 and 2024 was $6 and $428, respectively.

F-41

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

15. Segment Information

The Company operates and manages its business activities on a consolidated basis and operates in a single reportable and operating segment. The Company’s Chief Executive Officer, serving as the Chief Operating Decision Maker (“CODM”), oversees operations on an aggregated basis to allocate resources effectively. In assessing the Company’s financial performance, the CODM regularly reviews consolidated net income (loss). Significant expense categories are not presented, as the expense information regularly provided to the CODM is presented on the same basis as the consolidated statements of operations and comprehensive income (loss). The CODM relies on consolidated net loss as a comprehensive measure of the Company, considering all revenues and expenses, including cost of revenue, research and development expenses, general and administrative expenses and sales and marketing expenses, to assess the Company’s overall performance and inform strategic decisions on cost control, pricing and investments. Additionally, the CODM also reviews total assets to assess the Company's financial position and resource allocation. The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets. The Company’s long-lived assets consist primarily of property and equipment, net. As of December 31, 2025 the Company does not have material long-term assets outside the U.S.

16. Income Taxes

The components of (loss) income before provision for income taxes for the years ended December 31, 2025 and 2024 were:

	Year Ended December 31,
	2025	2024
United States	$9,336	$(38,247)
Foreign	—	121
Income (loss) before income taxes	$9,336	$(38,126)

For the years ended December 31, 2025 and 2024, a reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Year Ended December 31,
	2025	2024
Federal tax benefit at statutory rate	$21%	$21%
State tax benefit, net of federal benefit	8%	8%
Change in valuation allowance	(29)%	(29)%
	$—	$—

As of December 31, 2025 and 2024, the following table summarizes our deferred tax asset:

	Year Ended December 31,
	2025	2024
Deferred tax asset
Net operating loss carryforwards	$32,524	$31,462
Valuation allowance	(32,524)	(31,462)
Net deferred tax asset (liability)	$—	$—

The provision for income taxes differs from the expense that would result from applying statutory rates to income before income taxes. The differences primarily result from changes in valuation allowance.

F-42

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

As of December 31, 2025 and 2024, the Company is in a net deferred tax asset position before valuation allowance. The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient future taxable income. In assessing the realization of the deferred tax assets, the Company considers whether deferred tax assets will not be realized. The Company considers projected future taxable income, scheduled reversal of existing deferred tax liabilities, and tax planning strategies in making this assessment. As of December 31, 2025 and 2024, the Company has considered all available evidence, both positive and negative, and determined that it is more likely than not that the Company’s net deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2025 and 2024. The change in the valuation allowance for years ended December 31, 2025 and 2024 was an increase of $1,062 and $5,422, respectively.

As of December 31, 2025, the Company had federal net operating loss carryforwards totaling $71,126, which are available to reduce the Company’s future taxes and have an unlimited carryforward period. As of December 31, 2025, the Company had state net operating loss carryforwards totaling $41,027.

The future realization of the net operating loss carryforwards may be limited by the change in ownership rules under Section 382 of the Internal Revenue Code (“Section 382”). Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development credit carryforward before utilization.

The Company files income tax returns in the U.S. federal tax jurisdiction and in various state and foreign jurisdictions in which it operates and is therefore subject to tax examination by various taxing authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, foreign, state and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service or any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits as of December 31, 2025 and 2024.

The Company accounts for uncertain tax positions recognized in the consolidated financial statements following a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. As of December 31, 2025 and 2024, the Company has not identified any uncertain tax positions. The Company will recognize interest and penalties, if any, related to uncertain tax positions in income tax expense. As of December 31, 2025, no interest or penalties have been accrued.

17. Net Loss per Share

The Company applies the two-class method when computing net (income) loss per share attributable to Common Stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to Common Stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all income (loss) for the period had been distributed. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company. The convertible preferred stock was determined to be participating security, and for all periods presented in which the convertible preferred stock was outstanding, the Company incurred a net loss; therefore, no allocation is required.

Basic net loss per share available to Common Stockholders is computed by dividing the net loss attributable to Common Stockholders by the weighted-average number of common shares outstanding for the periods presented. The weighted-average number of Common Stock outstanding excludes any unvested shares that have not met their vesting conditions during the periods presented.

Diluted net loss per share reflects the potential dilution that could occur using the treasury stock and if-converted methods, as applicable. For purposes of this calculation, outstanding stock options and warrants to purchase Common Stock, Unvested Shares, unvested RSUs, Senior Secured Notes including accrued interest and the potential issuance of Common Stock upon the conversion of the Convertible Preferred Stock prior to the Closing of the Merger were considered Common Stock equivalents, but were excluded from the calculation of diluted net loss per share for all periods in which the Company reported a net loss, as their effect was anti-dilutive.

F-43

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Accordingly, in periods in which the Company reports a net loss available to Common Stockholders, diluted net loss per share available to Common Stockholders is the same as basic net loss per share available to Common Stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

The following table sets forth the computation of net loss per share:

	Year Ended December 31,
	2025	2024
Numerator:
Net income (loss) attributable to Common Stockholders	$9,336	$(38,143)
Denominator:
Weighted-average common shares outstanding, basic	101,862,348	29,434,511
Weighted-average common shares outstanding, diluted	227,397,251	29,434,511
Net income (loss) per share attributable to Common Stockholders, basic	$0.09	$(1.30)
Net income (loss) per share attributable to Common Stockholders, diluted	$0.04	$(1.30)

The table below presents Common Stock equivalents that were excluded from the calculation of diluted net loss per share for the periods presented.

	Year Ended December 31,
	2025	2024
Senior Secured Notes, including accrued interest	—	263,142
Public Warrants	—	11,499,982
Private Placement Warrants	—	13,550,000
Unvested Shares	—	1,129,630
Stock options to purchase Common Stock	—	2,956,748
Restricted stock units	—	50,000
	—	29,449,502

18. Related Party Transactions

A former member of the Board of Directors of Legacy Zapata that left the Board of Directors in March 2024 also provided consulting services to the Company. For the year ended December 31, 2025 and 2024, the Company remitted fees of $0 and $48 to the member of its Board of Directors for these services, respectively.

Andretti Agreements

On February 10, 2022, Legacy Zapata entered into a sponsorship agreement for marketing services to be provided by Andretti Autosport Holding Company, LLC (f/k/a Andretti Autosport Holding Company, Inc., “Andretti Global”). The total commitment under the sponsorship agreement is $8,000 and is due and payable over the period of February 2022 through December 2024. Through December 31, 2024, the Company paid $3,500, leaving $4,500 included in accounts payable as of December 31, 2024. During the year ended December 31, 2024, the Company recognized $2,783 of expenses under the sponsorship agreement. On March 28, 2024, Legacy Zapata entered into a sponsorship agreement with Andretti Autosport 1, LLC, an affiliate of Andretti Global. The agreement expired on December 31, 2024. Subject to the agreement, Legacy Zapata is responsible for payments under the sponsorship agreement in an amount totaling $1,000 that was recognized as expense during the year ended December 31, 2024 and was outstanding as of that date. During the fourth quarter of 2025, the Company entered into a Conversion Agreement that converted $5,504 of accounts payable owed to Andretti Global and its affiliate, Andretti Autosport 1, LLC, less an accounts receivable balance of $1,567, which was subsequently converted into the Company’s Common Stock in the fourth quarter of 2025. As of December 31, 2025, no remaining balance is owed Andretti Global and its affiliates.

One of AAC’s affiliates, Andretti Global, has preexisting contractual relationships with Legacy Zapata. In February 2022, Andretti Global entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with Legacy Zapata, both of which expire on December 31, 2024. During the year ended December 31, 2025 and 2024, the Company recorded $0 and $1,300 in revenue related to the enterprise solution subscription agreement.

F-44

ZAPATA QUANTUM, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except per share and share amounts)

Officers and Directors

On June 13, 2025, the Company granted its Chief Executive Officer 32,500,000 shares of the Company’s restricted stock with an aggregate fair value of $13 or $0.0004 per share. The restricted stock grant vests monthly over 24 months.

On June 13, 2025, the Company granted its Chairman of the Board 32,500,000 shares of the Company’s restricted stock with an aggregate fair value of $13 or $0.0004 per share. The restricted stock grant vests monthly over 24 months.

19. Subsequent Events

The Company has evaluated all events subsequent to December 31, 2025 and through March 31, 2026, which represents the date these consolidated financial statements were available to be issued.

F-45

PROSPECTUS

Zapata Quantum, Inc.

56,816,391 Shares of Common Stock

August 10, 2026